Form 10-K405, Exhibit 13
period 1996-12-31
TR FINANCIAL CORP
filed 1997-03-28
CIK 898447

                        T R Financial Corp. & Subsidiaries
                          SELECTED FINANCIAL HIGHLIGHTS

At or for the Year Ended December 31
--------------------------------------------------------------------------------
(Dollars in Thousands)                         1996        1995         1994
--------------------------------------------------------------------------------

Total assets                               $3,259,627   $2,904,623   $2,563,949

Loans receivable                            1,716,182    1,423,574    1,197,340

Total securities                            1,450,779    1,386,619    1,250,290

Total deposits                              2,343,513    2,038,341    1,696,359

Borrowed funds                                637,835      594,563      625,200

Net income                                     30,515       20,925       12,415

Stockholders' equity
  to total assets                                6.26%        6.87%        6.93%

Return on average
  stockholders' equity                          16.03%       10.65%        6.84%

                                    [PHOTO]

Total Deposits                Total Assets              Net Income
--------------                ------------              ----------
(Billions of dollars)         (Billions of dollars)     (Billions of dollars)

[BAR GRAPH]

[LOGO]  T R FINANCIAL
           CORP.

HOLDING COMPANY FOR
ROOSEVELT SAVINGS BANK

A Message to Our Stockholders

Our Company had the most profitable year since it opened for business in 1895. We look forward to sharing this historic news with each of you at our Annual Meeting on April 21, 1997, 9:30 a.m., at the Westbury Manor, Westbury, New York. Until we meet, we are pleased to summarize the Company's 1996 results.

The Company's Value to Stockholders

Stockholders benefited from record results in 1996. Four cash dividends were paid and earnings broke all Company records. A $1,000 investment at the Company's initial public offering on June 29, 1993 was worth $3,944 at year end 1996.

Cash Dividends Enhance Stockholder Value

Cash dividends are one declaration of the Company's commitment to enhancing stockholder value. Four cash dividends were paid to stockholders in 1996. Each quarterly dividend was higher than the previous quarter and was paid on common shares as follows: $0.14 - March 1, 1996, $0.16 - June 3, 1996, $0.18 -
September 3, 1996 and $0.20 - December 2, 1996. The Board was pleased to announce in January 1997 that it declared a cash dividend of $0.22 per common share payable on March 3, 1997. The Board of Directors will continue to review the dividend regularly and intends to maintain a quarterly dividend in the future consistent with the Company's earnings performance.

Summary of Operating Results, Capital and Asset Quality

Net income for the year ending December 31, 1996 rose 45.8% over the prior year to $30.5 million, representing earnings of $3.44 per share. Stockholders' equity in T R Financial Corp. was $204 million at December 31, 1996, representing 6.26% of total assets and a book value of $25.01 per share.

     At December 31, 1996, leverage and risk-based capital ratios of Roosevelt Savings Bank were 6.07% and 16.86%, respectively. The Bank's capital ratios are well in excess of the Federal Deposit Insurance Corporation capital requirements of at least 4% for the leverage ratio and 8% for the risk-based measure and qualify the Bank to be designated as a well-capitalized institution by regulatory agencies.

     Non-performing assets decreased 37.1% from December 31, 1995 to $15.9 million, or 0.49% of total assets, at December 31, 1996. Non-performing loans decreased to $12.6 million, or 0.74% of total loans, at December 31, 1996, a decrease of $6.1 million from December 31, 1995.

     We continue to reserve for possible loan losses because of uncertainty in the future economic environment and a growing loan portfolio. At December 31, 1996, the allowance for possible loan losses was $14.4 million, or 113.8% of non-performing loans.

Managing the Company

Management's approach to operating the Company will continue to be focused on the achievement of long-term value for stockholders. We will continue to manage the Company with a conservative investment strategy to achieve consistently solid earnings performance and maintain financial strength. Capital will be managed to enable the Company to enhance stockholder value.

Community Reinvestment

The Company's business plan calls for it to focus on providing financial services to the communities it serves in the greater New York metropolitan area. Management is continually evaluating other communities that would benefit from our services. The deciding factor to expand into other areas is profitability and the opportunity to enhance stockholder value.

     We have been diligent in our efforts to make financial services available to community residents in our lending areas and have been recognized for our efforts especially in the area of providing financing for homeownership. During 1996, business and political leaders complimented our Company for its role in making the American dream of homeownership a reality for many people.
The Company has received numerous accolades from business, political and community leaders acknowledging the homeownership and community reinvestment and development initiatives of the Company. These include letters of appreciation from The White House and The State of New York.

     "I am delighted to commend you for your many years of dedicated service to your community. America's strength as a nation has always depended on citizens who have been willing to commit themselves to working for the well-being of others."

     Bill Clinton, President, United States of America, October 1996.

"Let me take this opportunity to congratulate you for your leadership in helping to make homeownership a reality for an increasing number of low and moderate income families... You have established a commendable model which other institutions may follow."

George E. Pataki, Governor, New York State, November 1996.

          Other organizations that have paid tribute to the Company for its partnership programs include: Department of Housing and Urban Development, Federal Deposit Insurance Corporation, East New York Urban Youth Corps., Public School 191, Queens, New York, Neighborhood Housing Services of New York City, Neighborhood Housing Services of Bedford-Stuyvesant, Federal Housing Finance Board, Federal Home Loan Bank of New York and America's Community Bankers, Washington, D.C.

     Our Personal Message to Officers and Staff

     We want to thank everyone at T R Financial for their personal commitment that has enabled the Company to achieve great success. On a professional level all of you have contributed to the record earnings in 1996, which enhanced stockholder value.

          Your professional contribution is only one aspect of your personal commitment that benefits our communities. There are many people throughout the Company who volunteer their time, effort and knowledge to improving the quality of life for other human beings in the communities we serve. The Company's Good Neighbor Award program was developed to recognize acts of human kindness that benefit our communities. This past year, five individuals from the Company received awards for: saving lives when a neighbor's home burned to the ground; teaching home construction skills to inner city homeowners; twenty-five years of work with the United Cerebral Palsy Association; work with hospitals and children's homes; and developing spiritual growth of individuals in local communities.

     Our Personal Message to Stockholders

     Thank you for your continued confidence in our Board of Directors and management team. Many of you have been stockholders since the initial public offering. Your ongoing ownership encourages us to continue to manage the Company as we have done in the past, with the primary focus on enhancing stockholder value.

     /s/ A. Gordon Nutt                              /s/ John M. Tsimbinos

     A. Gordon Nutt                                  John M. Tsimbinos
     President & Chief Administrative Officer        Chairman of the Board &
                                                     Chief Executive Officer

[LOGO]  T R FINANCIAL
           CORP.

HOLDING COMPANY FOR
ROOSEVELT SAVINGS BANK

TABLE OF CONTENTS

Selected Consolidated Financial and Other Data ..............................  6

Glossary of Financial Terms .................................................  8

Management's Discussion and Analysis ........................................ 10

Consolidated Statements of Financial Condition .............................. 25

Consolidated Statements of Income ........................................... 26

Consolidated Statements of Changes in Stockholders' Equity................... 27

Consolidated Statements of Cash Flows........................................ 28

Notes to Consolidated Financial Statements .................................. 30

Independent Auditors' Report ................................................ 52

Directors and Officers ...................................................... 53

Stockholder Information ..................................................... 54

                        T R Financial Corp. & Subsidiaries
                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

====================================================================================================================================
                                                                                          At December 31,
                                                             -----------------------------------------------------------------------
(in thousands)                                                      1996          1995           1994            1993          1992
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL
CONDITION DATA
Total assets                                                  $3,259,627     $2,904,623     $2,563,949     $2,007,234     $1,605,493
Loans receivable                                               1,716,182      1,423,574      1,197,340      1,072,584        948,403
Allowance for possible loan losses                                14,370         13,267         12,045         13,760         11,145
Securities available for sale:
   Bonds and equities                                            337,446        304,154        271,979        297,237        197,448
   Mortgage-backed securities                                    104,401        226,842        150,551        137,214           --
Securities held to maturity/for investment, net:
   Bonds and equities                                             53,632         98,792        322,800        210,233        229,650
   Mortgage-backed securities                                    955,300        756,831        504,960        159,674         83,186
Other real estate owned, net                                       3,264          6,547          6,535          7,077         14,777
Due to depositors                                              2,343,513      2,038,341      1,696,359      1,217,745      1,277,092
Borrowed funds                                                   637,835        594,563        625,200        545,200        194,250
Stockholders' equity                                             204,038        199,684        177,767        184,738         94,324

====================================================================================================================================
                                                                                          For the Year Ended December 31,
                                                             -----------------------------------------------------------------------
(in thousands, except per share data)                              1996          1995           1994            1993          1992
------------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA
Interest income                                                 $218,404      $194,690      $148,073       $119,404       $117,953
Interest expense                                                 137,170       124,305        88,321         68,148         70,613
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                            81,234        70,385        59,752         51,256         47,340
Provision for possible loan losses                                 1,400         3,050         2,250          6,100          8,050
Non-interest income:
   Loan fees and other charges, net
      and other income                                             8,406         7,621         6,596          8,514          7,595
   Net gain on securities activities and sales of
      whole loans                                                  7,513         5,464           592          4,589          2,386
Non-interest expense                                              43,063        42,685        42,019         38,155         31,242
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes,
   extraordinary charges and net cumulative
   effect of changes in accounting principles                     52,690        37,735        22,671         20,104         18,029
Provision for income tax                                          22,175        16,810        10,256          8,646          9,010
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charges and
   net cumulative effect of changes in
   accounting principles                                          30,515        20,925        12,415         11,458          9,019
Extraordinary charges from prepayments of
   FHLB advances, net of taxes                                      --            --            --           (2,287)          --
Net cumulative effect of changes in accounting
   principles                                                       --            --            --              500           --
------------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                   $ 30,515      $ 20,925      $ 12,415      $   9,671       $  9,019
====================================================================================================================================
   Earnings Per Share(1)                                        $   3.44      $   2.20      $   1.24      $    0.46            N/A
====================================================================================================================================

(notes on next page)

                        T R Financial Corp. & Subsidiaries
                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

====================================================================================================================================
                                                                               At or For the Year Ended December 31,
                                                                 -------------------------------------------------------------------
                                                                       1996       1995         1994        1993        1992
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS
     Performance Ratios:
     Return on average assets                                          1.00%       0.76%       0.55%       0.54%       0.59%
     Return on average stockholders' equity                           16.03%      10.65%       6.84%       6.85%      10.32%
     Average stockholders' equity to average assets                    6.24%       7.14%       8.05%       7.89%       5.67%
     Stockholders' equity to total assets                              6.26%       6.87%       6.93%       9.20%       5.88%
     Interest rate spread                                              2.34%       2.24%       2.31%       2.54%       2.80%
     Net interest margin                                               2.72%       2.64%       2.73%       2.97%       3.18%
     Efficiency ratio(2)                                              48.04%      54.72%      63.33%      63.84%      56.87%
     Non-interest expense to average assets                            1.41%       1.55%       1.86%       2.13%       2.03%
     Net interest income to non-interest expense                       1.89x       1.65x       1.42x       1.34x       1.52x
     Average earning assets to average interest-
       bearing liabilities                                             1.08x       1.08x       1.10x       1.11x       1.08x

ASSET QUALITY RATIOS
     Non-performing loans to total loans(3)(4)                         0.74%       1.31%       3.01%       3.49%       4.00%
     Non-performing assets to total assets(4)                          0.49%       0.87%       1.67%       2.24%       3.31%
     Net charge-offs to average loans(3)                               0.02%       0.14%       0.34%       0.35%       0.46%
     Allowance for possible loan losses to total loans(3)              0.84%       0.93%       1.01%       1.28%       1.18%
     Allowance for possible loan losses to
       non-performing loans(3)(4)                                    113.79%      70.94%      33.46%      36.72%      29.36%

REGULATORY CAPITAL RATIOS(5)
     Leverage capital ratio                                            6.43%       6.75%       7.60%       9.23%       6.00%
     Total risk-based capital ratio                                   17.86%      18.20%      18.77%      19.74%      12.14%


(1) 1993 earnings per share data is presented only for the period subsequent to the conversion on June 29, 1993. Because the 1993 extraordinary charges and accounting changes occurred prior to June 29, 1993 the earnings per share data presented exclude the effects of these items.
(2) The efficiency ratio measures non-interest expense as a percentage of the sum of net interest income and non-interest income, excluding net gains on asset sales.
(3) Reflects the effects of reclassifying in-substance foreclosed loans from other real estate owned to mortgage loans on real estate in the amount of $5,069,000 as of December 31, 1992.
(4) Non-performing loans excludes loans which have been restructured and are accruing and performing in accordance with the restructured terms. Restructured, accruing loans totaled $5,297,000, $6,391,000, $6,251,000,
    $4,813,000 and $14,405,000 at December 31, 1996, 1995, 1994, 1993 and 1992,
    respectively.
(5) The Bank's leverage capital ratio and total risk-based capital ratio was 6.07% and 16.86%, respectively, at December 31, 1996, 6.27% and 16.93%, respectively, at December 31, 1995, 6.68% and 16.49%, respectively, at December 31, 1994, and 7.67% and 16.38%, respectively, at December 31, 1993. The ratios at December 31, 1992 are for the Bank only. See "Liquidity and Capital Resources Regulatory Capital Position" for additional information regarding Bank capital levels.

                       T R Financial Corp. & Subsidiaries

                          GLOSSARY OF FINANCIAL TERMS

Allowance for Possible Loan Losses

A balance sheet account which is an estimation of possible loan losses. The provision for possible loan losses is added to the allowance account while charge-offs decrease the account. Recoveries on loans previously charged off increase the allowance.

Basis Point

The smallest measure used in quoting interest rate yields. One basis point is 0.01% of yield. Thus a yield that moves from 7.00% to 7.50% moves up 50 basis points.

Book Value Per Share

Total stockholders' equity divided by number of shares of common stock outstanding. Common stock outstanding, for financial reporting purposes, excludes stock held in treasury and may also exclude unallocated shares of common stock held by a company's employee stock ownership plan.

Charge-Offs

Portions of loan balances or escrow advances written off against the allowance for possible loan losses, rather than charged to current earnings, once a loan is deemed to be uncollectible.

Core Deposits

Deposits that are traditionally stable, generally consisting of savings accounts, NOW accounts and non-interest-bearing demand accounts.

Cost of Funds

The interest cost associated with interest-bearing liabilities. A cost of funds ratio represents the ratio of interest expense to average interest-bearing liabilities for the period.

Earning Assets

Interest- or dividend-bearing assets, including loans and securities.

Earnings Per share

Net income divided by weighted average shares of common stock outstanding and dilutive common stock equivalents, for example stock options. Common stock outstanding is reduced by stock held in treasury and the unallocated shares of common stock held by a company's employee stock ownership plan.

Efficiency Ratio

A ratio of non-interest expense as a percentage of the sum of net interest income and non-interest income, excluding net gains on asset sales.

Employee Stock Ownership Plan (ESOP)

A type of tax-qualified retirement plan for employees that maintains individual accounts on behalf of each plan participant and annually credits individual accounts with contributions which are invested in company common stock.

Federal Funds

Generally one-day loans of excess reserves from one bank to another. When a bank buys (borrows) federal funds, these funds are called "federal funds purchased." When it sells (lends) them, they are called "federal funds sold."

Foreclosed Assets

Property acquired because the borrower defaulted on the loan.

Interest Rate Sensitivity Gap

Interest rate sensitivity gap is the difference between the estimated amount of earning assets maturing or repricing within a specific time period and the estimated amount of interest-bearing liabilities maturing or repricing within that time period.

Leverage Ratio

A ratio of equity to assets, and defined as period-end Tier 1 capital less goodwill as a percentage of average assets for the most recent quarter.

Liquidity

The ability of current assets to meet current liabilities when due. The degree of liquidity of an asset is the period of time anticipated to elapse until the asset is realized or is otherwise converted into cash. A liquid bank has less risk of being unable to meet debt than an illiquid one. Also, a liquid bank generally has more financial flexibility to take on new investment opportunities.

Mortgage Servicing Rights

The rights to service mortgage loans. Rights to service mortgage loans are acquired through loan origination activities or may be purchased. Mortgage banking enterprises may purchase and sell mortgage servicing rights.

Net Interest Income

The difference between interest and dividend income on earning assets and interest expense on interest-bearing liabilities

Net Interest Margin

Net interest income as a percentage of average earning assets for the period.

Net Interest Spread

The difference between the yield on earning assets and the cost of funds ratio.

Non-Performing Assets

Non-performing loans and securities plus foreclosed assets.

Non-Performing Loans

Loans upon which interest income is not currently recognized because of the borrower's financial problems (non-accrual loans) and loans which are 90 days or more delinquent and still accruing interest.

Other Real Estate Owned

Real estate which a bank takes or to which it assumes title in order to sell the property as a result of a loan default.

Provision For Possible Loan Losses

A charge against current period earnings which reflects an estimation of possible loan losses.

Return on Assets

Net income as a percentage of average total assets for the period. The return on assets measures profitability in terms of how efficiently assets are being utilized.

Return on Equity

Net income as a percentage of average total equity. The return on equity measures profitability in terms of how efficiently equity or capital is being invested.

Risk-Based Capital

The amount of capital (Tier 1 plus Tier 2 capital) required by federal regulatory standards, based on a risk-weighting of assets. For example, more capital is required for an unsecured loan than for investments in U.S. Government Treasury securities. The required minimum ratio of capital to risk-weighted assets is 8%.

Securities Sold Under Agreements To Repurchase

Refers to a transaction that is accounted for as a collateralized borrowing in which a seller-borrower of securities sells those securities to a buyer-lender with an agreement to repurchase them at a stated price plus interest at a specified date or in specified circumstances.

Stock Option

Right to purchase or sell a stock at a specified price within a stated period.

Tier 1 Capital

Common stockholders' equity (excluding any net of tax adjustment for net unrealized appreciation/depreciation in certain securities), qualifying non-cumulative perpetual preferred stock and minority interest in equity accounts of consolidated subsidiaries, less any unrealized net loss in marketable equity securities, goodwill and other disallowed intangibles.

Tier 2 Capital

The allowance for possible loan losses (limited to a certain percentage of risk-weighted assets), perpetual and long-term preferred stock, hybrid capital instruments (including perpetual debt and mandatory convertible securities) and subordinated debt and intermediate-term preferred stock
(subject to certain limitations).

                        T R Financial Corp. & Subsidiaries
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

T R Financial Corp. ("T R Financial") was formed on February 12, 1993 in anticipation of the conversion of Roosevelt Savings Bank (the "Bank") from a New York State chartered mutual savings bank to a New York State chartered stock savings bank. On June 29, 1993, the Bank completed its conversion and T R Financial sold, in its initial public offering, 11,362,000 shares of common stock at $9.00 per share. Prior to this offering T R Financial had no assets, liabilities or operations.

   While the following discussion of financial condition and results of operations includes the collective results of T R Financial and the Bank (collectively the "Company"), this discussion reflects principally the Bank's activities.

   The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest and dividend income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on its deposits and borrowings. The Company's operating expenses principally consist of employee compensation, occupancy, marketing and other real estate owned expenses and other operating expenses. The Company's results of operations are also significantly affected by its periodic provisions for possible loan losses, by write-downs of assets and net gains and losses on sales of assets. Such results are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

   The Company and the Bank exceeded their regulatory capital requirements at December 31, 1996.

Management Strategy

Management's strategy has been to prudently leverage its strong capital position through asset growth, to increase profitability and to manage its exposure to fluctuations in interest rates. To accomplish these strategies, the Bank
(1) emphasized the origination of one- to four-family residential, including co-op, fixed rate mortgages, as well as adjustable rate mortgage ("ARM") products; (2) emphasized, as an alternative to the origination of loans, the purchase of U.S. government agency mortgage-backed securities; (3) further developed its retail banking franchise by attracting deposits which are competitively priced and are cost effective as a funding source; (4) emphasized productivity and cost efficiency in the conduct of its operations; and (5) managed its interest rate risk to appropriately position the Bank in changing interest rate environments.

Emphasizing Home Lending - The Bank experienced an increase in overall real estate lending activity during 1996 with the success of correspondent loan programs with area mortgage brokers and mortgage bankers which were commenced during 1995 and with a favorable and relatively stable interest rate environment prevailing during 1996. In addition, the Bank continues to originate commercial real estate loans on a selective basis. For the year ended December 31, 1996, 41.9% of the Bank's interest income was derived from one- to four-family residential loans, including loans secured by shares representing co-operative units ("co-op loans") as compared to 37.2% in 1995. These residential loans have outstanding balances amounting to $1.36 billion, or 79.3% of total loans, at December 31, 1996 and are generally considered to involve less risk than other types of loans. The remaining $354.5 million, or 20.7% of total loans, at December 31, 1996 consisted of $208.7 million of commercial real estate loans, $109.2 million of other loans, $24.3 million of multi-family loans and $12.3 million of construction and land development loans. Although these other types of loans generally have higher yields than one- to four-family residential mortgage loans, and shorter terms to maturity, which generally improve the Bank's interest rate sensitivity, they are generally viewed as exposing a lender to a greater risk of credit loss than one-to four-family residential mortgage loans and, except

Loan Portfolio Composition
--------------------------

[PIE CHART]
for other loans, typically involve higher loan principal amounts.

   The Bank's ratio of non-performing loans to total loans was 0.74% and 1.31% at December 31, 1996 and 1995, respectively. The decrease in this ratio is attributable to the Company's overall loan growth and its decrease in non-performing loans which is attributable to continued improvements in the local economy and the continued stabilization of real estate market values in the New York metropolitan region, which includes the Bank's primary lending area. The ratio of the allowance for possible loan losses to total loans was 0.84% as of December 31, 1996 as compared to 0.93% as of December 31, 1995. A weakness or deterioration in the economic conditions of the Bank's primary lending area in the future may result in the Bank experiencing increases in non-performing loans and non-performing assets. Such increases would likely result in higher provisions for possible loan losses and reduced levels of earning assets, which would lower the level of net interest income and possibly result in higher levels of other real estate owned expense.

Emphasizing Mortgage-Backed Securities - Consistent with management's strategy of asset growth, the Bank has continued its emphasis on the purchase of U.S. government agency mortgage-backed securities. For the year ended December 31, 1996, the Bank purchased $350.9 million of fixed rate mortgage-backed securities which were issued by either the Government National Mortgage Association ("GNMA"), Federal Home Loan Mortgage Corporation ("FHLMC"), or Federal National Mortgage Association ("FNMA").

Total Mortgage-Backed Securities
--------------------------------
(Billions of dollars)

[BAR CHART]

   At December 31, 1996, mortgage-backed securities held to maturity had an amortized cost of $955.3 million (estimated fair value of $964.0 million) and a weighted average yield and weighted average life of 7.84% and 6.07 years, respectively. At December 31, 1996, mortgage-backed securities available for sale had an amortized cost of $103.4 million (estimated fair value of $104.4 million) and a weighted average yield and weighted average life of 7.75% and
5.24 years, respectively. See "Interest Rate Sensitivity" for a discussion of the potential impact of changes in interest rates on mortgage-backed securities and other interest-earning assets.

Enhancing the Retail Banking Franchise - During 1996 the Bank placed major emphasis on marketing deposit products to attract a cost effective mix of funding sources to complement its existing core deposit relationships. In this regard, management has emphasized offering an array of deposit products to meet the varying needs and preferences of its customers at rates and maturities which are both competitive and cost effective. For the year ended December 31, 1996, due to depositors increased $305.2 million to $2.3 billion and, as a result, the Bank's average deposits per branch increased from $135.9 million at December 31, 1995 to $156.2 million at December 31, 1996.

   At December 31, 1996, the Bank had core deposits of $651.5 million as compared to $624.5 million at December 31, 1995. Core deposits as a percentage of total deposits decreased during 1996 from 30.6% at December 31, 1995 to 27.8% at December 31, 1996 due primarily to the $268.1 million increase in certificates of deposit to $1.61 billion. While not considered core deposits, the Bank offers certificates of deposit with three to ten year maturities, which management views as a stable source of funding. At December 31, 1996, the Bank had $68.9 million of certificates of deposit with remaining terms to maturity of more than three years. Additionally, although not considered to be a core deposit, the Bank offers money market accounts which it believes also provide the Bank with relatively stable lower cost deposits. At December 31, 1996 and 1995, the Bank's money market account balances were $77.2 million and $67.2 million, respectively, at a weighted average interest rate of 2.21% and 3.19%, respectively. The Bank has not used brokered deposits as a source of funds.

   During 1996, the Bank also utilized longer-term Federal Home Loan Bank of New York ("FHLB") advances to provide a stable source of additional funds at a fixed cost to the Bank. At December 31, 1996 and 1995, the Bank had $535.8 million and $575.6 million, respectively, of FHLB advances with weighted average interest rates of 5.78% and 5.74% for 1996 and 1995, respectively, and weighted average number of years to maturity of 2.28 and 2.96 years, respectively.

Productivity and Cost Efficiency - The Company's efficiency ratio and ratio of non-interest expense to average assets are two measures used by the Company to assess its productivity and cost efficiency. For the years ended December 31, 1996, 1995 and 1994, the Company's efficiency ratio was 48.04%, 54.72% and 63.33%, respectively. The ratio of non-interest expense to average assets was 1.41% for the year ended December 31, 1996 as compared to 1.55% and 1.86% for the years ended December 31, 1995 and 1994, respectively. The Company's ratio of 1.41% compares favorably to its peer group average of 2.36%, as of September 30, 1996, the date of the latest available report by the Federal Deposit Insurance Corporation ("FDIC"). The Company's improved efficiency ratios reflect the ongoing evaluation and monitoring of expenses, the lowering of FDIC assessments and the efficiencies resulting from the growth in assets and income and the expansion of the retail banking franchise.

Efficiency Ratio
----------------

[BAR CHART]

Managing Interest Rate Risk - The Company's interest bearing liabilities generally adjust more rapidly in a rising interest rate environment than its interest earning assets (See "Interest Rate Sensitivity"). As a result, the Company seeks to reduce its exposure to interest rate risk by increasing the interest rate sensitivity of its assets. The Company manages the interest rate sensitivity of its assets through the origination and purchase of adjustable rate mortgage loans and, to a lesser extent, the purchase of fixed rate mortgage-backed securities with intermediate-term estimated weighted average remaining lives. At December 31, 1996, the Company's adjustable rate mortgage loans comprised 45.9% of total mortgage loans on real estate. At December 31, 1996, the Company's mortgage-backed securities classified held to maturity had an estimated weighted average remaining life of 6.07 years while such securities classified available for sale had an estimated weighted average remaining life of 5.24 years.

   In its securities portfolio, the Company has emphasized maintaining adequate liquidity by classifying certain securities as available for sale and by maintaining a mix of short-term and intermediate-term maturities. Management also believes that its policy of enhancing the Company's retail banking franchise, which provides a lower cost core deposit base, also limits interest rate risk as these deposits are considered by management to have relatively low volatility. Interest rate risk can also be managed through certain off-balance sheet derivative financial instruments such as futures, forward, interest rate swap or options contracts. Management has not engaged in such derivative financial instruments in the management of its interest rate risk.

   The Company uses earning simulations, as well as gap analysis, to analyze and project future interest rate risk. Computer generated scenarios are based on various assumptions, including expected changes in the level of interest rates and the shape of the yield curve, pricing strategies, growth, and volume and mix alternatives for various funding and investment strategies. The Company monitors its exposure to interest rate risk in accordance with Board approved guidelines. The specific results of interest rate simulation modeling are reviewed at least annually with the Board of Directors.

Interest Rate Sensitivity

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of earning assets maturing or repricing within the same period.

   As a result of the Company's one-year negative gap position at December 31, 1996 of 18.47%, the yield on earning assets of the Company will adjust to changes in interest rates at a slower rate than the cost of the Company's interest-bearing liabilities. As a consequence, any significant increase in interest rates may have an adverse effect on the Company's results of operations. Conversely, any significant decline in interest rates may have a positive impact on the Company's results of operations as the cost of the Company's interest-bearing liabilities will tend to reprice downward at a faster rate than the Company's earning assets. Increases in the level of interest rates also may adversely affect the value of the Company's debt securities and other earning assets and the ability to sell such assets without realizing losses. Generally, the value of fixed rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the carrying value of interest-earning assets which could adversely affect the Company's results of operations if sold, or in the case of interest-earning assets classified as available for sale, the Company's equity if retained.

   Increases in interest rates may also affect decisions by the Company to retain certain securities, such as mortgage-backed securities, in available for sale or to transfer such securities to held to maturity. While such transfers would reduce the volatility that fluctuations in market values would have on stockholders' equity under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Investments in Certain Debt and Equity Securities," it would also reduce the ability of these securities to reprice through sales and purchases of securities at the then current market rates. Reducing the repricing ability of these securities could adversely affect the Company's results of operations in view of the Company's negative gap position. However, such transfers would also reduce the likelihood of significant losses from the sales of such securities. Increases in interest rates can also affect the type (fixed or adjustable rate) and amount of loans originated by the Company and the average life of loans and securities, which can adversely impact the yields earned on the Company's loan and securities portfolios. The Company transferred on March 31, 1995 certain mortgage-backed and mortgage related securities from available for sale to held to maturity. On December 15, 1995, in connection with a one time opportunity permitted by the Financial Accounting Standards Board ("FASB") and regulatory agencies, the Bank reassessed all security classifications made under SFAS No. 115 and transferred certain securities from held to maturity to available for sale. See Note 3 to Notes to Consolidated Financial Statements.

   Certain shortcomings are inherent in the method of analysis presented in the following "gap" table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

   Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the "gap" table. For example, as interest rates decrease, borrowers may be inclined to refinance their debt to take advantage of lower interest rates and to lock in such rates with fixed rate loans. Finally, the ability of many borrowers to make payments on their adjustable rate debt may decrease in the event of an interest rate increase.

   The following table sets forth the amounts of earning assets and interest-bearing liabilities outstanding at December 31, 1996 that are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Prepayment assumptions have been applied in estimating the repricing of the Company's mortgage loans and mortgage-backed securities classified as held to maturity. The estimated rates of prepayment assumed for loans and mortgage-backed securities are based upon coupon rates. The Company utilized historical deposit withdrawal patterns of the Bank for its deposit decay rate assumptions. For passbook accounts, NOW accounts and money market accounts in the one year or less category, such rates for the Bank were 12%, 12% and 22%, respectively. In addition, the Company's securities held in the available for sale portfolio are assumed to reprice in one year or less. The assumptions used may not be indicative of future withdrawals of deposits or prepayments of loans and mortgage-backed securities.

====================================================================================================================================
                                                                                              More Than
                                                             Due in One         One To        Five Years    More Than
(Dollars in thousands)                                      Year or Less      Five Years     To Ten Years   Ten Years     Total
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Mortgage loans(1)                                           $   267,262      $   802,834      $ 437,937      $ 86,946     $1,594,979
Other loans(1)                                                   60,208           45,630          3,245          --          109,083
Securities held to maturity                                     130,068          316,843        293,685       268,336      1,008,932
Securities available for sale(4)                                441,847             --             --            --          441,847
------------------------------------------------------------------------------------------------------------------------------------
   Total earning assets                                         899,385        1,165,307        734,867       355,282      3,154,841
------------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Passbook accounts(2)                                             72,079          288,316        120,132       120,132        600,659
NOW accounts                                                        995            3,980          1,658         1,659          8,292
Money market accounts                                            16,990           30,119         15,446        14,674         77,229
Certificate of deposit accounts                               1,204,801          386,804         23,197          --        1,614,802
Borrowings                                                      206,735          405,150         25,950          --          637,835
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities(3)                      1,501,600        1,114,369        186,383       136,465      2,938,817
------------------------------------------------------------------------------------------------------------------------------------
   Interest rate sensitivity gap                            $  (602,215)     $    50,938      $ 548,484      $218,817     $  216,024
====================================================================================================================================
   Cumulative interest rate sensitivity gap                 $  (602,215)     $  (551,277)     $  (2,793)     $216,024
====================================================================================================================================
Cumulative rate sensitivity gap
   as a percentage of total assets                               -18.47%          -16.91%         -0.09%         6.63%
Cumulative earning assets as a
   percentage of interest-bearing liabilities                     59.90%           78.93%         99.90%       107.35%
------------------------------------------------------------------------------------------------------------------------------------

(1) For purposes of the gap analysis, mortgage and other loans are reduced for non-accrual loans.
(2) Includes mortgagors' escrow deposits.
(3) Does not include demand accounts, which are non-interest bearing, totalling $62.1 million at December 31, 1996.
(4) All securities classified available for sale are included in the column "Due in One Year or Less."

Analysis of Net Interest Income

Net interest income represents the difference between income on earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of earning assets and interest-bearing liabilities and the interest rates earned or paid on them. The following table sets forth certain information relating to the Company's average statements of financial condition and its statements of income for the years ended December 31, 1996, 1995 and 1994, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. Average balances and yields include non-accrual loans.

====================================================================================================================================
                                                                                 Year Ended December 31,
                                        --------------------------------------------------------------------------------------------
                                                           1996                                             1995
                                        --------------------------------------------------------------------------------------------
                                                                           Average                                         Average
                                           Average                          Yield/       Average                            Yield/
(Dollars in thousands)                     Balance       Interest           Cost         Balance         Interest            Cost
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Mortgage loans, net(1)                 $1,482,027       $111,683            7.54%     $1,222,184         $92,896           7.60%
  Other loans(1)                             85,833          6,941            8.09          57,107           4,847           8.49
  Mortgage-backed securities(2)           1,007,721         75,799            7.52         841,933          63,829           7.58
  Short-term securities(3)                    4,983            267            5.36           6,003             359           6.00
  Other securities(2)                       402,384         23,714            5.89         542,247          32,759           6.04
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                      2,982,948        218,404            7.32       2,669,474         194,690           7.29
Non-earning assets                           68,604                                         80,941
------------------------------------------------------------------------------------------------------------------------------------
Total assets                             $3,051,552                                     $2,750,415
====================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Deposits:
    Passbook accounts                    $  564,315        $15,571            2.76%     $  501,698         $13,241           2.64%
    NOW accounts                             25,172            724            2.88          57,829           1,891           3.27
    Money market accounts                    80,840          2,228            2.76          57,585           1,778           3.09
    Certificate of deposit accounts       1,478,403         83,738            5.66       1,244,198          73,118           5.88
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits         2,148,730        102,261            4.76       1,861,310          90,028           4.84
  Borrowings                                607,235         34,909            5.75         600,560          34,277           5.71
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      2,755,965        137,170            4.98       2,461,870         124,305           5.05
  Other liabilities(4)                      105,265                                         92,034
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                       2,861,230                                      2,553,904
  Stockholders' equity(5)                   190,322                                        196,511
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
  stockholders' equity                   $3,051,552                                     $2,750,415
====================================================================================================================================
  Net interest income/
    interest rate spread                 $   81,234                           2.34%     $   70,385                           2.24%
------------------------------------------------------------------------------------------------------------------------------------
  Net earning assets/
    net interest margin                  $  226,983                           2.72%     $  207,604                           2.64%
------------------------------------------------------------------------------------------------------------------------------------
  Ratio of earning assets
    to interest-bearing liabilities                                           1.08x                                          1.08x
------------------------------------------------------------------------------------------------------------------------------------


=====================================================================================
                                                   Year Ended December 31,
                                         --------------------------------------------
                                                          1994
                                         --------------------------------------------
                                                                           Average
                                             Average                        Yield/
                                             Balance        Interest        Cost
                                         --------------------------------------------
ASSETS
Earning assets:
  Mortgage loans, net(1)                    $1,117,318        $85,065           7.61%
  Other loans(1)                                35,824          3,169           8.85
  Mortgage-backed securities(2)                456,777         31,688           6.94
  Short-term securities(3)                       8,200            294           3.59
  Other securities(2)                          571,008         27,857           4.88
-------------------------------------------------------------------------------------
Total earning assets                         2,189,127        148,073           6.76
Non-earning assets                              73,154
-------------------------------------------------------------------------------------
Total assets                                $2,262,281
=====================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Deposits:
    Passbook accounts                       $  523,220        $11,291           2.16%
    NOW accounts                                33,934            700           2.06
    Money market accounts                       54,837          1,165           2.12
    Certificate of deposit accounts            740,159         39,591           5.35
-------------------------------------------------------------------------------------
  Total interest-bearing deposits            1,352,150         52,747           3.90
  Borrowings                                   632,469         35,574           5.62
-------------------------------------------------------------------------------------
  Total interest-bearing liabilities         1,984,619         88,321           4.45
  Other liabilities(4)                          88,937
-------------------------------------------------------------------------------------
  Total liabilities                          2,073,556
  Stockholders' equity(5)                      188,725
-------------------------------------------------------------------------------------
  Total liabilities and
  stockholders' equity                      $2,262,281
=====================================================================================
  Net interest income/
    interest rate spread                       $59,752                          2.31%
-------------------------------------------------------------------------------------
  Net earning assets/
    net interest margin                       $204,508                          2.73%
-------------------------------------------------------------------------------------
  Ratio of earning assets
    to interest-bearing liabilities                                             1.10x
-------------------------------------------------------------------------------------

(1) In computing the average balance of loans, non-accrual loans have been included.
(2) Includes securities available for sale, securities held to maturity, net and Federal Home Loan Bank stock at amortized cost.
(3) Includes commercial paper, bankers' acceptances, interest-earning deposits, money market instruments and federal funds sold.
(4) Includes $62.1 million, $58.6 million and $55.6 million of non-interest-bearing demand deposit accounts for the years 1996, 1995 and 1994, respectively.
(5) Excludes net unrealized (depreciation) appreciation in certain securities, net of tax.

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate),
(ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

====================================================================================================================================
                                   Year Ended December 31, 1996 Compared to      Year Ended December 31, 1995 Compared to
                                         Year Ended December 31, 1995                  Year Ended December 31, 1994
                                          Increase (Decrease) Due to                    Increase (Decrease) Due to
                                   -------------------------------------------------------------------------------------------------
(in thousands)                         Volume         Rate           Net        Volume         Rate           Net
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Mortgage loans, net                    $19,748       $ (961)      $18,787       $ 7,980        $ (149)      $ 7,831
Other loans                              2,439         (345)        2,094         1,884          (206)        1,678
Mortgage-backed securities              12,567         (597)       11,970        26,730         5,411        32,141
Short-term securities                      (61)         (31)          (92)          (79)          144            65
Other securities                        (8,448)        (597)       (9,045)       (1,404)        6,306         4,902
------------------------------------------------------------------------------------------------------------------------------------
  Total                                 26,245       (2,531)       23,714        35,111        11,506        46,617
------------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Deposits:
  Passbook accounts                      1,653          677         2,330          (465)        2,415         1,950
  NOW accounts                          (1,068)         (99)       (1,167)          492           699         1,191
  Money market accounts                    719         (269)          450            58           555           613
  Certificate of deposit accounts       13,771       (3,151)       10,620        26,966         6,561        33,527
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                          15,075       (2,842)       12,233        27,051        10,230        37,281
Borrowings                                 381          251           632        (1,793)          496        (1,297)
------------------------------------------------------------------------------------------------------------------------------------
  Total                                 15,456       (2,591)       12,865        25,258        10,726        35,984
------------------------------------------------------------------------------------------------------------------------------------
  Net change in net interest income    $10,789       $   60       $10,849       $ 9,853        $  780       $10,633
====================================================================================================================================

Financial Condition

Total assets increased $355.0 million, or 12.2%, to $3.26 billion at December 31, 1996 from $2.90 billion at December 31, 1995, primarily as a result of management's strategy to leverage its capital position through asset growth. This growth was funded primarily by attracting new deposits.

   Securities available for sale decreased $89.1 million, or 16.8%, to $441.8 million at December 31, 1996 from $531.0 million at December 31, 1995. Securities held to maturity, net increased $153.3 million, or 17.9%, to $1.01 billion at December 31, 1996 from $855.6 million at December 31, 1995. In total, for both securities available for sale and held to maturity, bonds and equities decreased $11.9 million, or 2.9%, to $391.1 million at December 31, 1996 as compared to $402.9 million at December 31, 1995, and mortgage-backed securities increased $76.0 million, or 7.7%, to $1.06 billion at December 31, 1996 as compared to $983.7 million at December 31, 1995. The mortgage-backed securities purchased in 1996 consisted entirely of fixed rate government agency backed securities and reflect management's strategy of supplementing loan originations with mortgage-backed security purchases to manage asset growth. Loans receivable, net of the allowance for possible loan losses, increased $291.5 million, or 20.7%, to $1.70 billion at December 31, 1996 from $1.41 billion at December 31, 1995. This increase reflects management's strategy of emphasizing home lending. Mortgage loans on real estate, net of deferred amounts increased $250.4 million during 1996, with originations and loan purchases aggregating $412.9 million for 1996. Other loans, net increased $42.2 million during 1996 with $37.1 million of the increase attributable to automobile leases. The Company purchases all of its automobile leases from a third party leasing company (the "Leasing Company"). In January 1997, the Leasing Company announced that it was being acquired by a commercial bank. Management believes that there will be no impact on the Company's recorded investment in automobile leases as a result of the sale of the Leasing Company, but future purchases of automobile leases from the Leasing Company may be reduced or curtailed.

   Total deposits increased $305.2 million, or 15.0%, to $2.34 billion at December 31, 1996 from $2.04 billion at December 31, 1995. This increase was primarily attributable to the successful marketing efforts for the Bank's competitively priced deposit products. Of the net deposit inflow experienced during 1996, $242.6 million, or 79.5%, of the net inflow was attributable to certificate of deposit accounts with maturities of one year or less. At December 31, 1996 the maturity distribution and weighted average contract interest rates of the Bank's time deposits were as follows: $1.20 billion, or 74.6%, of time deposits (5.6% contract rate) mature in one year or less; $235.4 million, or 14.6%, of time deposits (6.0% contract rate) mature in over one to two years; $105.7 million, or 6.6%, of time deposits (6.3% contract rate) mature in over two to three years; $45.7 million, or 2.8%, of time deposits (6.5% contract rate) mature in over three to five years; and $23.2 million, or 1.4%, of time deposits (6.7% contract rate) mature in over five years. Borrowed funds increased $43.2 million, or 7.3%, to $637.8 million at December 31, 1996 from $594.6 million at December 31, 1995. This increase in borrowings is attributable to a $28.0 million net increase in overnight line of credit ("OLOC") borrowings from the FHLB and an increase in securities sold under agreements to repurchase of $55.0 million and was partially offset by a $39.8 million decrease in FHLB term advances.

   Stockholders' equity amounted to $204.0 million at December 31, 1996, or 6.26% of total assets, as compared to $199.7 million at December 31, 1995, or 6.87% of total assets. At December 31, 1996, stockholders' equity includes net unrealized depreciation in certain securities, net of tax, of $1.5 million for securities falling under the provisions of SFAS No. 115. At December 31, 1995, stockholders' equity includes net unrealized appreciation in certain securities, net of tax, of $4.2 million. Within each category of securities, management routinely reviews the nature of any unrealized gains or losses and currently believes that the factors identified as being attributable to the gross unrealized losses in the Company's portfolios of securities are temporary. Changes in interest rates, however, also may affect decisions made by the Company to retain for an extended period of time or transfer certain securities from available for sale to held to maturity. See "Interest Rate Sensitivity."

   During 1996, the Company repurchased 782,000 shares of the Company's common stock at a total cost of $20.9 million. Stock repurchases represent treasury stock and are reflected in the Company's consolidated statements of financial condition as a reduction of stockholders' equity.

Non-Performing Assets
---------------------
(Millions of dollars)

[BAR CHART]

   Non-performing assets decreased $9.3 million to $15.9 million at December 31, 1996, from $25.2 million at December 31, 1995 due primarily to a $6.1 million reduction in non-performing loans from $18.7 million at December 31, 1995 to $12.6 million at December 31, 1996. The reduction in non-performing loans resulted from a $5.1 million reduction in non-accrual loans from $17.2 million at December 31, 1995 to $12.1 million at December 31, 1996, and a $1.0 million decrease in loans 90 days or more delinquent and still accruing interest from $1.5 million at December 31, 1995 to $0.5 million at December 31, 1996. The ratio of non-performing assets to total assets decreased to 0.49% at December 31, 1996 from 0.87% at December 31, 1995. The ratio of non-performing loans to total loans decreased to 0.74% at December 31, 1996 as compared to 1.31% at December 31, 1995. At December 31, 1996, assets identified as impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," amounted to $9.7 million, all of which is included in non-accrual loans. SFAS No. 114 was adopted by the Company on January 1, 1995.

Comparison of Operating Results for the Years
Ended December 31, 1996 and 1995

General - The Company's net income for the year ended December 31, 1996 increased by $9.6 million, or 45.8%, to $30.5 million from $20.9 million for the year ended December 31, 1995.

Interest Income - Interest income increased by $23.7 million, or 12.2%, from $194.7 million for 1995 to $218.4 million for 1996 due primarily to an increase in the average earning assets during the period, and an increase in the average yield on earning assets. Average earning assets increased $313.5 million to $2.98 billion for the year ended December 31, 1996 from $2.67 billion for 1995, reflecting the Company's strategy to leverage its capital position through asset growth. Of the increase in average earning assets, $259.8 million was attributable to growth in mortgage loans, $165.8 million was attributable to growth in mortgage-backed securities and $28.7 million was attributable to growth in other loans. These increases were partially offset by a $139.9 million decrease in the average balance of other securities. The average yield on earning assets increased to 7.32% for the year ended December 31, 1996 as compared to 7.29% for 1995. This was primarily due to increases in the average balances of mortgage loans, other loans and mortgage-backed securities which have yields above the average yield on earning assets.

   Interest income from mortgage loans, which accounted for 51.1% and 47.7% of total interest income in 1996 and 1995, respectively, increased by $18.8 million, or 20.2%, due to a $259.8 million, or 21.3%, increase in the average balance of mortgage loans which was slightly offset by a 6 basis point decrease in the average yield on mortgage loans from 7.60% for 1995 to 7.54% for 1996. Interest income on mortgage-backed securities, the average balance of which increased by $165.8 million, or 19.7%, from 1995 to 1996, totalled $75.8 million in 1996, an increase of $12.0 million, or 18.8%, from 1995, while the average yield decreased 6 basis points to 7.52% for 1996. Interest income from bonds, equities and other investments decreased $9.1 million, or 27.6%, from $33.1 million for 1995, to $24.0 million for 1996, primarily due to a decrease in the average yield on such securities of 15 basis points from 6.04% at December 31, 1995 to 5.89% at December 31, 1996.

   Interest income from other loans, including consumer loans, increased by $2.1 million from $4.8 million for 1995 to $6.9 million for 1996. This increase resulted primarily from a $28.7 million, or 50.3%, increase in the average balance of other loans which was partially offset by a 40 basis point decrease in the average yield on such loans.

Interest Expense - Interest expense for 1996 increased $12.9 million, or 10.3%, from $124.3 million for 1995 to $137.2 million for 1996 due primarily to a $294.1 million increase in average interest-bearing liabilities to $2.76 billion for 1996 from $2.46 billion during 1995, consistent with the Company's growth strategy, and partially offset by a 7 basis point decrease in the average rate paid on interest-bearing liabilities to 4.98% in 1996 from 5.05% in 1995. The decrease in the 1996 average rate paid on interest-bearing liabilities resulted primarily from a 22 basis point decrease in the average rate paid on certificate of deposit accounts. Despite the generally higher market interest rates prevailing during 1996, this 22 basis point decrease reflects a change in the mix of certificate of deposit account maturities into shorter-term lower rate products.

   Interest expense on passbook accounts increased $2.3 million, or 17.6%, primarily as a result of a 12 basis point increase in the average cost of such deposit accounts, and by a $62.6 million increase in the average balance of such deposits. Interest expense on NOW accounts decreased $1.2 million, or 61.7%, in 1996 as a result of a 39 basis point decrease in the average cost of such deposits and a $32.7 million, or 56.5%, decrease in the average balance of these deposits. Interest expense on money market accounts increased by $450 thousand, or 25.3%, in 1996 primarily as a result of an increase in the average balance of these deposits of $23.3 million, or 40.4%. The interest expense on certificate of deposit accounts increased $10.6 million, or 14.5%, in 1996 to $83.7 million, primarily due to a $234.2 million, or 18.8%, increase in the average balances of these deposits offset by a 22 basis point decrease in the average rate paid on such accounts to 5.66%.

   Interest expense on borrowed funds increased $632 thousand, or 1.8%, in 1996 to $34.9 million due to a $6.7 million, or 1.1%, increase in the average balance of borrowed funds, and a 4 basis point increase in the average rate paid on such funds to 5.75%. The increase in average balances in 1996 as compared to 1995 was attributable, in part, to additional borrowings during 1996 from securities sold under agreements to repurchase having an average balance of $7.4 million.

Net Interest Income - Net interest income for 1996 increased $10.8 million, or 15.4%, from $70.4 million for 1995 to $81.2 million for 1996. This increase is the result of the interest income earned on the higher level of earning assets that resulted from the Company's year to year growth exceeding the interest expense on the interest-bearing liabilities used to fund such growth. This increase in net interest income was also influenced by an increase in the average interest rate spread to 2.34% for the year ended December 31, 1996 as compared to 2.24% for the year ended December 31, 1995.

Net Interest Income
-------------------
(Millions of dollars)

[BAR CHART]

Provision for Possible Loan Losses - The provision for possible loan losses for 1996 decreased $1.7 million from $3.1 million for 1995 to $1.4 million for 1996. This decrease resulted from management's assessment of the loan portfolio, the level of the Bank's allowance for possible loan losses and its assessment of the local economy and market conditions. For the years ended December 31, 1996 and 1995, loan charge-offs, net of recoveries, aggregated $297 thousand and $1.8 million, respectively. At December 31, 1996 and 1995, the allowance for possible loan losses amounted to $14.4 million and $13.3 million, respectively, and the ratio of such allowance to non-performing loans was 113.79% at December 31, 1996 as compared to 70.94% at December 31, 1995.

Non-Interest Income - Non-interest income for 1996 increased $2.8 million to $15.9 million as compared to $13.1 million in 1995. This increase was primarily attributable to a $2.2 million increase in net gain on securities activities. Proceeds on sales of securities increased $26.6 million to $387.3 million in 1996 as compared to $360.7 million in 1995. Gain on sales of whole loans decreased $153 thousand to $2 thousand in 1996 as compared to $155 thousand in 1995. Loan fees and other charges, net, increased $298 thousand, or 5.2%. Other income increased $487 thousand, or 25.9%, due to a $1.1 million recapture of a previously established reserve for possible losses on the Bank's claims against Nationar. See Note 18 to the Company's Notes to Consolidated Financial Statements. This increase was partially offset by a $185 thousand decrease in gains and recoveries from the disposition of other real estate owned and a $38 thousand decrease in penalty interest on the early withdrawal of time deposits by customers.

Non-Interest Expense - Non-interest expense increased $378 thousand, or 0.9%, from $42.7 million for 1995 to $43.1 million for 1996, while the Company's ratio of non-interest expenses to average assets decreased from 1.55% for 1995 to 1.41% for 1996.

   Salaries and employee benefits expense increased $2.0 million, or 8.6%, from 1995 to 1996, due to higher levels of expenses incurred with certain stock-based compensation plans and salary increases and partially offset by lower costs associated with restricted stock plans which are now substantially vested. Occupancy and equipment expense increased $669 thousand to $5.0 million for 1996 as compared to $4.3 million in 1995 due primarily to a $319 thousand increase in depreciation due primarily to capital expenditures on technology and building renovation and increased facilities cost for buildings. Marketing expense decreased $86 thousand to $2.4 million in 1996 from $2.5 million in 1995 due to lower levels of marketing activities. Other real estate owned expense decreased $1.3 million to $1.0 million in 1996. FDIC assessment decreased $2.0 million to $2 thousand for 1996 due to a decrease in BIF assessment rates. For the year ended December 31, 1995, such rates were $0.23 per $100 of insured deposits for the Bank through June 1, 1995, at which time such rates decreased to $0.04 per $100 of insured deposits. For 1996, the BIF assessment rate for the Bank was reduced to zero per $100 of insured deposits plus a $2 thousand annual fee. Other operating expense increased $1.0 million to $9.1 million in 1996 as compared to $8.1 million in 1995 primarily as a result of higher costs associated with loan origination activities and higher computer processing charges.

Provision for Income Taxes - Provision for income taxes increased by $5.4 million from $16.8 million for 1995 to $22.2 million for 1996 due to the higher level of taxable income in 1996 as compared to 1995. As a percentage of income before provision for income taxes, however, the provision for income taxes decreased from 44.5% of pre-tax earnings in 1995 to 42.1% of pre-tax earnings in 1996. This decrease resulted from Federal and New York State legislative changes regarding tax bad debt reserves.

See Note 11 to the Company's Notes to Consolidated Financial Statements.

Comparison of Operating Results for the Years
Ended December 31, 1995 and 1994

General - The Company's net income for the year ended December 31, 1995 increased by $8.5 million, or 68.5%, to $20.9 million from $12.4 million for the year ended December 31, 1994.

Interest Income - Interest income increased by $46.6 million, or 31.5%, from $148.1 million for 1994 to $194.7 million for 1995 due primarily to an increase in the average earning assets during the period, and an increase in the average yield on earning assets. Average earning assets increased $480.3 million to $2.67 billion for the year ended December 31, 1995 from $2.19 billion for 1994, reflecting the Company's strategy to leverage its capital position through asset growth. Of the increase in average earning assets, 80.2% of the increase, or $385.2 million, was attributable to the growth in mortgage-backed securities. The average yield on earning assets increased to 7.29% for the year ended December 31, 1995 as compared to 6.76% for 1994. This was primarily due to the purchases of longer-term, higher yielding securities, particularly during the higher interest rate environment which prevailed in the latter part of 1994 and early 1995.

   Interest income from mortgage loans, which accounted for 47.7% and 57.4% of total interest income in 1995 and 1994, respectively, increased by $7.8 million, or 9.2%, due to a $104.9 million increase, or 9.4%, in the average balance of mortgage loans which was slightly offset by a 1 basis point decrease in the average yield on mortgage loans from 7.61% for 1994 to 7.60% for 1995. Interest income on mortgage-backed securities, the average balance of which increased by $385.2 million, or 84.3%, between 1994 and 1995, consistent with the Company's growth strategy, totalled $63.8 million in 1995, an increase of $32.1 million, or 101.4%, from 1994, while the average yield increased 64 basis points to 7.58% for 1995. Interest income from bonds, equities and other investments increased $5.0 million, or 17.6%, from $28.2 million for 1994, to $33.1 million for 1995, primarily due to an increase in the average yield on such securities of 118 basis points from 4.86% at December 31, 1994 to 6.04% at December 31, 1995. This increase in the average yield reflects this portfolio's ability to reprice more rapidly in a rising rate environment than the Company's other investments.

   Interest income from other loans, including consumer loans, increased by $1.7 million from $3.3 million for 1994 to $4.8 million for 1995. This increase resulted primarily from a $21.3 million, or 59.4%, increase in the average balance of other loans which was partially offset by a 36 basis point decrease in the average yield on such loans.

Interest Expense - Interest expense for 1995 increased $36.0 million, or 40.7%, from $88.3 million for 1994 to $124.3 million for 1995, due primarily to a $477.3 million increase in average interest-bearing liabilities to $2.46 billion for 1995 from $1.98 billion during 1994, consistent with the Company's growth strategy, and a 60 basis point increase in the average rate paid on interest-bearing liabilities to 5.05% during 1995 from 4.45% in 1994. The increase in the 1995 average rate paid on interest-bearing liabilities resulted primarily from the repricing and growth of certain deposit accounts during a period of rising interest rates.

   Interest expense on passbook accounts increased $2.0 million, or 17.3%, primarily as a result of a 48 basis point increase in the average cost of such deposit accounts, partially offset by a $21.5 million decrease in the average balance of such deposits. Interest expense on NOW accounts increased $1.2 million, or 170.1%, in 1995 as a result of a 121 basis point increase in the average cost of such deposits and a $23.9 million, or 70.4%, increase in the average balance of these deposits. Interest expense on money market accounts increased by $613 thousand, or 52.6%, in 1995 primarily as a result of a 97 basis point increase in the average rate paid on such accounts to 3.09%, and an increase in the average balance of these deposits of $2.7 million, or 5.0%. The interest expense on certificate of deposit accounts increased $33.5 million, or 84.7%, in 1995 to $73.1 million, primarily due to a $504.0 million, or 68.1%, increase in the average balances of these deposits and a 53 basis point increase in the average rate paid on such accounts to 5.88%.

   Interest expense on borrowed funds decreased $1.3 million, or 3.6%, in 1995 to $34.3 million due to a $31.9 million, or 5.0%, decrease in the average balance of borrowed funds, which was partially offset by a 9 basis point increase in the average rate paid on such funds to 5.71%. The reduction in average balances in 1995 as compared to 1994 was attributable, in part, to the repayment during 1995 of $50.3 million of FHLB advances at maturity and lower utilization of OLOC.

Net Interest Income - Net interest income before provision for possible loan losses for 1995 increased $10.6 million, or 17.8%, from $59.8 million for 1994 to $70.4 million for 1995. This increase is the result of the interest income earned on the higher level of earning assets that resulted from the Company's year to year growth exceeding the interest expense on the interest-bearing liabilities used to fund such growth. This increase in net interest income was partially offset by a reduction in the average interest rate spread to 2.24% for the year ended December 31, 1995 as compared to 2.31% for the year ended December 31, 1994. The Bank's strategy, including funding its asset growth with various deposit products which bear interest at rates which are generally above the Bank's average cost of funds, had the effect of narrowing the Company's net interest rate spread; however, this strategy resulted in an overall increase in net interest income.

Provision for Possible Loan Losses - The provision for possible loan losses for 1995 increased $800 thousand from $2.3 million for 1994 to $3.1 million for 1995. This increase resulted from management's assessment of the loan portfolio, the level of the Bank's allowance for possible loan losses and its assessment of the local economy and market conditions. Despite the decrease in non-performing loans at December 31, 1995 as compared to December 31, 1994, the provision for possible loan losses increased as a result of management's assessment of the continued weakness in the local economy and market conditions and the overall growth in the Bank's loan portfolio. For the years ended December 31, 1995 and 1994, loan charge-offs net of recoveries aggregated $1.8 million and $4.0 million, respectively. At December 31, 1995 and 1994, the allowance for possible loan losses amounted to $13.3 million and $12.0 million, respectively, and the ratio of such allowance to non-performing loans was 70.94% at December 31, 1995 as compared to 33.46% at December 31, 1994.

Non-Interest Income - Non-interest income for 1995 increased $5.9 million to $13.1 million as compared to $7.2 million in 1994. This increase was primarily attributable to a $4.8 million increase in net gain on securities activities. Sales of securities increased $97.1 million to $360.7 million in 1995 as compared to $263.6 million in 1994. In addition, the securities sold in 1995 had longer remaining terms to maturity as compared to those sold in 1994, thereby contributing to higher net gains. During 1995, the Company recorded losses of $599,000 relating to its investments in Nationar's common stock, preferred stock and subordinated capital debentures which partially offset the higher net gains on securities activities. See Note 19 to the Company's Notes to Consolidated Financial Statements. Gain on sales of whole loans increased $37 thousand to $155 thousand in 1995 as compared to $118 thousand in 1994. Loan fees and other charges, net, increased $21 thousand or 0.4%. Other income increased $1.0 million, or 114.2%, due to a $531 thousand increase in gains on the sale of other real estate owned, a $215 thousand increase in penalty interest on the early withdrawal of time deposits by customers and a $335 thousand refund of property taxes on Bank owned properties that were reassessed.

Non-Interest Expense - Non-interest expense increased $666 thousand, or 1.6%, from $42.0 million for 1994 to $42.7 million for 1995, while the Company's ratio of non-interest expenses to average assets decreased from 1.86% for 1994 to 1.55% for 1995.

   Salaries and employee benefits expense increased $1.4 million, or 6.2%, from 1994 to 1995, due to higher levels of expenses incurred with certain stock-based compensation plans and salary increases. Occupancy and equipment expense increased $324 thousand to $4.3 million for 1995 as compared to $4.0 million in 1994 due primarily to higher utility, depreciation and rental costs. While the Bank opened two new branch offices during 1995, the effect on such costs in 1995 was not material. Marketing expense decreased $458 thousand to $2.5 million in 1995 from $2.9 million in 1994 due to careful management of marketing activities. Other real estate owned expense decreased $8 thousand to $2.2 million in 1995. FDIC assessment decreased $998 thousand to $2.0 million for 1995 as compared to $3.0 million for 1994 due to a reduction in the assessment effective June 1, 1995 from $0.23 per

$100 of insured deposits to $0.04 per $100 of insured deposits. Other operating expense increased $428 thousand to $8.1 in 1995 as compared to $7.7 million in 1994 primarily as a result of a $660 thousand provision for possible loss recorded in 1995 relating to the Bank's claim to recover the frozen deposit balances at Nationar. See Note 19 to the Company's Notes to Consolidated Financial Statements.

Provision for Income Taxes - Provision for income taxes increased by $6.6 million from $10.3 million for 1994 to $16.8 million for 1995 due to the higher level of taxable income in 1995 as compared to 1994. See Note 11 to the Company's Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

General - Following the completion of the Bank's conversion and T R Financial's stock offering in June 1993, T R Financial's principal business was that of its subsidiary, the Bank. T R Financial invested 50% of the net proceeds from the stock offering in the Bank and initially invested the remaining proceeds in short-term securities, corporate debt obligations, money market investments and mortgage-backed securities. The Bank can pay dividends to T R Financial, to the extent such payments are permitted by law or regulation, which serves as an additional source of liquidity.

Dividend History
----------------
(per share)

[BAR CHART]

   T R Financial's liquidity is available to, among other things, support future expansion of operations or diversification into other banking related businesses, to pay dividends or repurchase its common stock. On April 16, 1996, T R Financial's Board of Directors authorized its sixth repurchase program covering the repurchase of up to 894,809 shares of T R Financial common stock. As of December 31, 1996, 217,000 of such shares had been repurchased.

   During 1996, T R Financial utilized $20.9 million of its liquidity to repurchase 782,000 shares of Common Stock, resulting in cumulative aggregate repurchases since T R Financial's stock offering of 2,784,369 shares at a total cost of $53.2 million.

   During 1996, T R Financial's Board of Directors declared and paid to stockholders four quarterly cash dividends aggregating $0.68 per share or $5.6 million. Dividends paid on unallocated shares of Common Stock held by the ESOP were used to reduce required Company contributions to the ESOP. On January 23, 1997, the Board of Directors of T R Financial declared a quarterly cash dividend of $0.22 per share to stockholders of record on February 14, 1997 which was paid on March 3, 1997.

   Restrictions on the amount of dividends T R Financial and the Bank may declare can affect T R Financial's liquidity and cash flow needs. Dividend payments by T R Financial must be within certain guidelines of the Federal Reserve Board which provide, among other things, that dividends generally should be paid only from current earnings. In addition, under Delaware law, T R Financial may only pay dividends from its capital surplus or, if no such surplus exists, from its net profits for the current and preceding year.

   The Bank's ability to pay dividends to T R Financial is also subject to certain restrictions. Under the New York State Banking Law, dividends may be declared and paid only out of the net profits of the Bank. The approval of the Superintendent of Banks of the State of New York (the "Superintendent") is required if the total of all dividends declared in any calendar year will exceed the net profits for that year plus the retained net profits of the preceding two years, less any required transfers. In addition, no dividends may be declared, credited or paid if the effect thereof would cause the Bank's capital to be reduced below the amount required by the Superintendent or the FDIC. During 1996, the Board of Directors of the Bank declared and paid five dividends totalling $22.0 million. On January 23, 1997, the Board of Directors of the Bank declared a cash dividend of $3.0 million. This dividend was paid to T R Financial on March 3, 1997.

   The Bank's primary sources of funds are deposits, FHLB borrowings, securities sold under agreements to repurchase and proceeds from principal and interest payments on loans, mortgage-backed securities and debt securities. Proceeds from the sale of securities available for sale and, to a lesser extent, loans are also sources of funding. While maturities and scheduled amortization of loans and investments are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

   The primary investing activities of the Company are the origination or purchase of mortgage loans and the purchase of securities, including mortgage-backed securities. During the years ended December 31, 1996, 1995 and 1994, the Bank originated or purchased real estate loans totalling $412.9 million, $352.5 million and $250.6 million, respectively. During those same periods, the Company purchased securities, including mortgage-backed securities, totalling $701.8 million, $759.4 million and $878.2 million, respectively.

   For the years ended December 31, 1996, 1995 and 1994, the Bank experienced net increases in deposits, including the effect of interest credited, of $305.2 million, $342.0 million and $478.6 million, respectively, due to the emphasis placed by management on enhancing the Bank's retail banking franchise. For the year ended December 31, 1996, the Bank received $759.5 million of proceeds from sales and maturities of securities and principal collections on real estate loans. For the years ended December 31, 1995 and 1994, such proceeds amounted to $743.8 million and $511.2 million, respectively.

   The Company's most liquid assets are cash and cash equivalents, short-term securities, securities available for sale and securities held to maturity due within one year. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1996, cash and cash equivalents, short-term securities, securities available for sale and securities held to maturity due in one year or less, totalled $495.1 million, or 15.2% of total assets.

   Liquidity management for the Company is both a daily and long-term component of the Company's management strategy. Excess funds are generally invested in short-term and intermediate-term securities. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of FHLB borrowings and through the use of securities sold under agreements to repurchase. In addition, the Bank may access funds, if necessary, through a $100 million OLOC and a $100 million one-month borrowing facility from the FHLB.

   At December 31, 1996, the Bank had outstanding loan commitments of $89.9 million and $15.9 million of outstanding commitments to fund unused lines of credit. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1996 totalled $1.20 billion. Based on its most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

Regulatory Capital Position - The Bank is subject to minimum regulatory capital requirements imposed by the FDIC which vary according to an institution's capital level and the composition of its assets. An insured institution is required to maintain core capital of not less than 3.0% of total assets plus an additional amount of at least 100 to 200 basis points ("leverage capital ratio"). An insured institution must also maintain a ratio of total capital to risk-based assets of 8.0%. Although the minimum leverage capital ratio is 3.0%, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") stipulates that an institution with less than a 4.0% leverage capital ratio is deemed to be an "undercapitalized" institution which results in the imposition of regulatory restrictions. The Bank's capital ratios qualify it to be deemed "well capitalized" under FDICIA. In addition, the Company's capital ratios exceed the minimum regulatory capital requirements imposed by the Federal Reserve Board, which are substantially similar to the requirements of the FDIC. See Note 13 to the Notes to the Consolidated Financial Statements for the Bank's and T R Financial's regulatory capital positions and ratios at December 31, 1996.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets. In December 1996, the FASB delayed the effective date of FASB No. 125 for transactions involving securities lending, repurchase agreements, dollar-rolls and similar transactions. See Note 17 to Notes to Consolidated Financial Statements.

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for any stock awards granted by the Company after December 15, 1994. SFAS No. 123 establishes a fair value based method rather than an intrinsic value based method to account for stock-based compensation arrangements. Based upon the status of the Company's current stock-based compensation plans, the Company does not expect SFAS No. 123 to have a significant effect on its financial statements. However, management expects to continue with the intrinsic value approach, as permitted, for future stock awards, if any. Use of the intrinsic value approach will require the Company to provide pro forma disclosure of the effect that the use of the fair value based method would have had on net income and earnings per share. See Note 17 to Notes to Consolidated Financial Statements for additional disclosure.

Market for Common Stock

The Board of Directors of T R Financial Corp. has declared quarterly cash dividends since its first declaration on October 25, 1994 of $0.05 per share. During 1996, the Board of Directors declared four quarterly cash dividends as shown in the table below. The Board will review the dividend regularly and hopes to maintain a regular quarterly dividend in the future, based upon the Company's earnings, financial condition and other factors. See "Liquidity and Capital Resources" and Note 12 to Notes to Consolidated Financial Statements for a discussion of restrictions on the Company's ability to pay dividends.

   As of February 26, 1997, there were 941 stockholders of record of the Company. The following table sets forth for each of the periods the high and low stock prices of T R Financial common stock as reported by the Nasdaq national market system under the symbol "ROSE," as well as dividends declared during such periods. Price information appears in major newspapers under the symbols
"T RFinlCp" or "T RFin."

================================================================================
                                            For the Quarter Ended
                                   ---------------------------------------------
                                   12/31/96     9/30/96     6/30/96    3/31/96
--------------------------------------------------------------------------------

High                               $36 1/8      $29 7/8     $28 1/8    $26 3/4
Low                                $28 3/4          $26     $24 3/4     23 1/4
--------------------------------------------------------------------------------
Dividends                            $0.20        $0.18       $0.16      $0.14
--------------------------------------------------------------------------------

                                   12/31/95     9/30/95     6/30/95    3/31/95
--------------------------------------------------------------------------------
High                               $27 1/2      $26 1/8     $19 7/8        $17
Low                                $22 1/4      $17 1/4         $15        $13
--------------------------------------------------------------------------------
Dividends                            $0.12        $0.10       $0.08      $0.07
================================================================================

                        T R Financial Corp. & Subsidiaries
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

============================================================================================================================
(in thousands, except share amounts)                                                   December 31, 1996   December 31, 1995
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                     $   18,128          $   21,204
Securities available for sale:
  Bonds and equities                                                                             337,446             304,154
  Mortgage-backed securities                                                                     104,401             226,842
----------------------------------------------------------------------------------------------------------------------------
Total securities available for sale                                                              441,847             530,996
----------------------------------------------------------------------------------------------------------------------------
Securities held to maturity, net (estimated fair value of $1,017,702 and $880,197 at December 31, 1996 and 1995, respectively):
    Bonds                                                                                         53,632              98,792
    Mortgage-backed securities                                                                   955,300             756,831
----------------------------------------------------------------------------------------------------------------------------
  Total securities held to maturity, net                                                       1,008,932             855,623
----------------------------------------------------------------------------------------------------------------------------
Loans receivable                                                                               1,716,182           1,423,574
Allowance for possible loan losses                                                               (14,370)            (13,267)
----------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net                                                                        1,701,812           1,410,307
----------------------------------------------------------------------------------------------------------------------------
Other real estate owned, net                                                                       3,264               6,547
Banking house and equipment, net                                                                  13,320              11,877
Accrued interest receivable                                                                       21,517              20,223
Federal Home Loan Bank stock, at cost                                                             33,390              33,603
Deferred tax asset, net                                                                            6,668               4,410
Other assets                                                                                      10,749               9,833
----------------------------------------------------------------------------------------------------------------------------
  Total Assets                                                                                $3,259,627          $2,904,623
============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Due to depositors                                                                             $2,343,513          $2,038,341
Borrowed funds                                                                                   637,835             594,563
Mortgagors' escrow deposits                                                                       19,585              16,852
Accounts payable and accrued expenses                                                             11,190              12,987
Official checks outstanding                                                                       24,251              25,102
Accrued taxes payable                                                                                 --               3,095
Other liabilities                                                                                 19,215              13,999
----------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                                                                            3,055,589           2,704,939
----------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                         --                  --
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued;                          --                  --
  Common stock, $.01 par value, 30,000,000 shares authorized; 11,362,000 shares issued; 8,787,020 shares and 9,480,557 shares outstanding at December 31, 1996
    and December 31, 1995, respectively                                                              114                 114
  Additional paid-in-capital                                                                     104,993             101,063
  Retained earnings, partially restricted                                                        157,716             133,111
  Net unrealized (depreciation) appreciation in certain securities, net of tax                    (1,501)              4,230
  Less:
    Unallocated common stock held by Employee Stock Ownership Plan ("ESOP")                       (5,650)             (6,763)
    Unearned common stock held by Bank's Recognition and Retention Plans and Trusts (RRP's)         (346)               (907)
    Common stock held by Bank's Supplemental Executive Retirement Plan and Trust,
      at cost (39,096 shares and 25,110 shares at December 31, 1996 and 1995, respectively)         (721)               (351)
    Treasury stock, at cost (2,574,980 shares and 1,881,443 shares at
      December 31, 1996 and 1995, respectively)                                                  (50,567)            (30,813)
----------------------------------------------------------------------------------------------------------------------------
  Total Stockholders' Equity                                                                     204,038             199,684
----------------------------------------------------------------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity                                                  $3,259,627          $2,904,623
============================================================================================================================

See accompanying notes to consolidated financial statements.

                       T R Financial Corp. & Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME

=================================================================================================================================
                                                                                                  For the Year Ended December 31,
                                                                                               ----------------------------------
(in thousands, except per share amounts)                                                           1996         1995       1994
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Mortgage loans                                                                                  $  111,683  $   92,896 $   85,065
Mortgage-backed securities                                                                          75,799      63,829     31,688
Bonds, equities and other investments                                                               23,981      33,118     28,151
Other loans                                                                                          6,941       4,847      3,169
---------------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                                            218,404     194,690    148,073
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                                                           102,261      90,028     52,747
Borrowed funds                                                                                      34,909      34,277     35,574
---------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                                           137,170     124,305     88,321
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                                 81,234      70,385     59,752
Provision for possible loan losses                                                                   1,400       3,050      2,250
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                                        79,834      67,335     57,502
---------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Loan fees and other charges, net                                                                     6,036       5,738      5,717
Net gain on securities activities                                                                    7,511       5,309        474
Gain on sales of whole loans                                                                             2         155        118
Other income                                                                                         2,370       1,883        879
---------------------------------------------------------------------------------------------------------------------------------
  Total non-interest income                                                                         15,919      13,085      7,188
---------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries and employee benefits                                                                      25,561      23,545     22,167
Occupancy and equipment expense                                                                      5,016       4,347      4,023
Marketing expense                                                                                    2,398       2,484      2,942
Other real estate owned expense                                                                        951       2,222      2,230
FDIC assessment                                                                                          2       1,955      2,953
Other operating expense                                                                              9,135       8,132      7,704
---------------------------------------------------------------------------------------------------------------------------------
  Total non-interest expense                                                                        43,063      42,685     42,019
---------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                                            52,690      37,735     22,671
Provision for income taxes                                                                          22,175      16,810     10,256
---------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                                    $   30,515  $   20,925 $   12,415
=================================================================================================================================
  Net income per common and common equivalent share                                             $     3.44  $     2.20 $     1.24
=================================================================================================================================

See accompanying notes to consolidated financial statements.

                        T R Financial Corp. & Subsidiaries

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY

=================================================================================================================================
                                                                                                  For the Year Ended December 31,
                                                                                               ----------------------------------
(in thousands, except per share amounts)                                                           1996         1995       1994
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (PAR VALUE: $.01)
Balance at beginning and end of year                                                            $      114  $      114 $      114
---------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN-CAPITAL
Balance at beginning of year                                                                       101,063      99,076     97,903
  Tax benefits attributable to vested RRP shares and stock option exercises                          1,255         404        360
  Excess of ESOP compensation cost measured using fair value
    of stock over its related cost                                                                   2,305       1,401        644
  Common stock acquired by Supplemental Executive
    Retirement Plan and Trust                                                                          370         182        169
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                             104,993     101,063     99,076
---------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS, PARTIALLY RESTRICTED
Balance at beginning of year                                                                       133,111     115,912    103,995
  Net income                                                                                        30,515      20,925     12,415
  Cash dividends declared on common stock ($0.68 per share, $0.37
    per share and $0.05 per share in 1996, 1995 and 1994, respectively)                             (5,580)     (3,315)      (460)
  Loss on reissuances of treasury stock                                                               (330)       (411)       (38)
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                             157,716     133,111    115,912
---------------------------------------------------------------------------------------------------------------------------------

NET UNREALIZED (DEPRECIATION) APPRECIATION
IN CERTAIN SECURITIES, NET OF TAX
Balance at beginning of year                                                                         4,230      (9,839)     2,045
  Net unrealized appreciation in securities reclassified available for sale, net of tax              1,105       6,219         --
  Change in net unrealized (depreciation) appreciation in certain securities, net of tax            (6,836)      7,850    (11,884)
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                              (1,501)      4,230     (9,839)
---------------------------------------------------------------------------------------------------------------------------------

UNALLOCATED COMMON STOCK HELD BY ESOP
Balance at beginning of year                                                                        (6,763)     (7,956)    (9,118)
  Amortization relating to allocation of stock held by ESOP                                          1,113       1,193      1,162
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                              (5,650)     (6,763)    (7,956)
---------------------------------------------------------------------------------------------------------------------------------

UNEARNED COMMON STOCK HELD BY BANK'S RRP'S
Balance at beginning of year                                                                          (907)     (1,988)    (3,354)
  Amortization relating to the earned portion of RRP stock                                             561       1,081      1,366
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                (346)       (907)    (1,988)
---------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK HELD BY BANK'S SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN AND TRUST
Balance at beginning of year                                                                          (351)       (169)        --
  Common stock acquired                                                                               (370)       (182)      (169)
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                                (721)       (351)      (169)
---------------------------------------------------------------------------------------------------------------------------------

TREASURY STOCK, AT COST
Balance at beginning of year                                                                       (30,813)    (17,383)    (6,847)
  Common stock acquired at cost                                                                    (20,879)    (14,843)   (10,661)
  Common stock reissued for options exercised                                                        1,125       1,413        125
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                             (50,567)    (30,813)   (17,383)
---------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                      $  204,038  $  199,684 $  177,767
=================================================================================================================================

See accompanying notes to consolidated financial statements.

                        T R Financial Corp. & Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

=================================================================================================================================
                                                                                                  For the Year Ended December 31,
                                                                                               ----------------------------------
(in thousands)                                                                                     1996         1995       1994
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                                      $   30,515  $   20,925 $   12,415
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for possible loan losses                                                                 1,400       3,050      2,250
  Provision for possible other real estate owned losses                                                195         432        198
  Depreciation of banking house and equipment                                                        1,751       1,432      1,212
  Gain on calls of securities                                                                          (38)         (4)        (8)
  Net gain on sales of securities available for sale                                                (7,469)     (5,276)      (432)
  Gain on sales of whole loans                                                                          (2)       (155)      (118)
  Net gain on sale of other real estate owned                                                         (424)       (724)      (361)
  Amortization of net deferred loan origination costs                                                  291         600        444
  Amortization of premiums in excess of (less than) accretion of discounts                           1,133         (12)       336
  Income taxes deferred and tax benefits attributable to stock plans                                 3,501       1,801        639
  Amortization relating to allocation and earned portions of stock plans                             3,979       3,675      3,172
Increase/decrease in:
  Money market investments                                                                              --          --     20,988
  Accrued interest Receivable                                                                       (1,294)     (1,978)    (3,901)
  Accounts payable and accrued expenses                                                             (1,797)       (257)      (917)
  Official checks outstanding                                                                         (851)      2,396        959
  Other assets                                                                                        (916)     (5,061)      (124)
  Accrued taxes payable                                                                             (3,095)      1,089        621
  Other liabilities                                                                                  5,216       4,519        102
---------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                                       32,095      26,452     37,475
---------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for the purchase of:
  Securities held to maturity and FHLB Capital Stock                                              (335,655)   (419,609)  (553,540)
  Securities available for sale                                                                   (366,166)   (339,754)  (324,631)
  Banking house and equipment                                                                       (3,194)     (2,596)    (2,479)
Proceeds from:
  Redemption of FHLB Capital Stock and calls of securities                                          29,541      16,600     11,776
  Sales of securities available for sale                                                           387,273     360,678    263,600
  Repayments on securities                                                                         217,199     279,891    132,817
  Sales of whole loans                                                                                 550      19,978      8,473
  Principal collected on real estate loans                                                         155,012     103,273    114,771
  Sales of other real estate owned                                                                   9,876      18,321      7,071
  Principal collected on other loans                                                                22,499      17,071     15,280
Real estate loans originated and purchased                                                        (412,882)   (352,526)  (250,591)
Other loans originated and purchased                                                               (64,737)    (40,247)   (23,346)
---------------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                                         (360,684)   (338,920)  (600,799)
---------------------------------------------------------------------------------------------------------------------------------

(continued)

                       T R Financial Corp. & Subsidiaries

=================================================================================================================================
                                                                                                  For the Year Ended December 31,
                                                                                               ----------------------------------
(in thousands)                                                                                     1996         1995       1994
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Interest credited to deposits                                                                   $   81,605  $   69,528 $   39,766
Net deposits in savings accounts, certificates of deposit accounts,
  money market accounts and checking accounts                                                      223,567     272,454    438,848
Net proceeds from exercise of stock options                                                            795       1,002         87
Net deposits to (withdrawals from) escrow accounts                                                   2,733        (335)     4,307
Net proceeds from (repayments of) short-term borrowed funds                                         63,685     (38,500)    41,500
Repayments of long-term borrowed funds                                                             (77,113)    (50,250)   (33,500)
Proceeds from long-term borrowed funds                                                              56,700      58,113     72,000
Purchase of treasury stock                                                                         (20,879)    (14,843)   (10,661)
Cash dividends paid                                                                                 (5,580)     (3,315)      (460)
---------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                                        325,513     293,854    551,887
---------------------------------------------------------------------------------------------------------------------------------
  Net decrease in cash and cash equivalents                                                         (3,076)    (18,614)   (11,437)
  Cash and cash equivalents at beginning of year                                                    21,204      39,818     51,255
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                        $   18,128  $   21,204 $   39,818
=================================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Income taxes                                                                                  $   24,468  $   13,930 $   10,178
  Interest on deposits and borrowed funds                                                       $   55,565  $   54,778 $   48,082
=================================================================================================================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Additions to other real estate owned, net                                                       $    6,364  $   18,041 $    6,366
March 31, 1995 transfer of securities from available for sale to held to maturity,
  at estimated fair value                                                                               --  $   97,948         --
December 15, 1995 transfer of securities from held to maturity to
  available for sale, at amortized cost                                                                 --  $  282,762         --
Securitization of real estate loans into available for
  sale mortgage-backed securities                                                                       --  $    5,903         --
=================================================================================================================================

See accompanying notes to consolidated financial statements.

                        T R Financial Corp. & Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995, AND 1994

NOTE 1

Summary of Significant Accounting Policies and Related Matters

In June 1993 Roosevelt Savings Bank (the "Bank") converted from a state chartered mutual savings bank to a state chartered stock savings bank. In anticipation of the conversion, T R Financial Corp. ("T R Financial" or the "Parent") was organized under Delaware law and on June 29, 1993 sold 11,362,000 shares of common stock ("Common Stock") at a price of $9.00 per share resulting in net proceeds of $98,017,000. Concurrent with the sale of Common Stock, T R Financial utilized one half of the net proceeds to acquire all of the capital stock of the Bank. With the completion of the conversion, T R Financial operates as a bank holding company with its business consisting primarily of the business of the Bank.

   The Bank's primary business activities include attracting deposits from the general public and originating residential property loans (one- to four-family home mortgages, co-operative apartment and multi-family property loans). The Bank also makes commercial real estate loans and consumer loans. Deposits at the Bank are insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a New York State chartered savings bank and is subject to comprehensive regulation, examination and supervision by the New York State Banking Department and the FDIC. T R Financial is subject to comprehensive regulation, examination and supervision by the Board of Governors of the Federal Reserve System.

(a) Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of T R Financial, its wholly-owned subsidiary the Bank, and the Bank's wholly-owned subsidiaries (collectively the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the periods. Actual results could differ from those estimates.

   Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for possible loan losses. In connection with the determination of the adequacy of the allowance for possible loan losses, management makes periodic provisions for possible loan losses based upon its evaluation of the Bank's loan portfolio. Management believes that the amounts of allowance for possible loan losses as presented in these consolidated financial statements are adequate. While management utilizes available information to recognize losses on loans, future additions to the allowance may be necessary based on unanticipated changes in economic conditions, particularly in the New York metropolitan area. In addition, the New York State Banking Department and the FDIC, as integral parts of their examination processes, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

   A substantial portion of the Bank's loans is secured primarily by properties located in the New York metropolitan area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in that area.

(b) Disclosures about Fair Value of Financial Instruments

Statement of Financial Accounting Standards ("SFAS") No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," requires disclosures about derivative financial instruments such as futures, forward, interest rate swap or option contracts, and other financial instruments with similar characteristics. The Company has not utilized derivative financial instruments falling under the scope of SFAS No. 119.

(c) Cash Flows

For the purpose of reporting cash flows, the Company considers all short-term investments with a maturity of three months or less from the date of purchase to be cash equivalents.

   The Bank securitized portfolio mortgage loans of $5,903,000 during 1995, into Federal National Mortgage Association ("FNMA") mortgage-backed securities. These transactions were not considered cash transactions and, accordingly, do not appear on the consolidated statements of cash flows. There were no such transactions during 1996 or 1994.

(d) Debt and Equity Securities

Gains and losses on the sales of securities are determined using the specific identification method. With respect to unrealized gross losses in the securities portfolios, the Company follows a policy of reserving for specific securities when, in the opinion of the Company's management, the securities may have experienced a decline in value that is other than temporary. Such losses are reflected in non-interest income.

   The Company classifies its securities purchases as either held to maturity, available for sale or trading based upon determinations made at the time of purchase.

   Securities Available for Sale - Securities classified available for sale include marketable equity securities, bonds and other debt and mortgage-backed securities to be held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities classified as available for sale are carried at estimated fair value with the unrealized appreciation (depreciation) on such securities, net of tax, reported as a separate component of stockholders' equity.

   Securities Held to Maturity - Securities classified as held to maturity are stated at amortized cost (unpaid principal in the case of mortgage-backed securities), adjusted for amortization of premiums and accretion of discounts, as the Company has the intent and ability to hold these securities until maturity. Premiums and discounts on these securities are recognized in interest income using the level-yield method over the period to maturity, adjusted in the case of mortgage-backed securities for anticipated prepayments. For securities transferred from available for sale to held to maturity, the fair value of the securities on the date of transfer represents the new cost basis of the securities.

   Trading Account Securities - Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities and are carried at estimated fair value. Net unrealized gains and losses are included in non-interest income. Interest on trading account securities is included in interest income.

   Federal Home Loan Bank Stock - In connection with the Bank's borrowings from the Federal Home Loan Bank of New York ("FHLB"), the Bank is required to purchase shares of FHLB non-marketable capital stock at par. Such shares are redeemed by FHLB at par with reductions in the Bank's borrowing levels.

(e) Securities Sold Under Agreements to Repurchase

The Company enters into sales of securities under agreements to repurchase only with selected dealers and banks. Such agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the Company's consolidated statements of financial condition. The securities underlying the agreements remain in the asset accounts.

(f) Loans Receivable

Loans receivable are held for investment and are carried at unpaid principal balances net of any deferred loan origination fees or costs and unearned income. Effective January l, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." In accordance with the provisions of these statements, the Company measures and records all impaired loans, as defined in SFAS No. 114, based upon the fair value of the underlying collateral less estimated selling costs if liquidation of the collateral is expected to collect the loan. Restructured loans, as defined in SFAS No. 114, are measured and recorded at the present value of the expected future cash flows discounted at the loan's original effective interest rate. The adoption of SFAS Nos. 114 and 118 did not have a material effect on the Company's consolidated financial condition or results of operations.

   Discounts on other loans are recognized over the lives of the loans using the level-yield method.

   Loan fees and certain direct loan origination costs are deferred. Net deferred fees or costs are recognized in income using the level-yield method over the contractual life of each loan. It is the Bank's policy to cease amortizing net fees or costs on non-accruing loans.

   Provisions for possible loan losses are estimated periodically and are charged to operations based on management's evaluation of the loan portfolio. The allowance for possible loan losses is based on a periodic analysis of the loan portfolios and reflects amounts which, in management's judgment, are adequate to provide for possible loan losses in the existing portfolios. In evaluating the portfolios, management takes into consideration numerous factors such as the Bank's loan growth, prior loss experience, present and potential risks of the loan portfolio and current economic conditions. Loans are charged off against the allowance for possible loan losses when the collectibility of loan principal is unlikely. Recoveries of loans previously charged off are credited to the allowance.

   The Bank generally continues accruing interest on all delinquent secured real estate loans until either foreclosure proceedings have been commenced or the loan is 120 days past due. The Bank accrues interest on all other delinquent loans until the loan is 120 days past due. The Bank reverses any previously accrued interest upon the commencement of foreclosure proceedings when the outstanding loan balance exceeds 90% of the appraised value of the property.

(g) Other Real Estate Owned, net

Real estate acquired through foreclosure is reported at the lower of cost or estimated fair value at the time of foreclosure less estimated selling costs. Subsequent declines in estimated fair value, certain costs relating to holding properties, and gains or losses resulting from disposition of properties are recognized in the current period's operations.

(h) Banking House and Equipment, net

Banking house and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of each type of asset. Improvements to banking houses are depreciated over the remaining estimated useful life of the building. Leasehold improvements are amortized on the straight-line method over the shorter of their estimated useful life or the term of the lease.

(i) Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return. Federal income tax expense or benefit is allocated among the consolidated group on the basis of their individual taxable income or loss. Provisions for income taxes are based upon results of operations reported for financial statement purposes. Deferred income taxes are provided for significant temporary differences.

   Under SFAS No. 109, "Accounting for Income Taxes," the Company utilizes an asset and liability approach for accounting for income taxes. Deferred tax assets and liabilities are measured based on enacted tax laws. Deferred tax assets are reduced by a valuation allowance, if necessary, for the amount of such benefits that are not expected to be realized based on available evidence.

(j) Employee Stock Ownership Plan

Effective January 1, 1994 the Company adopted the provisions of Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," to measure compensation expense attributable to the allocation of Common Stock held by the Company's Employee Stock Ownership Plan (the "ESOP"). SOP 93-6 requires that compensation expense be computed on the basis of shares allocated by the ESOP multiplied by the average fair value of the allocated shares during the period. SOP 93-6 also requires that only shares which have been allocated to participant accounts be considered outstanding for earnings per share computations.

(k) Earnings Per Share

Earnings per share are computed by dividing income before extraordinary charges and net income by the weighted average number of shares of Common Stock and dilutive common stock equivalents outstanding. For the years ended December 31, 1996, 1995 and 1994, the weighted average number of shares of Common Stock and common stock equivalents outstanding was 8,864,004, 9,512,853 and 10,054,626, respectively. In accordance with the provisions of SOP 93-6, such shares have been reduced by the weighted average number of unallocated shares of Common Stock held by the ESOP of 689,426, 819,317 and 948,363 for the years ended December 31, 1996, 1995 and 1994, respectively.

(l) Treasury Stock

Repurchases of Common Stock are accounted for under the cost method, whereby shares repurchased are recorded as treasury stock at cost.


NOTE 2
Cash and Cash Equivalents

Cash and cash equivalents at December 31, 1996 and 1995 are summarized as follows:

================================================================================
(in thousands)                                           1996             1995
--------------------------------------------------------------------------------
Cash and cash items                                    $12,189           $16,111
Due from banks                                           5,939             5,093
--------------------------------------------------------------------------------
                                                       $18,128           $21,204
================================================================================


NOTE 3
Debt and Equity Securities

Included in the Company's available for sale and held to maturity securities portfolios are mortgage-backed securities which, except for collateralized mortgage obligations ("CMOs"), represent participating interests in pools of first mortgage loans. These mortgage-backed securities have been issued and are backed by Government National Mortgage Association ("GNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") or FNMA. The CMOs held by the Company represent securities that are collateralized with FHLMC mortgage-backed securities.

   On March 31, 1995, the Company transferred into its held to maturity securities portfolio, at estimated fair value, certain FHLMC and FNMA mortgage-backed securities and CMO's which were previously classified as available for sale. The Company transferred these securities because it had no further intention of possibly selling these securities. The following is a summary of the securities transferred:

                                               March 31, 1995 Transfer
================================================================================
                                   Amortized   Estimated       Gross Unrealized
(in thousands)                          Cost  Fair Value     Gains       Losses
--------------------------------------------------------------------------------
Securities transferred
  from available for
  sale to held to
  maturity
    FNMA, net                       $ 13,024    $ 12,245      --       $   (779)
    FHLMC, net                        79,733      73,403      --         (6,330)
    CMOs, net                         12,709      12,300      --           (409)
--------------------------------------------------------------------------------
Total transferred
    March 31, 1995                  $105,466    $ 97,948      --       $ (7,518)
================================================================================

   The unrealized loss associated with the securities transferred amounted to $7,518,000 and is being amortized over the estimated remaining lives of the related securities. At December 31, 1996 and 1995, $4,606,000 and $6,579,000,
respectively of unrealized losses remain.

   In connection with the FASB's issuance of its SFAS No. 115 Implementation Guide in November 1995, the Company, as permitted, made a one-time reassessment of all of its security classifications. In evaluating the interest rate environment at that time and the Company's asset and liability position, the Company transferred, at estimated fair value, on December 15, 1995, securities from the held to maturity portfolio to the available for sale portfolio. As more fully discussed below, certain mortgage-backed securities were included in both the March 31, 1995 and December 15, 1995 transfers. The following summarizes the securities transferred:

                                          December 15, 1995 Transfer
================================================================================
                                   Amortized    Estimated      Gross Unrealized
(in thousands)                        Cost     Fair Value      Gains    Losses
--------------------------------------------------------------------------------
Securities transferred
  from held to maturity
  to available for sale
    United States
      Government
      obligations                    $109,917     $112,897     $3,109     $(129)
    Federal agency
      obligations                      20,000       19,965        214      (249)
    Industrial and
      financial
      corporation
      bonds                            25,412       26,155        743        --
    Mortgage-backed
      securities
        FNMA, net(1)                   21,592       22,157        707      (142)
        FHLMC, net(1)                  25,541       27,056      1,515        --
        GNMA, net                      71,918       74,104      2,186        --
        CMOs, net(1)                    8,382        8,673        291        --
--------------------------------------------------------------------------------
Total transferred
  December 15, 1995                  $282,762     $291,007     $8,765     $(520)
================================================================================

(1) Amortized cost has been reduced by unrealized losses, net of subsequent accretion, relating to certain securities which had been transferred from available for sale to held to maturity on March 31, 1995. As of December 15, 1995, the amortized cost of securities has been reduced as follows: FNMA by $691,000, FHLMC by $1,936,000 and CMO's by $273,000. These unrealized losses aggregating $2,900,000 which have been recorded, net of $1,290,000 of tax, as a reduction of stockholders' equity in the accompanying consolidated statement of financial condition in connection with the March 31, 1995 transfer will, in the event these securities are sold, reduce the realized gain or increase the realized loss of the related securities sold.

   The following tables set forth certain information regarding the amortized cost, estimated fair values and gross unrealized gains and losses on debt and equity securities of the Company at December 31, 1996 and December 31, 1995:


                                          December 31, 1996
================================================================================
                                 Amortized    Estimated     Gross Unrealized
(in thousands)                        Cost   Fair Value     Gains    Losses
--------------------------------------------------------------------------------

Available for Sale:
  Bonds and equities
    United States
      Government
      obligations               $  214,989   $  214,585   $   448   $  (852)
    Federal agency
      obligations                   98,057       97,074       138    (1,121)
    Industrial,
      financial
      corporation
      and other
      bonds                          4,059        4,126        67        --
    Common and
      preferred stocks              19,448       21,661     2,237       (24)
--------------------------------------------------------------------------------
    Total bonds and
      equities                     336,553      337,446     2,890    (1,997)
--------------------------------------------------------------------------------
  Mortgage-backed
    securities:
      FNMA, net(1)                  17,393       17,453       259      (199)
      GNMA, net                     60,259       60,552       422      (129)
      FHLMC, net(1)                 25,717       26,396       807      (128)
--------------------------------------------------------------------------------
    Total mortgage-
      backed
      securities                   103,369      104,401     1,488      (456)
--------------------------------------------------------------------------------
    Total available
      for sale                  $  439,922   $  441,847   $ 4,378   $(2,453)
================================================================================
Held to Maturity, net
  Bonds
    Federal agency
      obligations               $    6,000   $    5,926   $    --   $   (74)
    Public utility
      bonds                          1,001          947        --       (54)
    Municipal bonds                  6,921        7,102       182        (1)
    Industrial and
      financial
      corporation
      bonds                         39,710       39,690       169      (189)
--------------------------------------------------------------------------------
    Total bonds                     53,632       53,665       351      (318)
--------------------------------------------------------------------------------
  Mortgage-backed
    securities:
      FNMA, net                     98,178       96,258       239    (2,159)
      GNMA, net                    755,479      764,530    13,296    (4,245)
      FHLMC, net(2)                 98,737      100,211     1,474        --
      CMO, net(2)                    2,906        3,038       132        --
--------------------------------------------------------------------------------
    Total mortgage-
      backed
      securities                   955,300      964,037    15,141    (6,404)
--------------------------------------------------------------------------------
    Total held to
      maturity, net             $1,008,932   $1,017,702   $15,492   $(6,722)
================================================================================

(1) Includes securities which were transferred on December 15, 1995 from held to maturity to available for sale after having been previously transferred on March 31, 1995 from available for sale to held to maturity. As of December 31, 1996 the amortized cost of these securities was reduced by $1,666,000 of gross unrealized losses existing as of March 31, 1995, adjusted for subsequent accretion and sales of these securities.

(2) Includes securities which were transferred on March 31, 1995 from available for sale to held to maturity. As of December 31, 1996 the amortized cost of these securities was reduced by $2,940,000 of gross unrealized losses existing as of March 31, 1995, adjusted for subsequent accretion.














                                          December 31, 1995
================================================================================
                                 Amortized    Estimated     Gross Unrealized
(in thousands)                        Cost   Fair Value     Gains    Losses
--------------------------------------------------------------------------------
Available for Sale:
  Bonds and equities
    United States
      Government
      obligations                 $178,699     $182,584   $ 4,088   $  (203)
    Federal agency
      obligations                   82,318       83,139       956      (135)
    Public utility
      bonds                            804          795         7       (16)
    Industrial,
      financial
      corporation
      and other
      bonds                         26,420       27,289       869        --
    Common and
      preferred stocks               9,067       10,347     1,322       (42)
--------------------------------------------------------------------------------
    Total bonds
      and equities                 297,308      304,154     7,242      (396)
--------------------------------------------------------------------------------
  Mortgage-backed
    securities:
      FNMA, net(1)                  48,717       50,379     1,750       (88)
      GNMA, net                    125,056      128,569     3,575       (62)
      FHLMC, net(1)                 37,546       39,343     1,841       (44)
      CMO's, net(1)                  8,235        8,551       316        --
--------------------------------------------------------------------------------
    Total mortgage-
      backed
      securities                   219,554      226,842     7,482      (194)
--------------------------------------------------------------------------------
    Total available
      for sale                    $516,862     $530,996   $14,724   $  (590)
================================================================================
Held to Maturity, net:
  Bonds
    Federal agency
      obligations                 $ 14,424     $ 14,432   $    24   $   (16)
    Public utility
      bonds                          1,050        1,021         1       (30)
    Municipal bonds                  7,962        8,208       258       (12)
    Industrial and
      financial
      corporation
      bonds                         75,131       75,048       378      (461)
    Canadian bonds                     225          243        18        --
--------------------------------------------------------------------------------
    Total bonds                     98,792       98,952       679      (519)
--------------------------------------------------------------------------------
Mortgage-backed
  securities:
    FNMA, net                      109,281      109,210       664      (735)
    GNMA, net                      533,301      553,292    20,595      (604)
    FHLMC, net(2)                  111,347      115,630     4,450      (167)
    CMO, net(2)                      2,902        3,113       211        --
--------------------------------------------------------------------------------
    Total mortgage-
      backed
      securities                   756,831      781,245    25,920    (1,506)
--------------------------------------------------------------------------------
    Total held to
      maturity, net               $855,623     $880,197   $26,599   $(2,025)
================================================================================

(1) Includes securities which were transferred on December 15, 1995 from held to maturity to available for sale after having been previously transferred on March 31, 1995 from available for sale to held to maturity. As of December 31, 1995 the amortized cost of these securities was reduced by $2,873,000 of gross unrealized losses existing as of March 31, 1995, adjusted for subsequent accretion.

(2) Includes securities which were transferred on March 31, 1995 from available for sale to held to maturity. As of December 31, 1995 the amortized cost of these securities was reduced by $3,706,000 of gross unrealized losses existing as of March 31, 1995, adjusted for subsequent accretion.

   A gross realized gain of $5,654,000 on the sale of bond and equity securities, a $168,000 gross realized loss on the sale of bond and equity securities, a net gain of $4,000 on trading account securities and a $38,000 gross realized gain on calls of securities held to maturity are included in the determination of net income for 1996. A gross realized gain of $4,599,000 and a gross realized loss of $226,000 on the sale of bond and equity securities, a $599,000 loss relating to certain Nationar investments, a net gain of $29,000 on trading account securities and a $4,000 gross realized gain on calls of securities held to maturity are included in the determination of net income for 1995. A gross realized gain of $441,000 and a gross realized loss of $171,000 on the sale of bond and equity securities, a gross realized gain of $34,000 on the sale of trading account securities and an $8,000 gross realized gain on the call of a security held to maturity are included in the determination of net income for 1994. There were realized net gains of $1,983,000, $1,502,000 and $162,000 on the sale of mortgage-backed securities included in the determination of net income in 1996, 1995 and 1994, respectively.

   At December 31, 1996, the maturities of debt securities available for sale and held to maturity, excluding mortgage-backed securities, are as follows:


================================================================================
                                   Available for Sale         Held to Maturity
                                 -----------------------------------------------
                                               Estimated               Estimated
                                  Amortized         Fair   Amortized        Fair
(in thousands)                         Cost        Value        Cost       Value
--------------------------------------------------------------------------------
Within 1 year                      $ 11,994     $ 11,978     $34,400     $34,439
After 1 year through
  5 years                           288,242      286,829      14,326      14,424
After 5 years through
  10 years                           16,869       16,978       2,488       2,352
After 10 years                           --           --       2,418       2,450
--------------------------------------------------------------------------------
Total                              $317,105     $315,785     $53,632     $53,665
================================================================================

   At December 31, 1996 and 1995, the net unrealized depreciation/appreciation relating to certain securities that have been included as a separate component of stockholders' equity amounted to a net unrealized loss of $1,501,000, and a net unrealized gain of $4,230,000, respectively. Such amounts are net of $1,180,000 and $3,324,000, respectively, of related income taxes. While the Company maintains a trading account, there were no open positions in this account at December 31, 1996 or 1995.

   The Company's available for sale and held to maturity securities portfolios may experience substantial volatility in estimated fair values. Declines in the estimated fair values of securities during 1996 and 1995 have been directly attributable to the effects that rises in interest rates during 1996 and 1995 had on the Company's portfolio of debt securities. As of December 31, 1996, the remaining gross unrealized losses in both securities portfolios are considered by management of the Company to be temporary.

   Included in securities held to maturity at December 31, 1996 and 1995 are callable stepup notes which represent general U.S. Government agency obligations which provide annual fixed rate step ups of interest and are callable at par after one year and in six month intervals thereafter. At December 31, 1996 and 1995 the amortized cost and estimated fair values of these notes aggregated $6,000,000 and $5,926,000, respectively, in 1996 and $14,424,000 and $14,432,000 respectively, in 1995. The notes held as of December 31, 1996 mature in 1999 and have a weighted average rate of 5.73%.

   The Company loans U.S. Government obligations to specified brokerage houses. These loaned securities are collateralized with cash at 102% of their estimated fair value or with government securities. To protect the Company's investment, the agreements contain provisions to increase the collateral obtained, should the estimated fair value of the collateral received decline or the estimated fair value of the security loaned increase. Upon termination of the loan, the Company's securities are returned.

================================================================================
(in thousands)                                   1996         1995
--------------------------------------------------------------------------------
Estimated fair value of securities
  loaned at December 31                         $136,413     $88,707
--------------------------------------------------------------------------------
Maximum amount of securities
  loaned outstanding at any
  month-end during the year
  ended December 31                             $178,098    $240,824
================================================================================

   Income on loaned securities of $151,000, $206,000 and $289,000 is included in the determination of net income in 1996, 1995 and 1994, respectively.

NOTE 4

Loans Receivable, net

Loans receivable, net as of December 31, 1996 and 1995 consists of the following:

================================================================================
(in thousands)                                         1996             1995
--------------------------------------------------------------------------------
Mortgage loans on real estate, net
  One- to four-family                              $ 1,156,944      $   973,086
  Multi-family                                          24,324           23,745
  Co-op                                                200,462          137,972
  Commercial                                           208,689          214,208
  Construction and land development                     12,309            5,147
--------------------------------------------------------------------------------
  Total mortgage loans on real estate                1,602,728        1,354,158
--------------------------------------------------------------------------------
Less:
  Deferred income                                          (21)             (27)
  Net deferred loan origination costs                    4,236            2,392
--------------------------------------------------------------------------------
                                                         4,215            2,365
--------------------------------------------------------------------------------
Total mortgage loans on real estate,
  net of deferred amounts                            1,606,943        1,356,523
--------------------------------------------------------------------------------
Other loans, net
  Student loans                                          2,649            3,029
  Consumer loans                                        23,909           18,342
  Automobile leases                                     86,527           46,285
  Loans on savings accounts                              3,345            3,373
  Overdraft loans                                          696              706
  Property improvement loans                               153              107
  Business loans                                           222              332
--------------------------------------------------------------------------------
  Total other loans                                    117,501           72,174
--------------------------------------------------------------------------------
Less:
  Unearned discount                                     (8,262)          (5,123)
--------------------------------------------------------------------------------
Total other loans, net                                 109,239           67,051
--------------------------------------------------------------------------------
Loans receivable,
  net of deferred amounts                            1,716,182        1,423,574
Less:
  Allowance for possible loan losses                   (14,370)         (13,267)
--------------------------------------------------------------------------------
Loans receivable, net                               $1,701,812       $1,410,307
================================================================================

   Mortgage loans on real estate include approximately $735,607,000 and $575,071,000 of adjustable rate mortgage loans at December 31, 1996 and 1995, respectively.

   The principal amount of non-accrual mortgage loans amounted to approximately $11,964,000 and $17,067,000 at December 31, 1996 and 1995, respectively. The principal amount of non-accrual other loans at December 31, 1996 and 1995 was $156,000 and $164,000, respectively. The contractual amount of interest that would have been recorded on non-accrual loans during the years ended December 31, 1996, 1995 and 1994 if the loans had been current in accordance with their original terms was approximately $1,181,000, $1,132,000, and $2,663,000, respectively. The amount of income actually recorded on such loans was approximately $584,000, $88,000, and $236,000 in 1996, 1995 and 1994,
respectively.

   As of December 31, 1996 and 1995, the recorded amount of loans identified as impaired pursuant to SFAS No. 114 was $9,669,000 and $13,936,000, respectively. Where the Company expects to rely on the underlying collateral for collection of an impaired loan, the Company has written down the loan's recorded amount by any excess of the loan's recorded investment over the estimated fair value of the collateral less estimated selling costs. Therefore, the Company does not maintain a reserve for impaired loans. Of the total impaired loans at December 31, 1996 and 1995, $9,669,000 and $13,629,000, respectively, are non-accrual loans and the remaining $307,000 in 1995 represents one accruing loan which was restructured during 1995 and was performing in accordance with its restructured terms. For the years ended December 31, 1996 and 1995, the average balance of impaired loans was $7,778,000 and $17,470,000, respectively.

   The principal amount of restructured loans amounted to approximately $6,251,000 at December 31, 1994. The contractual amount of interest that would have been recorded on restructured loans during the year ended December 31, 1994 if the loans had been current in accordance with their original terms was approximately $502,000. The amount of income actually recorded on such loans was approximately $442,000.

   During 1996 and 1995, the Bank sold without recourse approximately $548,000 and $19,823,000, respectively, of mortgage loans and retained the rights to service these loans. Servicing fee income of $556,000, $595,000 and $678,000 is included in loan fees and other charges, net in the accompanying consolidated statements of income for 1996, 1995 and 1994, respectively. At December 31, 1996 and 1995 the Bank serviced approximately $137,554,000 and $157,132,000, respectively, of mortgage loans which the Bank originated and which it now services for others.

   The Bank has sold loans with recourse obligations and has retained servicing on these loans which have outstanding principal balances of $10,382,000 at December 31, 1996. As of December 31, 1996, the maximum exposure under the Bank's recourse obligation is $5,308,000. Under the Bank's recourse agreements, the Bank is obligated to revert to the investor the amount of the contractual principal and interest due (less a servicing fee), regardless of whether these payments are actually received from the borrower and the Bank assumes within the maximum exposure limits the risk of loss associated with any resulting foreclosure actions. In connection with management's review of the adequacy of the allowance for possible loan losses, management does not believe that there is any material risk of loss associated with the Bank's recourse obligations.

NOTE 5

Allowance for Possible Loan Losses

Activity in the allowance for possible loan losses is summarized as follows for the years ended December 31:

================================================================================
(in thousands)                             1996            1995           1994
--------------------------------------------------------------------------------

Balance at beginning of year             $ 13,267       $ 12,045       $ 13,760
Provisions charged to income                1,400          3,050          2,250
Charge-offs                                  (538)        (3,019)        (4,347)
Recoveries                                    241          1,191            382
--------------------------------------------------------------------------------
Balance at end of year                   $ 14,370       $ 13,267       $ 12,045
================================================================================

NOTE 6

Other Real Estate Owned, net

Other real estate owned, net as of December 31, 1996 and 1995 consists of the following:

================================================================================
(in thousands)                                             1996           1995
--------------------------------------------------------------------------------
Property type
One- to four-family                                      $  892           $1,485
Co-op                                                       643              817
Commercial                                                   --            2,610
Land                                                      1,898            1,950
--------------------------------------------------------------------------------
  Subtotal                                                3,433            6,862
  Less valuation allowance                                  169              315
--------------------------------------------------------------------------------
Balance at end of year                                   $3,264           $6,547
================================================================================

NOTE 7

Banking House and Equipment, net

Banking house and equipment, at cost, net of accumulated depreciation and amortization at December 31, 1996 and 1995 is as follows:

================================================================================
                                           Estimated
(in thousands)                            Useful Life         1996         1995
--------------------------------------------------------------------------------
Banking house                              40-60 years        $7,393      $7,466
Furniture and equipment                     6-10 years         4,839       3,183
Automobiles                                    3 years            63         115
Leasehold
  improvements                           Term of lease         1,025       1,113
--------------------------------------------------------------------------------
                                                             $13,320     $11,877
================================================================================

   Depreciation and amortization of banking house and equipment, included in occupancy and equipment expense, was approximately $1,751,000, $1,432,000 and $1,212,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 8

Accrued Interest Receivable

Accrued interest receivable at December 31, 1996 and 1995 is as follows:

================================================================================
(in thousands)                                             1996          1995
--------------------------------------------------------------------------------

Bonds                                                    $ 5,720         $ 5,755
Mortgage-backed securities                                 6,896           6,372
Mortgage loans on real estate                              8,604           7,885
Other loans                                                  297             211
--------------------------------------------------------------------------------
Balance at end of year                                   $21,517         $20,223
================================================================================

NOTE 9

Deposits

Deposit balances at December 31, 1996 and 1995 are summarized as follows:











================================================================================
                                    Weighted   Weighted
                                     Average    Average
                                    Interest   Interest
                                       Yield      Yield
                                    Dec. 31,   Dec. 31,
(dollars in thousands)                  1996       1995     1996       1995
--------------------------------------------------------------------------------

Savings accounts                        2.92%     2.74%  $  581,074   $  501,467
Certificates of deposit                 5.72      5.83    1,614,802    1,346,661
Money market accounts                   2.21      3.19       77,229       67,163
--------------------------------------------------------------------------------
                                        4.88      4.93    2,273,105    1,915,291
Interest bearing demand deposits        2.97      3.13        8,292       64,409
Non-interest bearing demand deposits     --        --        62,116       58,641
--------------------------------------------------------------------------------
Total deposits                                           $2,343,513   $2,038,341
================================================================================

   At December 31, 1996 and 1995, scheduled maturities of certificates of deposit were approximately as follows:

================================================================================
(in thousands)                                         1996               1995
--------------------------------------------------------------------------------
Within 12 months                                   $1,204,801         $  962,200
Beyond 12 months and within
  36 months                                           341,057            241,002
Beyond 36 months                                       68,944            143,459
--------------------------------------------------------------------------------
Total                                              $1,614,802         $1,346,661
================================================================================

   The aggregate amount of certificates of deposit with balances greater than $100,000 at December 31, 1996 and 1995 are summarized as follows:

================================================================================
(in thousands)                                         1996               1995
--------------------------------------------------------------------------------
Within 12 months                                    $109,708            $ 75,744
Beyond 12 months                                      50,311              43,678
--------------------------------------------------------------------------------
Total                                               $160,019            $119,422
================================================================================

   The FDIC insures deposits of account holders generally up to $100,000 per insured depositor. To provide for this insurance, the Bank must pay a risk-based annual assessment which considers the financial soundness of the institution and capitalization level. In September 1995, the FDIC reduced its deposit insurance assessment. As a well capitalized institution, the Bank is assessed at the FDIC's lowest assessment level. Retroactive to June 1, 1995, the rate for well capitalized institutions was reduced from $0.23 per $100 of insured deposits to $0.04 per $100 of insured deposits. As a result, the Bank received a refund in September 1995 of $1,145,000 for previously paid 1995 FDIC assessments. At December 31, 1996, the Bank was assessed at the FDIC's lowest assessment level of zero per $100 of insured deposits plus a $2,000 annual fee. Interest expense on deposit balances is summarized as follows for the years ended December 31:

================================================================================
(in thousands)                                  1996          1995        1994
--------------------------------------------------------------------------------

Savings accounts                              $ 15,571      $13,241      $11,291
NOW accounts                                       724        1,891          700
Certificates of deposit and
  money market accounts                         85,966       74,896       40,756
--------------------------------------------------------------------------------
                                              $102,261      $90,028      $52,747
================================================================================

NOTE 10
Borrowed Funds

At December 31, 1996 and 1995, the Company was obligated under the following:

===============================================================================================================
                                               Weighted          Weighted
                                                Average           Average
                                         Interest Yield    Interest Yield
(dollars in thousands)                    Dec. 31, 1996    Dec. 31, 1995          1996              1995
---------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase
  Due within one year                             5.54%              --%        $ 35,000          $     --
  Due between one and five years                  5.80               --           20,000                --
FHLB advances/overnight borrowings:
  Due within one year                             6.05              5.41         171,735            96,113
  Due between one and five years                  5.81              5.78         385,150           424,800
  Due after five years                            6.01              5.98          25,950            73,650
---------------------------------------------------------------------------------------------------------------
Total borrowed funds                              5.86%             5.74%       $637,835          $594,563
===============================================================================================================

   FHLB advances and FHLB overnight line of credit borrowings are secured under an assignment arrangement of eligible collateral, primarily mortgage loans, in an amount equal to 110% of outstanding advances.

   The Bank maintains a $100,000,000 overnight line of credit with the FHLB. Included in borrowed funds at December 31, 1996 and 1995 are $47,000,000 and $19,000,000, respectively, of borrowings drawn under this line at an interest rate of 7.125% at December 31, 1996 and 5.938% at December 31, 1995. In addition, the Bank may access funds through a $100,000,000 one month facility from the FHLB.

   At December 31, 1996, securities sold under agreements to repurchase were collateralized by U.S. Treasury obligations having an estimated fair value of $56,141,000. For the year ended December 31, 1996, the maximum amount outstanding at any month end and the average balance of securities sold under agreements to repurchase were $55,000,000 and $7,392,000, respectively. Interest expense on borrowings for the year ended December 31, 1996 includes $411,000 of interest expense for securities sold under agreements to repurchase. There were no securities sold under agreements to repurchase during 1995 or 1994.

NOTE 11
Income Taxes

Total income tax expense for the years ended December 31, 1996, 1995 and 1994, are allocated as follows:
================================================================================
(in thousands)                                1996         1995           1994
--------------------------------------------------------------------------------
Provision for income tax
  expense                                  $ 22,175      $ 16,810      $ 10,256
Income tax (benefit) expense
  attributable to net
  unrealized appreciation
  or depreciation in
  certain securities                         (4,504)       11,214        (9,529)
Tax benefit attributable
  to stock-based
  compensation plans                         (1,255)         (404)         (360)
--------------------------------------------------------------------------------
                                           $ 16,416      $ 27,620      $    367
================================================================================

For the years ended December 31, 1996, 1995 and 1994, provisions for income tax expense, included in the consolidated statements of income, are comprised of the following amounts:

================================================================================
(in thousands)                           1996            1995            1994
--------------------------------------------------------------------------------
Current
  Federal                              $15,114        $ 11,903         $  7,181
  State and local                        4,815           3,510            3,354
--------------------------------------------------------------------------------
                                        19,929          15,413           10,535
--------------------------------------------------------------------------------
Deferred
  Federal                                1,582             973             (189)
  State and local                          664             424              (90)
--------------------------------------------------------------------------------
                                         2,246           1,397             (279)
--------------------------------------------------------------------------------
                                       $22,175        $ 16,810         $ 10,256
================================================================================

The income tax provision for the years ended December 31, 1996, 1995 and 1994 was higher than the statutory United States Federal income tax rate. The reasons for the differences are as follows:

====================================================================================================================================
                                                        1996                        1995                       1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                 % of                        % of                      % of
                                                              pre-tax                     pre-tax                   pre-tax
(dollars in thousands)                          Amount        earnings       Amount       earnings        Amount   earnings
------------------------------------------------------------------------------------------------------------------------------------
Tax expense at statutory rate                  $ 18,442          35.0%     $ 13,207          35.0%     $  7,935       35.0%
State and local taxes, net of Federal
  income tax benefit                              3,084           5.9         2,557           6.8         2,121        9.3
ESOP expense                                        794           1.5           481           1.3           225        1.0
Tax exempt income                                  (146)         (0.3)         (160)         (0.4)         (162)      (0.7)
Dividends received deduction                       (132)         (0.3)         (117)         (0.3)         (118)      (0.5)
Other, net                                          133           0.3           842           2.2           255        1.1
------------------------------------------------------------------------------------------------------------------------------------
                                               $ 22,175          42.1%     $ 16,810          44.6%     $ 10,256       45.2%
====================================================================================================================================

   Under section 593 of the Internal Revenue Code, thrift institutions such as the Bank, which meet certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions may, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was, prior to January 1, 1996, computed using an amount based on the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Similar deductions for additions to the Bank's bad debt reserve were permitted under the New York State Bank Franchise Tax and the New York City Banking Corporation Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI method was 32% rather than 8%.

   Under the Small Business Job Protection Act of 1996 (the "1996 Act"), which was enacted in August 1996, section 593 of the Code was amended and the Bank, as a "large bank" (one with assets having an adjusted basis of more than $500 million), is no longer permitted to make additions to its tax bad debt reserve, is permitted to deduct bad debts only as they occur and is required to recapture (that is, take into taxable income) over a multi-year period, beginning with the Bank's taxable year beginning on January 1, 1996, the excess of the balance of its bad debt reserves (other than the supplemental reserve) as of December 31, 1995 over the balance of such reserves as of December 31, 1987, or over a lesser period if the Bank's loan portfolio has decreased since December 31, 1987. However, such recapture requirements are suspended for each of the two successive taxable years beginning January 1, 1996 in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Bank during its six taxable years preceding January 1, 1996. At December 31, 1995 the balance of the Bank's federal bad debt reserves were $9,367,000 which exceeded the balance of such amount at December 31, 1987 by $1,831,000. The New York State tax law has been amended to prevent a similar recapture of the Bank's bad debt reserve, and to permit continued future use of the bad debt reserve methods, for purposes of determining the Bank's New York State tax liability. The Bank's officers and industry leaders continue to seek such amendments to the New York City law; however, the Company cannot predict whether such changes to New York City law will be adopted and, if so, in what form. The Company reduced its provision for income taxes for the year ended December 31, 1996 by $1,065,000 principally as a result of the change in New York State bad debt tax legislation.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below.

================================================================================
(in thousands)                                               1996          1995
--------------------------------------------------------------------------------
Deferred tax assets:
  Provision for possible loan losses                       $ 4,656       $ 3,952
  Mark to market adjustments on held
    for sale securities                                        438           189
  Net unrealized depreciation in
    certain securities                                       1,180            --
  Postretirement benefits                                    3,732         3,607
  Premium amortization                                       2,596         3,774
  Other expenses not currently deductible                      377         1,135
  Other                                                      1,230         1,451
--------------------------------------------------------------------------------
Total gross deferred tax assets                             14,209        14,108
  Less valuation allowance                                   1,600         1,600
--------------------------------------------------------------------------------
Deferred tax assets                                         12,609        12,508
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Income accretion                                           1,997         2,010
  Net deferred origination costs                             2,464         1,720
  Accrued pension expense                                      831           500
  Other                                                        649           544
  Net unrealized appreciation in certain
    securities                                                  --         3,324
--------------------------------------------------------------------------------
Deferred tax liabilities                                     5,941         8,098
--------------------------------------------------------------------------------
Net deferred tax assets                                    $ 6,668       $ 4,410
================================================================================

NOTE 12
Stockholders' Equity

Retained Earnings, Partially Restricted - Prior to the initial public offering and as part of the subscription and community offerings, in order to grant priority to eligible depositors in accordance with applicable law and regulation, the Bank established a liquidation account at the time of conversion, in an amount equal to the Bank's capital at December 31, 1992. In the unlikely event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. The balance of the liquidation account was $16,406,000 at December 31, 1996.

Dividend Restrictions - The ability of T R Financial to pay dividends depends upon, among other things, dividend payments by the Bank to T R Financial which is T R Financial's primary source of income. The Bank may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its net worth to be reduced below the amount required for the liquidation account or applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

   For the years ended December 31, 1996 and 1995, T R Financial paid $5,580,000 and $3,315,000 of dividends, respectively, exclusive of unallocated Common Stock held by the ESOP, representing $0.68 and $0.37 per share of Common Stock outstanding, respectively.

Treasury Stock - During the years ended December 31, 1996, 1995 and 1994, T R Financial repurchased 782,000, 788,500 and 678,869 shares, respectively, of Common Stock at a total cost of $20,879,000, $14,843,000 and $10,661,000, respectively, in each year. These repurchases may be used to, among other things, satisfy obligations arising from T R Financial's stock option plans.

NOTE 13
Regulatory Capital

On August 9, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was signed into law imposing more stringent capital requirements upon savings institutions than those previously in effect. On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. The FDICIA, among other things, imposed a number of new mandatory supervisory measures on insured depository institutions such as the Bank. The FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC adopted final rules, effective December 19, 1992, which require it to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. The adopted rules create five categories consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Regulatory action taken will depend on the level of capitalization of the institution and may range from restrictions on capital distributions and dividends to seizure of the institution. Generally, subject to a narrow exception, the FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized within 90 days after becoming critically undercapitalized. The FDICIA authorizes the banking regulators to specify the ratio of tangible capital to assets at which an institution becomes critically undercapitalized and requires that such ratio be no less than 2% of assets. The final rule also allows the regulator to downgrade an institution that meets certain minimum capital requirements but is otherwise in a "less than satisfactory" condition, which may result in an otherwise "adequately capitalized" institution with other problems being classified as "undercapitalized."

   The FDICIA also requires that the risk-based capital standards account for interest rate risk. The FDIC, along with the other federal banking agencies, have adopted regulations providing that the agencies will take account of the exposure of a bank's capital and economic value to the risks of changes in interest rates in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The federal agencies have also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

   The final rules adopted by the FDIC, on September 15, 1992, to implement the prompt corrective action section of the FDICIA generally provide that an insured institution that has risk-based capital of less than 8.0% or a leverage ratio that is less than 4.0% would be considered to be "undercapitalized," an insured institution that has risk-based capital less than 6.0% or a leverage ratio that is less than 3.0% would be considered to be "significantly undercapitalized" and an insured institution that has a tangible capital to assets ratio equal to or less than 2.0% would be deemed to be "critically undercapitalized." Generally, under the rule, an insured institution that is "undercapitalized," "significantly undercapitalized," or "critically undercapitalized" becomes immediately subject to certain regulatory restrictions, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The filing of a capital restoration plan is also required. In addition, "critically undercapitalized" institutions must receive prior written approval from the FDIC to engage in any material transaction other than the normal course of business. At December 31, 1996 the Bank was a "well capitalized" institution under the definitions as adopted and was in compliance with all regulatory capital requirements. In addition, the Company's capital ratios exceed the minimum regulatory capital requirements imposed by the Federal Reserve Board, which are substantially similar to the requirements of the FDIC. The following table sets forth the Bank's and T R Financial's regulatory capital positions and ratios at December 31, 1996:

==============================================================================================================
                                                                                           T R Financial
                                                                      Bank                (consolidated)
                                                              ------------------------------------------------
                                                                                Total                 Total
                                                                Leverage   Risk-Based   Leverage  Risk-Based
(dollars in thousands)                                           Capital      Capital    Capital     Capital
--------------------------------------------------------------------------------------------------------------
Stockholders' equity at December 31, 1996                       $191,577    $191,577    $204,038    $204,038
Net unrealized depreciation in certain securities, net of tax      1,387       1,387       1,501       1,501
Allowance for possible loan losses                                    --      14,370          --      14,370
--------------------------------------------------------------------------------------------------------------
Regulatory capital position                                      192,964     207,334     205,539     219,909
Minimum required regulatory capital (3% and 8%, respectively
  at December 31, 1996)(1)                                        95,421      98,391      95,907      98,495
--------------------------------------------------------------------------------------------------------------
Excess                                                          $ 97,543    $108,943    $109,632    $121,414
==============================================================================================================
Regulatory capital ratio                                            6.07%      16.86%       6.43%      17.86%
==============================================================================================================

(1) Applying the 4% leverage capital ratio imposed by FDICIA, the Bank' leverage capital requirement at December 31, 1996, was $127.2 million and as of such date the Bank exceeded the requirement by $65.7 million. T R Financial's leverage capital requirement, applying the 4% leverage capital ratio, was $127.9 million at December 31, 1996 and as of such date T R Financial exceeded this requirement by $77.7 million.

NOTE 14
Retirement Plans

Pension Plan - The Bank has a qualified noncontributory defined benefit pension plan (the "Plan") covering substantially all full-time employees that satisfy the eligibility requirements. The Plan is administered by a committee appointed by the Bank's Board of Directors. Contributions required to support the Plan are actuarially determined.

   The components of net pension expense as determined by the Plan's actuary at the most recent September 30 valuation dates are as follows:

================================================================================
                                           Sept. 30,      Sept.30,     Sept. 30,
(in thousands)                                 1996          1995          1994
--------------------------------------------------------------------------------
Service cost-benefits earned
  during the period                           $   783      $   675      $   713
Interest cost on projected
  benefit obligation                            1,224        1,152        1,016
Amortization of unrecognized
  past service liability                          (13)         (13)          61
Amortization of unrecognized
  loss                                             91          176          194
Return on plan assets                          (2,226)      (2,717)          80
Amortization of unrecognized
  transition asset                               (241)        (241)        (241)
Deferred investment gain (loss)                   771        1,521       (1,260)
--------------------------------------------------------------------------------
Net pension expense                           $   389      $   553      $   563
================================================================================

   A comparison of accumulated plan benefit obligation and plan net assets as of the most recent actuarial valuation dates is as follows:

================================================================================
                                                      Sept. 30,       Sept. 30,
(in thousands)                                            1996            1995
--------------------------------------------------------------------------------
Actuarial present value of accumulated
  plan benefit obligations:
    Vested benefit obligation                          $ 13,598       $ 12,975
    Nonvested benefit obligation                            948            975
--------------------------------------------------------------------------------
                                                         14,546         13,950
Effect of projected future
  compensation levels                                     2,976          2,776
--------------------------------------------------------------------------------
Projected benefit obligation for service
  rendered to date                                       17,522         16,726
Market value of plan net assets,
  consisting principally of mutual
  fund investments                                       18,763         16,470
--------------------------------------------------------------------------------
Plan assets greater (less) than projected
  benefit obligation                                      1,241           (256)
Unrecognized transition asset being
  amortized over ten years                                  (72)          (313)
Unrecognized net loss from past
  experience different from that assumed
  and effects of changes in assumptions                   1,032          2,446
Unrecognized past service cost                              (83)           (96)
--------------------------------------------------------------------------------
Prepaid pension expense included
  in other assets                                      $  2,118       $  1,781
================================================================================
Assumptions used to develop the net
  periodic pension costs were:
    Assumed rate of return on investments                  9.00%          9.00%
    Rate of increase in salary scale                       5.50%          5.50%
    Settlement rate                                        7.75%          7.50%
================================================================================

The projected benefit obligation represents the obligation to plan members for services already rendered and then increases that obligation for projected future compensation levels.

Defined Contribution Plan - The Bank also maintains a qualified defined contribution and thrift savings plan under Section 401(k) of the Internal

Revenue Code. All regular, full time employees are eligible for voluntary participation after one year of continuous service. The plan is effectuated through a trust established by the Bank. Under this plan, participants may contribute from 2% to 6% (8% until March 29, 1994) of their base pay and the Bank makes 50% (100% until March 29, 1994) matching discretionary contributions of up to 3% (6% until March 29, 1994) of the participant's base pay. The Bank made matching contributions of $332,000, $306,000 and $357,000, for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 15
Post Retirement Health Care and Life Insurance Benefits

The Bank currently provides post retirement health and life insurance benefits to substantially all of its employees who were employed by the Bank prior to April 1, 1993. Retirees covered by this plan are eligible to receive medical coverage for themselves and their spouses and are eligible to receive life insurance.

   Retiree contributions cover approximately 20% to 25% of the required premiums. The current cash cost per year of the medical coverage provided is approximately $325,000. Employees who retired subsequent to January 1, 1979 and receive benefits under the Bank's pension plan are eligible to be covered under the Bank's Group Life Insurance Plan ("GLIP"). Retiree life insurance benefits are calculated based upon the employee's basic annual earnings immediately preceding the date of their retirement, subject to certain limitations included in the benefits formula, as described in the GLIP. The current cost per year of these benefits is approximately $38,000. The Bank may from time to time revise its policies with respect to post retirement health and life insurance benefits, including, among other things, provisions for eligibility and retiree contributions.

   The unfunded status of the plan at December 31, 1996 and 1995 is as follows:

================================================================================
(in thousands)                                             1996          1995
--------------------------------------------------------------------------------
Actuarial present value of accumulated
  postretirement benefit obligation                      $ 8,552        $ 8,441
Unrecognized net loss                                     (2,832)        (3,412)
Unrecognized prior service benefit                         2,804          3,174
--------------------------------------------------------------------------------
Accrued postretirement benefit cost
  recognized in the accompanying
  consolidated statement of
  financial condition                                    $ 8,524        $ 8,203
================================================================================

   Net periodic postretirement benefit cost included in salaries and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 1996, 1995 and 1994 is comprised of the following components:

================================================================================
(in thousands)                                 1996           1995        1994
--------------------------------------------------------------------------------

Service cost-benefits earned
  during the year                               $ 242        $ 233        $ 274
Interest cost on accumulated
  postretirement
  benefit obligation                              593          536          492
Amortization of unrecognized
  net loss                                        241          121          242
Amortization of unrecognized
  prior service benefit                          (369)        (369)        (369)
--------------------------------------------------------------------------------
Net periodic postretirement
  benefit cost                                  $ 707        $ 521        $ 639
================================================================================

   For measurement purposes, a 10% annual rate of increase in the per capita cost of covered benefits ("health care cost trend rate") was assumed for 1996; with the rate assumed to gradually decrease to 5% by the year 2001 and remain at that level thereafter. This rate assumption has a significant effect on the estimate of the accumulated postretirement benefit obligation and aggregate service and interest cost components of net periodic post-retirement benefit cost. A one percentage point increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation by 14.0% as of December 31, 1996 while the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1996 would increase 19.3%. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.0%, respectively, at December 31, 1996 and 1995.

NOTE 16
Stock Plans

Stock Option Plans - In connection with the conversion and initial public offering, T R Financial adopted and its stockholders ratified at a special meeting of stockholders held on December 13, 1993 two stock option plans: the T R Financial Corp. 1993 Incentive Stock Option Plan (the "ISO Plan") which reserved 688,275 shares of Common Stock for issuance and the T R Financial Corp. 1993 Stock Option Plan for Outside Directors (the "Directors' Plan") which reserved 404,224 shares of Common Stock for issuance. Upon completion of the conversion and initial public offering on June 29, 1993,

T R Financial granted at an exercise price of $9.00 per share (the initial public offering price of the Common Stock) options covering 687,235 shares and 363,254 shares, pursuant to the ISO Plan and the Directors' Plan, respectively. As of December 31, 1996, there have been no grants of stock options made subsequent to June 29, 1993.

   Under the ISO Plan, all officers and employees of the Company are eligible to participate. The ISO Plan provides that the exercise price of options granted may not be less than the fair market value of the Common Stock on the date of grant and that options generally expire upon the earlier of ten years from the date of the grant or from three to twelve months following an optionee's termination of employment with the Company.

   While the options granted under the ISO Plan generally vest over a one to five year period, certain events such as death, disability, retirement of an optionee or change in control, result in immediate vesting. Under the Directors' Plan, outside directors of T R Financial are eligible to receive non-statutory options. The Directors' Plan provides that the exercise price of options granted be equal to the fair market value on the date of grant and that the options expire on the earlier of ten years from the date of the grant or one year following the date on which an optionee ceases to be a Director. A summary of transactions for the ISO Plan and Directors' Plan for the years ended December 31, 1996, 1995 and 1994 is as follows:

================================================================================
                                             1996           1995           1994
--------------------------------------------------------------------------------
ISO Plan
Outstanding at
  beginning of year                       613,179        665,412        684,255
Exercised                                 (17,235)       (49,938)        (4,034)
Forfeited                                  (2,681)        (2,295)       (14,809)
--------------------------------------------------------------------------------
Outstanding at end of year
  ($9.00 per share)                       593,263        613,179        665,412
================================================================================
Currently exercisable at
  December 31, 1996                       554,068
================================================================================
Directors' Plan
Outstanding at
  beginning of year                       296,300        357,554        363,254
Exercised                                 (71,228)       (61,254)        (5,700)
Forfeited                                      --             --             --
--------------------------------------------------------------------------------
Outstanding at end of year
  ($9.00 per share)                       225,072        296,300        357,554
================================================================================
Currently exercisable at
  December 31, 1996                       225,072
================================================================================

Employee Stock Ownership Plan and Trust - In connection with the conversion and initial public offering, T R Financial established the T R Financial Corp. Employee Stock Ownership Plan for full time employees of the Company having at least one year of credited service. On June 29, 1993, the ESOP purchased 1,081,575 shares of Common Stock at $9.00 per share, representing $9,734,175, from T R Financial in its initial public offering. The shares are allocated to participants' accounts annually through December 31, 2003 on the basis of compensation taken into account under the ESOP. Participants vest in the shares allocated to their respective accounts over a seven year period. Any forfeited shares are allocated to the then remaining participants in the same proportion as contributions. For the years ended December 31, 1996, 1995 and 1994, 123,684, 132,584 and 129,038 shares, respectively, were allocated to current participants. As of December 31, 1996 and 1995, 627,753 and 751,437 shares remained unallocated, respectively. The trustee for the ESOP must vote all allocated shares held in the ESOP trust in accordance with the instructions of the participants. Unallocated shares held by the ESOP trust are voted by the trustee in a manner calculated to most accurately reflect the results of allocated ESOP shares voted, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

   The ESOP purchased the 1,081,575 shares of Common Stock using the proceeds from a $9,734,175 promissory note payable to T R Financial (the "Promissory Note"). The Promissory Note is collateralized by the unallocated shares of Common Stock held by the ESOP and provides for forty equal quarterly principal installments plus interest at prime plus 1.50% (9.75% and 10.00% at December 31, 1996 and 1995, respectively) to be made to T R Financial commencing September 30, 1993. Under the terms of the ESOP, the Company makes contributions to the ESOP sufficient in amount to cover all payments of interest and principal as they become due. These contributions are reduced, however, by any investment earnings realized thereon and any dividends paid on unallocated shares of common stock held by the ESOP. As a result, contributions to the ESOP were reduced in 1996, 1995 and 1994 by $513,000, $328,000 and $51,000, respectively. The number of shares released annually is based upon the ratio of the current year's principal and interest to the current and all projected future years' principal and interest. The ESOP also provides that the Company may make additional contributions at its sole discretion. For the years ended December 31, 1996, 1995 and

1994, the Company made contributions of $1,144,000, $1,460,000 and $1,686,000, respectively, which were used by the ESOP to repay principal of $973,000 in 1996, 1995 and 1994 and interest of $684,000, $815,000 and $763,000 in 1996, 1995 and 1994, respectively. The Company recognizes expense relating to the ESOP on the basis of the shares allocated to participant accounts multiplied by the average fair value of the Common Stock during the period. For the years ended December 31, 1996, 1995 and 1994, the average quoted price of the Common Stock was $27.64, $19.56 and $13.99 per share, respectively. Accordingly, salaries and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 1996, 1995 and 1994 include $3,419,000, $2,593,000 and $1,806,000, respectively, of expense relating to the benefits provided under the ESOP. For the years ended December 31, 1996, 1995 and 1994, the average interest rate under the Promissory Note was 9.82%, 10.30% and 8.59%, respectively.

Recognition and Retention Plans - In connection with the conversion and initial public offering, the Bank adopted and T R Financial stockholders ratified at a special meeting of stockholders on December 13, 1993 two recognition and retention plans: the Roosevelt Savings Bank Recognition and Retention Plan for Officers (the "Officers' RRP") which authorized the granting of up to 284,050 shares of Common Stock and the Roosevelt Savings Bank Recognition and Retention Plan for Outside Directors (the "Directors' RRP") which authorized the granting of up to 152,950 shares of Common Stock. The purpose of these plans, collectively the "RRP's," is to provide officers and outside directors of the Bank with a proprietary interest in the Company in a manner designed to encourage their retention with the Bank. Upon completion of the conversion and initial public offering on June 29, 1993, the Bank contributed $3,933,000 to the RRP's to enable the RRP's to purchase an aggregate of 437,000 shares of Common Stock at the initial public offering price of $9.00 per share. This contribution represents deferred compensation which was initially recorded as a reduction of stockholders' equity and is ratably charged to expense over the vesting period of the actual stock awards. On June 29, 1993, 284,050 shares and 137,450 shares of Common Stock, respectively, were awarded under the Officers' RRP and Directors' RRP. Of these awards, 331,915 shares and 89,585 shares, respectively, generally vest annually on the anniversary date of the grant over three years and five years. For the years ended December 31, 1996, 1995 and 1994, salaries and employee benefits in the accompanying consolidated statements of income include $561,000, $1,081,000 and $1,366,000, respectively, of expense relating to the awards under the RRP's. During 1996, 1995 and 1994, 108,409, 127,195 and 154,243 shares, respectively, were vested and distributed. During 1994, 5,790 awarded shares were forfeited. No awarded shares were forfeited during 1996 or 1995.

Supplemental Executive Retirement Plan and Trust - The Company maintains a non-qualified plan, the Supplemental Executive Retirement Plan and Trust (the "SERP"), to compensate participants in the Company's benefit plans that are limited by section 415 of the Internal Revenue Code. At December 31, 1996 and 1995, this plan maintains $1,343,000 and $766,000, respectively, of trust held assets. Trust held assets at December 31, 1996 and 1995 include $721,000 and $351,000, respectively, of Common Stock, at cost. This represents 39,096 shares and 25,110 shares of Common Stock at December 31, 1996 and 1995, respectively. The cost of such shares are reflected as contra-equity and additional paid-in-capital in the accompanying consolidated statements of financial condition. The remaining assets in the SERP at December 31, 1996 and 1995 of $622,000 and $415,000, respectively, are reflected as other assets and other liabilities in the accompanying consolidated statements of financial condition.

NOTE 17
Recent Accounting Pronouncements

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach, after a transfer of financial assets, requires the recognition of financial assets and servicing assets that are controlled by the reporting entity and the liabilities it has incurred. It also requires the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

   Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair value of the assets at the date of the transfer. Servicing assets retained are subsequently subject to amortization and assessment for impairment.

   SFAS No. 125 provides implementation guidance for: assessing isolation of transferred assets; accounting for transfers of partial interests; servicing of financial assets; securitizations; transfers of sales-type and direct financing lease receivables; securities lending transactions; securities sold under agreements to repurchase and other repurchase agreements (including "dollar rolls" and "wash sales"); loan syndications and participations; risk participations in banker's acceptances; factoring arrangements; transfers of receivables with recourse; and extinguishment of liabilities.

   A number of existing FASB statements are superseded (SFAS Nos. 76 and 77) or amended (SFAS Nos. 65, 115 and 122) by SFAS No. 125. SFAS No. 125 amends SFAS No. 115 to prohibit the classification of a debt security as held to maturity if it can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." As amended, SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 except that its provisions with respect to securities lending, repurchase agreements and dollar-roll transactions are effective for transfers occurring after December 31, 1997. The adoption of SFAS No. 125, as amended, is not expected to have a material effect on the Company's results of operations but may require the recording of additional financial assets and liabilities relating to syndicated lending and securities lending arrangements.

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method rather than an intrinsic value based method to account for stock-based compensation arrangements and applies to all stock awards granted after December 15, 1994. As of December 31, 1996, all of the Company's stock awards were granted prior to the December 15, 1994 effective date of this statement. The Company expects, however, to continue with the intrinsic value approach promulgated by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for any future stock option awards. If the fair value based method is not adopted, SFAS No. 123 requires proforma disclosure, with comparative amounts for the comparable prior year period, of net income and earnings per share assuming the fair value based method was adopted.

   Based upon the status of the Company's current stock-based compensation plans, the Company does not expect SFAS No. 123 to have a significant effect on its financial statements. However, the Company's expectation to continue with the intrinsic value approach for future stock awards, if any, would require pro forma disclosure of what its effect would have been on net income and earnings per share if the fair value based method had been adopted.

NOTE 18
Disclosures About Fair Value of Financial Instruments

SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below.

Cash, Cash Equivalents, and Securities

The carrying amounts for cash and cash equivalents approximate fair value as they mature in 90 days or less and do not present unanticipated credit concerns. The fair values of held to maturity securities and available for sale securities are estimated based on bid quotations received from securities dealers or from prices obtained from firms specializing in providing securities pricing services. The following table represents the amortized cost and estimated fair values of cash, cash equivalents, and securities at December 31, 1996 and 1995:

============================================================================================================
                                                    1996                                   1995
                                    ------------------------------------------------------------------------
                                       Amortized           Estimated           Amortized           Estimated
(in thousands)                              Cost          Fair Value                Cost          Fair Value
------------------------------------------------------------------------------------------------------------

Cash and cash equivalents             $   18,128          $   18,128          $   21,204          $   21,204
Held to maturity securities, net       1,008,932           1,017,702             855,623             880,197
Available for sale securities            439,922             441,847             516,862             530,996
------------------------------------------------------------------------------------------------------------
Total securities                      $1,466,982          $1,477,677          $1,393,689          $1,432,397
============================================================================================================

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial real estate and residential mortgage loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories. For performing residential mortgage loans, fair values are estimated by discounting contractual cash flows through the estimated maturity using discount rates and prepayment estimates based on secondary market sources adjusted to reflect differences in servicing and credit costs. The estimated fair value of remaining performing loans is calculated by discounting scheduled cash flows using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. Fair values for non-performing real estate loans are based on recent appraisals.

================================================================================
                                   December 31, 1996        December 31, 1995
                              --------------------------------------------------
                                 Carrying    Estimated     Carrying    Estimated
(in thousands)                     Amount   Fair Value       Amount   Fair Value
--------------------------------------------------------------------------------
Mortgage loans                 $1,606,943   $1,602,123   $1,356,523   $1,360,693
Other loans                       109,239      108,851       67,051       66,418
--------------------------------------------------------------------------------
Total loans                    $1,716,182   $1,710,974   $1,423,574   $1,427,111
================================================================================

Deposit Liabilities

All deposits, except certificates of deposit, are subject to rate changes at any time, and therefore are considered to be carried at estimated fair value. The fair value of certificates of deposit at December 31, 1996 and 1995 was estimated by computing the present value of contractual future cash flows for each certificate. The present value rate utilized was the rate offered by the Bank at December 31, 1996 and 1995 on certificates with an initial maturity equal to the remaining term to maturity of the existing certificates. At December 31, 1996 the carrying amount and estimated fair value of the Company's certificates of deposit were $1,614,802,000 and $1,620,074,000, respectively. At December 31, 1995, the carrying amount and estimated fair value of the Company's certificates of deposit were $1,346,661,000 and $1,355,014,000, respectively.

Borrowed Funds

The fair value of borrowings was estimated at $631,899,000 and $595,904,000, respectively, at December 31, 1996 and 1995 representing the amount estimated to be required to extinguish the borrowings as of those dates. The estimated fair values of borrowings are valued using estimated discounted cash flow analyses based on the current incremental borrowing rates for similar types of borrowing arrangements.

Limitations

SFAS No. 107 requires disclosures of the estimated fair value of financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument nor the resultant tax ramifications or transaction costs. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a mortgage servicing department that contributes fee income annually. The mortgage servicing department is not considered a financial instrument, and as such its value has not been incorporated into the fair value estimates. Other significant assets of the Company that are not considered financial assets include banking house and equipment and deferred tax assets. In addition, the tax ramifications related to the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

Commitments

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

   The commitments existing at December 31, 1996 would be offered at substantially the same rates and under substantially the same terms that would be offered by the Bank at December 31, 1996 to the counterparties. Therefore, the carrying value of existing commitments is considered to be equivalent to the estimated fair value as of December 31, 1996.

NOTE 19
Commitments and Contingencies

(a) Commitments

At December 31, 1996, commitments to originate mortgage loans at fixed rates were approximately $37,073,000 with stated rates ranging from 6.9% to 9.5% and commitments to originate adjustable rate mortgages were approximately $51,189,000 at stated rates ranging from 7.0% to 9.0%. In connection with certain of its loan products, the Company had, at December 31, 1996, $15,915,000 of outstanding commitments to fund unused lines of credit. In addition, at December 31, 1996, the Company had two commitments totaling $1,595,000 to participate in the funding of community development housing. The interest rate at which these commitments will be funded has not yet been determined. At December 31, 1996, the Company had commitments to purchase $22,000,000 par value of GNMA mortgage-backed securities. These securities were settled in January 1997.

   The Company also has lease commitments on banking house premises. Total rental expense relating to these commitments for the years ended December 31, 1996, 1995 and 1994 was approximately $537,000, $457,000 and $387,000, respectively. The aggregate minimum annual rental commitments at December 31, 1996 are as follows:

================================================================================
Years ending December 31,                                         (in thousands)
--------------------------------------------------------------------------------
1997                                                                      $  406
1998                                                                         408
1999                                                                         415
2000                                                                         366
2001                                                                         319
Thereafter                                                                   387
--------------------------------------------------------------------------------
Total                                                                     $2,301
================================================================================

(b) Contingency-Nationar

On February 6, 1995, the Superintendent of Banks of the State of New York took possession of Nationar, a check-clearing and trust company, freezing all of Nationar's assets. The Company used Nationar for certain depository and collection services. As a result, the Company maintained deposit balances with Nationar and had certain stock investments and subordinated capital debentures in Nationar.

   For the year ending December 31, 1995, the consolidated statements of income included in net gain on securities activities, a loss of $599,000 relating to possible losses on the Company's Nationar investments and included in other operating expense $660,000 in possible losses relating to the ultimate recovery of frozen balances in Nationar.

   In June 1996, the Company received the first distribution of approximately 40% of its deposit claims. This was followed by two additional distributions in November and December of 1996. These liquidating distributions in 1996, which totalled $3,572,000, covered 100% of the Company's deposit claim balances and 100% of the collateral portion of the Company's subordinated capital debenture claims. In December 1996, as a result of these distributions, the Company reversed $1,100,000 of its reserves and recognized this amount in other income in the consolidated statement of income.

   In January 1997, the Superintendent reported that he intended to apply during the first quarter of 1997 for judicial approval of a partial dividend to the holders of Nationar's subordinated capital debentures but that the timing of such dividend had yet to be determined. The Company, however, has either fully collected or charged-off its remaining Nationar claims and accordingly, any such future distribution, which is not expected to be material, will increase recorded income.

(c) Other Contingencies

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position of the Company will not be affected materially by the outcome of such legal proceedings.

NOTE 20
Parent Company Only Financial Information

T R Financial Corp. was formed on February 12, 1993 and operates a wholly-owned subsidiary, Roosevelt Savings Bank. The earnings of the Bank are recognized by T R Financial using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in T R Financial's investment in the Bank. The following are the condensed financial statements for T R Financial Corp. (Parent Company only) as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994.

                               T R Financial Corp.
                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

====================================================================================================================================
(in thousands)                                                                             December 31, 1996       December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------
Assets:
  Deposits with the Bank                                                                            $  3,825                $  1,353
  Deposits with other financial institutions                                                              98                      45
Securities available for sale:
  U.S. Government obligations (amortized cost of $2,004 and $5,954 at December 31, 1996 and
    1995, respectively)                                                                                2,002                   5,999
  Equities (amortized cost of $92)                                                                        --                     101
  Mortgage-backed securities:
    FHLMC (amortized cost of $4,351 and $4,906 at December 31, 1996 and 1995, respectively)            4,223                   4,861
    GNMA (amortized cost of $1,547 and $2,002 at December 31, 1996 and 1995, respectively)             1,472                   1,941
------------------------------------------------------------------------------------------------------------------------------------
      Total securities available for sale                                                              7,697                  12,902
------------------------------------------------------------------------------------------------------------------------------------
Accrued interest receivable                                                                               74                      91
Investment in the Bank                                                                               191,577                 184,829
Receivable from the Bank                                                                                 814                     550
Other assets                                                                                             182                      72
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                                  $204,267                $199,842
====================================================================================================================================
Liabilities and stockholders' equity
Accrued taxes payable                                                                               $     60                $     --
Accrued expenses                                                                                         169                     158
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                                  229                     158
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                                                 204,038                 199,684
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                                    $204,267                $199,842
====================================================================================================================================

                               T R Financial Corp.
                         CONDENSED STATEMENTS OF INCOME

====================================================================================================================================
                                                                                                    For the Year Ended December 31
                                                                                          ------------------------------------------
(in thousands)                                                                                      1996          1995          1994
------------------------------------------------------------------------------------------------------------------------------------
Income:
  Interest income                                                                                $ 1,401       $ 2,018       $ 2,034
  Dividend received from the Bank                                                                 22,000         5,250         1,000
  Other fee income                                                                                     1             4            12
  Gain on sale of securities                                                                          76            --            13
------------------------------------------------------------------------------------------------------------------------------------
    Total income                                                                                  23,478         7,272         3,059
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on borrowings                                                                              20            --            --
------------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                                            20            --            --
------------------------------------------------------------------------------------------------------------------------------------
General and administrative expense:
  Salaries and employee benefits                                                                      68            81            16
  Equipment expense                                                                                   15            15            15
  Other operating expense                                                                            947         1,160         1,152
------------------------------------------------------------------------------------------------------------------------------------
    Total expense                                                                                  1,050         1,256         1,183
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed earnings of the Bank                       22,428         6,016         1,876
Provision for income taxes                                                                           186           342           380
------------------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings of the Bank                                        22,242         5,674         1,496
------------------------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of the Bank                                                       8,273        15,251        10,919
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                       $30,515       $20,925       $12,415
====================================================================================================================================

                               T R Financial Corp.
                       CONDENSED STATEMENTS OF CASH FLOWS

====================================================================================================================================
                                                                                                 For the Year Ended  December 31
                                                                                          ------------------------------------------
(in thousands)                                                                                   1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income:                                                                                $ 30,515       $ 20,925       $ 12,415
    Adjustments to reconcile net income to net cash provided
      (used) by operating activities:
    Equity in undistributed earnings of the Bank                                               (8,273)       (15,251)       (10,919)
    Amortization of premiums in excess of (less than) accretion of discounts                       19             78           (370)
    Gain on sales of securities                                                                   (76)            --            (13)
    Increase (decrease) in liabilities                                                             71            158         (2,737)
    Decrease (increase) in receivables and other assets                                           (25)           (13)           113
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided (used) by operating activities                                         22,231          5,897         (1,511)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of securities available for sale                                                   (5,004)       (20,165)       (23,077)
  Maturities of securities available for sale                                                   3,969         27,730         14,552
  Sale of securities available for sale                                                         6,146             --         18,405
  Net repayment of advances to the Bank                                                           847            970          1,396
  Payment for banking houses and equipment                                                         --             --            (11)
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by investing activities                                                 5,958          8,535         11,265
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds from the issuance of common stock and exercise of stock options                    795          1,002             87
  Purchase of treasury stock                                                                  (20,879)       (14,843)       (10,661)
  Cash dividend paid                                                                           (5,580)        (3,315)          (460)
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash used by financing activities                                                   (25,664)       (17,156)       (11,034)
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                            2,525         (2,724)        (1,280)
Cash and cash equivalents at beginning of period                                                1,398          4,122          5,402
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                   $  3,923       $  1,398       $  4,122
====================================================================================================================================

NOTE 21
Selected Quarterly Financial Data (Unaudited)

The following table is a summary of operations by quarter for the years ended December 31, 1996 and 1995:

====================================================================================================================================
                                                                           For the Quarter Ended
                                       ---------------------------------------------------------------------------------------------
(in thousands)                          12/31/96     9/30/96     6/30/96     3/31/96    12/31/95     9/30/95     6/30/95    3/31/95
 -----------------------------------------------------------------------------------------------------------------------------------
Interest income                         $ 57,031    $ 55,295    $ 53,920    $ 52,158    $ 51,808    $ 50,000    $ 47,894   $ 44,988
Interest expense                          36,209      35,033      33,348      32,580      33,316      32,085      30,675     28,229
 -----------------------------------------------------------------------------------------------------------------------------------
Net interest income                       20,822      20,262      20,572      19,578      18,492      17,915      17,219     16,759
Provision for possible loan losses           200         200         500         500         450       1,050         950        600
 -----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses                20,622      20,062      20,072      19,078      18,042      16,865      16,269     16,159
Non-interest income (expense):
  Loan fees and other charges, net         1,640       1,405       1,544       1,447       1,446       1,656       1,360      1,276
  Net gain (loss) on
    securities activities                    985       1,767       2,004       2,755       2,216         910       2,285       (102)
  (Loss) gain on sales of whole loans         (1)         --           2           1           7         133          15         --
  Other income                             1,285         410         258         417         285         851         365        382
  Salaries and employee benefits          (6,660)     (6,397)     (6,178)     (6,326)     (6,186)     (5,845)     (5,751)    (5,763)
  Occupancy and
    equipment expense                     (1,288)     (1,235)     (1,196)     (1,297)     (1,171)     (1,037)     (1,072)    (1,067)
  Marketing expense                         (567)       (560)       (603)       (668)       (476)       (573)       (649)      (786)
  Other real estate owned expense           (109)       (181)       (292)       (369)       (617)       (615)       (653)      (337)
  FDIC assessment(1)                          --          (1)         --          (1)       (192)         84        (923)      (924)
  Other operating expense                 (2,211)     (2,162)     (2,611)     (2,151)     (1,798)     (1,745)     (2,716)    (1,873)
 -----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income
  taxes                                   13,696      13,108      13,000      12,886      11,556      10,684       8,530      6,965
Provision for income taxes(2)              5,893       4,794       5,786       5,702       5,204       4,750       3,782      3,074
 -----------------------------------------------------------------------------------------------------------------------------------
Net income                              $  7,803    $  8,314    $  7,214    $  7,184    $  6,352    $  5,934    $  4,748   $  3,891
====================================================================================================================================
Net income per share                    $   0.88    $   0.94    $   0.82    $   0.80    $   0.67    $   0.63    $   0.50   $   0.40
====================================================================================================================================

(1) Includes a $1,145,000 refund of FDIC insurance assessment in the three months ended September 30, 1995.
(2) For the three months ended September 30, 1996, the provision for income taxes was reduced by $1,065,000 principally as a result of a change in New York State bad debt tax legislation (Note 11).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
T R Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of T R Financial Corp. and subsidiaries ("Company") as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Jericho, New York
January 23, 1997

                        T R Financial Corp. & Subsidiaries
                             DIRECTORS AND OFFICERS

Board of Directors

Maureen E. Clancy
Secretary, Treasurer and Partner,
Clancy & Clancy Brokerage Ltd.

Robert F. Eisen, Sr.
Retired President,
Greenwood Mills, Inc.

Michael P. Galgano
Retired Senior Vice President,
Dorman & Wilson, Inc.

Leonard Genovese
Chairman, President and CEO,
Genovese Drug Stores, Inc.

Edward J. Kowatch
Retired Chairman and CEO,
Retirement System for Savings Institutions

Ernest L. Loser
Retired Senior Vice President,
Chase Manhattan Bank, N.A.

John C. Mesloh
Retired Vice President,
Pfizer, Inc.

A. Gordon Nutt
President and Chief Administrative Officer

James E. Orr, Jr.
Retired Chairman and CEO,
Busby Metals, Inc.

John M. Tsimbinos
Chairman of the Board and Chief Executive Officer

Spiros J. Voutsinas
President,
Omega Capital Inc.

Office of the Chairman

John M. Tsimbinos
Chairman of the Board and Chief Executive Officer

A. Gordon Nutt
President and Chief Administrative Officer

Dennis E. Henchy
Executive Vice President and Chief Financial Officer

William R. Kuhn
Executive Vice President and Chief Real Estate Lending Officer

John J. De Russo
Senior Vice President and Strategic Planning/
Special Projects Officer/Training & Development

Ira H. Kramer
Senior Vice President and Corporate Secretary

Senior Vice Presidents

Daphne E. Heslop, Internal Audit

Joseph T. Javitz, Mortgage Originations/
Mortgage Servicing

Anthony P. Mallia, Retail Banking Division/
Customer Service/Security

Walter G. Mullins, Marketing/
Centralized Services

Gerard L. Treglia, Systems/Legal Research

Vice Presidents

Elaine E. Cordiello, Human Resources

Janeth Duque, Compliance

John P. Forsberg, Commercial Real Estate

Albert F. Intreglia, Securities & Investments

Edwin J. Lawrence, Securities & Investments

William Mackey, Financial Budgeting
& Reporting

Daniel E. Martin, CRA/Community
 Development

Martin W. McAleer, Jr., MIS

Rosemary Roser, Accounting

Thomas Savoca, Consumer Lending

Christine M. Thiel, Mortgage Servicing

                        T R Financial Corp. & Subsidiaries
                             STOCKHOLDER INFORMATION

Executive Office

T R Financial Corp.
1122 Franklin Avenue
Garden City, New York 11530
(516) 742-9300

Investor Relations

Stockholders, investors and analysts interested in additional information about T R Financial Corp. are invited to contact:

Theodore S. Ayvas
Assistant Vice President
Investor Relations
1122 Franklin Avenue
Garden City, New York 11530
(516) 739-4219

Transfer Agent and Registrar

Stockholders are asked to contact the Bank's transfer agent, Chase Mellon Shareholder Services, for consolidation of accounts, changes of registration, address corrections or replacement of lost stock certificates.

Chase Mellon Shareholder Services
P.O. Box 590
Ridgefield Park, NJ 07660
1-(800) 851-9677

Stock Listing

T R Financial Corp., the holding company for Roosevelt Savings Bank, is traded and quoted on the Nasdaq National Market System under the symbol "ROSE". Price information appears daily in the Wall Street Journal under "T R FinlCp" and in other newspapers as "T R Fin".

T R Financial Corp. on the Internet

T R Financial information can be accessed through our internet web site located at http://www.trfin.com. Access is provided to our most recent news and earnings releases, annual report, mid year reports, 10K and 10Q regulatory filings, investor research coverage, stock quotes, and 180 day market performance charts. The site also allows access into Roosevelt Savings Bank product offerings.

Independent Auditors

KPMG Peat Marwick LLP
One Jericho Plaza
Jericho, New York 11753

Annual Meeting

The 1997 Annual Meeting of Stockholders will be held on April 21, 1997 at 9:30 a.m. at the Westbury Manor, Jericho Turnpike, Westbury, New York.

                        T R Financial Corp. & Subsidiaries
                        ROOSEVELT SAVINGS BANK LOCATIONS

[MAP OF LONG ISLAND]

Administrative Headquarters

1122 Franklin Avenue
Garden City, New York 11530

Customer Service and Information:

(516) 877-1010 or
(718) 347-1010

Nassau County

Garden City
1.   1122 Franklin Ave.
2.   108 Seventh Street

Bellmore
3.   Sunrise Highway at
      Bellmore Avenue

Massapequa Park
4.   4848 Merrick Road

New Hyde Park
5.   Jericho Turnpike at
     South 12th Street

Hewlett
6.   1280 Broadway

Brooklyn

Gates Avenue
7.   Gates Avenue at
      Broadway

Marine Park
8.   Avenue U at Nostrand Avenue

Queens County

Union Turnpike
9.   Springfield Blvd. at Union Turnpike

Bellerose
10.  247-53 Jamaica Ave.

Howard Beach
11.  156-02 Cross Bay Boulevard

Deepdale
12.  Long Island Expressway at 254th Street

Suffolk County

Deer Park
13.  Deer Park Avenue at Bay Shore Road

14.  Deer Park Avenue at Fairview Avenue

Dix Hills
15.  600 Old Country Road

This Annual Report serves as the Bank's Annual Disclosure Statement for purposes of the regulations of the Federal Deposit Insurance Corporation ("FDIC"). This statement has not been reviewed or confirmed for accuracy by the FDIC.

[LOGO] T R FINANCIAL
          CORP.

1122 FRANKLIN AVENUE
GARDEN CITY, NEW YORK  11530

(516) 742-9300