Form 10-K, Exhibit 13
period 1997-12-31
TR FINANCIAL CORP
filed 1998-03-30
CIK 898447

Exhibit 13.1
                                                                    ------------

                               T R FINANCIAL CORP.


                               1997 ANNUAL REPORT



                               HOLDING COMPANY FOR
                             ROOSEVELT SAVINGS BANK

                    BUILDING A LEGACY OF FINANCIAL STRENGTH

         The Bank was incorporated on November 25, 1895 as the Eastern District Savings Bank. On January 20, 1926, the Bank received permission from the Roosevelt family to use its name and since then has been known as Roosevelt Savings Bank.

         The Bank uses a number of well known scenes associated with Theodore Roosevelt in its public communications to convey its strength, code of conduct and commitment to the communities it serves. Among these are the world famous carving in Mount Rushmore which includes the images of United States Presidents Washington. Jefferson, Lincoln and Roosevelt, and photographs of Colonel Roosevelt with his Rough Riders.

         The well known picture on the cover and on the table of contents is of Theodore Roosevelt at Rock Creek Park, Chevy Chase, Maryland, 1902.

================================================================================
                          Selected Financial Highlights
================================================================================

         1997 was another year of record breaking performance for T R Financial Corp. The year was marked by record breaking earnings, an 87% increase in stock price, a stock split in the form of a 100% stock dividend and successive increases in quarterly cash dividends.

                               T R FINANCIAL CORP.

At or For the Year Ended December 31,
(DOLLARS IN THOUSANDS)
 .................................................. ................... ................ .................
                                                                 1997       1996                    1995
 .................................................. ................... ................ .................
Total assets                                               $3,843,056       $3,259,627        $2,904,623
Loans receivable, net                                       2,062,896        1,716,182         1,423,574
Total securities                                            1,695,965        1,450,779         1,386,619
Total deposits                                              2,202,353        2,343,513         2,038,341
Borrowed Funds                                              1,298,578          637,835           594,563
Net income                                                     34,728           30,515            20,925
Stockholders' equity to total assets                            6.27%            6.26%             6.87%
Return on average stockholders' equity                         15.86%           16.03%            10.65%





[Graphics Omitted]

Net Income
(Millions of dollars)
---------------------
`95    20.925
`96    30.515
`97    34.728


Total Assets
(Billions of dollars)
---------------------
`95    $2.90462
`96    $3.25963
`97    $3.64306


Total Deposits and Borrowings
(Billions of dollars)

                              `95                   `96                    `97
Total                       2.632904              2.981348            3.500931
                            ====================================================
Borrowings                  0.594563              0.637835            1.298578
Deposits                    2.038341              2.343513            2.202353



                                            T R Financial Corp. & Subsidiaries 1

================================================================================
                         A MESSAGE TO OUR SHAREHOLDERS
================================================================================

                               T R FINANCIAL CORP.
                               Holding Company for
                             Roosevelt Savings Bank


         We have a wonderful success story to share with all of our stockholders about the Company's earnings performance this past year. We too are stockholders. This gives us the unique opportunity of viewing the Company's performance from both the perspective of management as well as that of an investor. It is from these dual vantage points we report to you the Company had a banner year which surpassed all records in our 102-year history of business operations. Stockholders benefitted from record breaking earnings, enhanced dividend performance and a stock split in the form of a 100% stock dividend.

         We look forward to presenting the details of our financial performance to each of you at the Annual Meeting on April 27, 1998 at the Westbury Manor, Westbury, New York. Until then, please enjoy reading the enclosed story of our record breaking earnings performance and take a moment to relish your enhanced shareholder value.

RECORD BREAKING PERFORMANCE INCREASES VALUE TO STOCKHOLDERS

         Our record breaking performance contributed to both immediate capital enrichment as well as long-term value for stockholders.

         The Board of Directors declared a stock split in the form of a 100% stock dividend, which was distributed on May 14, 1997. Performance following the stock split helped to cause stock price to rise from $19.25 on May 14, 1997 to $33.25 on December 31, 1997. Investors who were stockholders during this period saw the value of their shares increase by over 70%. Earnings performance during 1997 exceeded all previous records and reached a new high level. A $1,000 investment at the Company's initial public offering on June 29, 1993 was worth $7,389 at year end 1997.

CASH DIVIDENDS ENHANCE STOCKHOLDER VALUE

         Due to the Company's strong performance, the Board declared four cash dividends rewarding stockholders for their investment in the Company. Each quarterly dividend was higher than the previous quarter and was paid on common shares as follows: $0.11 - March 3, 1997, as adjusted for the 100% stock dividend, which was paid on May 14, 1997, $0.13 - June 2, 1997, $0.15 - September 2, 1997 and $0.16 - December 1, 1997. The Board of Directors will continue to review the dividend regularly and intends to maintain a quarterly dividend in the future consistent with the Company's earnings performance.


2 T R Financial Corp. & Subsidiaries

SUMMARY OF OPERATING RESULTS, CAPITAL AND ASSET QUALITY

         For the year 1997, operating results surpassed all prior year records. Net income for the year ending December 31, 1997 rose 13.8% over the prior year to $34.7 million, representing earnings of $1.96 per share. Stockholders' equity in T R Financial Corp. was $241 million at December 31, 1997, representing 6.27% of total assets and a book value of $14.54 per share.

         At December 31, 1997, leverage and risk-based capital ratios of Roosevelt Savings Bank were 5.98% and 17.80% respectively. The Bank's capital ratios are well in excess of the Federal Deposit Insurance Corporation ("FDIC") capital requirements of at least 4% for the leverage ratio and 8% for the risk-based measure and qualify the Bank to be designated as a well-capitalized institution by regularity agencies.

         Non-performing assets decreased 7.0% from December 31, 1996 to $14.8 million or 0.38% of total assets, at December 31, 1997. The ratio of non-performing loans to total loans decreased 7 basis points from 0.74% at December 31, 1996 to 0.67% at December 31, 1997.

         We continue to reserve for possible loan losses because of uncertainty in the future economic environment and a growing loan portfolio. At December 31, 1997, the allowance for possible loan losses was $14.9 million, or 108.53% of non-performing loans.

MANAGING THE COMPANY FOR PERFORMANCE

         Management's strategy will continue to focus on performance to enhance the long-term value of our Company to stockholders. Managing the Company with a conservative investment strategy should achieve solid earnings performance and maintain our financial strength. Capital will be managed to enable the Company to grow notwithstanding changing economic conditions.

COMMUNITY REINVESTMENT

           In addition to our record breaking financial performance, the Company maintains its favorable reputation by continuing its commitment to the communities it serves. We contribute to the growth, prosperity and overall development of our communities by providing financial services and housing outreach programs to residents. We have underwritten loans to provide safe and decent housing for community members including low to moderate income families. This involvement in community and housing development reinforces the Company's goal of making the "American Dream" of home ownership a reality for many people.

           The Company's performance as a community action oriented organization has been highly recognized. The Company's housing partnership programs with organizations such as Neighborhood

                                            T R Financial Corp. & Subsidiaries 3

Housing Services of New York City, Neighborhood Housing Services of Bedford-Stuyvesant, the Federal Home Loan Bank of New York and the New York City Housing Partnership continue to be the subject of favorable media coverage. The Chairman, on behalf of the Company, has accepted awards for community performance from the United Jewish Appeal Federation of New York City and the United Cerebral Palsy Association of Nassau County, New York.

OUR PERSONAL MESSAGE TO OFFICERS AND STAFF

Thank you for making 1997 a year of record earning performance. It is each Director, Senior Executive, Officer, Management Staff member and employee who has enabled the Company to achieve the high level of performance that enhances value to stockholders. You have done a great job and we are proud of you.

OUR PERSONAL MESSAGE TO STOCKHOLDERS

         We extend our appreciation to our stockholders for their continued confidence in our management of the Company. Your ongoing support contributes to our Company's strength and our motivation to enhance stockholder value in 1998 and into the next millennium.

/s/ A. Gordon Nutt                                /s/ John M. Tsimbinos
A.Gordon Nutt                                         John M. Tsimbinos
President and Chief Administrative Officer            Chairman of the Board and
                                                      Chief Executive Officer

                                            4 T R Financial Corp. & Subsidiaries

                                TABLE OF CONTENTS


Selected Consolidated Financial and Other Data ............................    6

Glossary of Financial Terms ...............................................    8

Management's Discussion and Analysis of Financial Condition and
Results of Operations .....................................................   10

Consolidated Statements of Financial Condition ............................   26

Consolidated Statements of Income .........................................   27

Consolidated Statements of Changes in Stockholders' Equity ................   28

Consolidated Statements of Cash Flows .....................................   29

Notes to Consolidated Financial Statements ................................   31

Independent Auditors' Report ..............................................   53

Directors and Officers ....................................................   54

Stockholder Information ...................................................   55

                 Selected Consolidated Financial and Other Data

------------------------------------------------------------------------------------------------------------------------------------
                                                                                            At December 31,
                                                            ------------------------------------------------------------------------
(in thousands)                                                     1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL
CONDITION DATA
Total assets                                                $ 3,843,056    $ 3,259,627    $ 2,904,623    $ 2,563,949    $ 2,007,234
Loans receivable                                              2,062,896      1,716,182      1,423,574      1,197,340      1,072,584
Allowance for possible loan losses                               14,917         14,370         13,267         12,045         13,760
Securities available for sale:
  Bonds and equities                                            308,569        337,446        304,154        271,979        297,237
  Mortgage-backed securities                                    168,096        104,401        226,842        150,551        137,214
Securities held to maturity/for investment, net:
  Bonds and equities                                             42,092         53,632         98,792        322,800        210,233
  Mortgage-backed securities                                  1,177,208        955,300        756,831        504,960        159,674
Other real estate owned, net                                      1,040          3,264          6,547          6,535          7,077
Due to depositors                                             2,202,353      2,343,513      2,038,341      1,696,359      1,217,745
Borrowed funds                                                1,298,578        637,835        594,563        625,200        545,200
Stockholders' equity                                            240,971        204,038        199,684        177,767        184,738

====================================================================================================================================
                                                                                  For the Year Ended December 31,
                                                            ------------------------------------------------------------------------
(in thousands, except per share data)                              1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA
Interest income                                             $   255,412    $   218,404    $   194,690    $   148,073    $   119,404
Interest expense                                                163,766        137,170        124,305         88,321         68,148
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                            91,646         81,234         70,385         59,752         51,256
Provision for possible loan losses                                  800          1,400          3,050          2,250          6,100
Non-interest income:
  Loan fees and other charges, net
    and other income                                              7,224          8,406          7,621          6,596          8,514
  Net gain on securities activities and sales of
    whole loans                                                   5,711          7,513          5,464            592          4,589
Non-interest expense                                             45,813         43,063         42,685         42,019         38,155
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes,
  extraordinary charges and net cumulative
  effect of changes in accounting principles                     57,968         52,690         37,735         22,671         20,104
Provision for income taxes                                       23,240         22,175         16,810         10,256          8,646
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charges and
  net cumulative effect of changes in
  accounting principles                                          34,728         30,515         20,925         12,415         11,458
Extraordinary charges from prepayments of
  FHLB advances, net of taxes                                        --             --             --             --         (2,287)
Net cumulative effect of changes in accounting
  principles                                                         --             --             --             --            500
------------------------------------------------------------------------------------------------------------------------------------
  Net Income                                                $    34,728    $    30,515    $    20,925    $    12,415    $     9,671
====================================================================================================================================
  Basic Earnings Per Share(1)(2)                                  $2.11          $1.84          $1.16          $0.64          $0.23
  Diluted Earnings Per Share(1)(2)                                $1.96          $1.72          $1.10          $0.62          $0.23
====================================================================================================================================


6  T R Financial Corp. & Subsidiaries

                 Selected Consolidated Financial and Other Data

------------------------------------------------------------------------------------------------------------------------------------
                                                                                   At or For the Year Ended December 31,
                                                                    ----------------------------------------------------------------
                                                                       1997          1996          1995          1994          1993
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS
  Return on average assets                                             0.98%         1.00%         0.76%         0.55%         0.54%
  Return on average stockholders' equity                              15.86%        16.03%        10.65%         6.84%         6.85%
  Average stockholders' equity to average assets                       6.16%         6.24%         7.14%         8.05%         7.89%
  Stockholders' equity to total assets                                 6.27%         6.26%         6.87%         6.93%         9.20%
  Interest rate spread                                                 2.23%         2.34%         2.24%         2.31%         2.54%
  Net interest margin                                                  2.63%         2.72%         2.64%         2.73%         2.97%
  Efficiency ratio(3)                                                 46.34%        48.04%        54.72%        63.33%        63.84%
  Non-interest expense to average assets                               1.29%         1.41%         1.55%         1.86%         2.13%
  Net interest income to non-interest expense                          2.00x         1.89x         1.65x         1.42x         1.34x
  Average earning assets to average interest-
    bearing liabilities                                                1.08x         1.08x         1.08x         1.10x         1.11x

PER SHARE DATA(2)
  Diluted earnings per share(1)                                     $  1.96       $  1.72       $  1.10       $  0.62       $  0.23
  Book value per share                                              $ 14.54       $ 12.50       $ 11.44       $  9.59       $  8.53
  Dividends per share(4)                                            $  0.55       $  0.34       $ 0.185       $ 0.025            --
  Dividend payout ratio                                               28.06%        19.77%        16.82%         4.03%           --

ASSET QUALITY RATIOS
  Non-performing loans to total loans(5)                               0.67%         0.74%         1.31%         3.01%         3.49%
  Non-performing assets to total assets(5)                             0.38%         0.49%         0.87%         1.67%         2.24%
  Net charge-offs to average loans                                     0.01%         0.02%         0.14%         0.34%         0.35%
  Allowance for possible loan losses to total loans                    0.72%         0.84%         0.93%         1.01%         1.28%
  Allowance for possible loan losses to
    non-performing loans(5)                                          108.53%       113.79%        70.94%        33.46%        36.72%

REGULATORY CAPITAL RATIOS(6)
  Leverage capital ratio                                               6.26%         6.43%         6.75%         7.60%         9.23%
  Total risk-based capital ratio                                      18.61%        17.86%        18.20%        18.77%        19.74%
====================================================================================================================================

(1) 1993 basic and diluted earnings per share are presented only for the period subsequent to the conversion on June 29, 1993. Because extraordinary charges and accounting changes occurred prior to June 29, 1993, basic and diluted earnings per share exclude the effects of these items.
(2) Per share data has been restated to give effect to a 100% stock dividend paid on May 14, 1997.
(3) The efficiency ratio measures non-interest expense as a percentage of the sum of net interest income and non-interest income, excluding net gains on asset sales.
(4)   Dividends for the year ended December 31, 1994 are for one quarter.
(5) Non-performing loans exclude loans which have been restructured and are accruing and performing in accordance with the restructured terms. Restructured, accruing loans totaled $5,132,000, $5,297,000, $6,391,000,
      $6,251,000 and $4,813,000 at December 31, 1997, 1996, 1995, 1994 and 1993,
      respectively.
(6) The figures shown are for the Company. The Bank's leverage capital ratio and total risk-based capital ratio was 5.98% and 17.80%, respectively, at December 31, 1997, 6.07% and 16.86%, respectively, at December 31, 1996, 6.27% and 16.93%, respectively, at December 31, 1995, 6.68% and 16.49%, respectively, at December 31, 1994 and 7.67% and 16.38%, respectively, at December 31, 1993. See "Liquidity and Capital Resources -- Regulatory Capital Position" for additional information regarding Bank capital levels.


                                           T R Financial Corp. & Subsidiaries  7

                          Glossary of Financial Terms

Allowance for Possible Loan Losses

A balance sheet account which is an estimation of possible loan losses. The provision for possible loan losses is added to the allowance account while charge-offs decrease the account. Recoveries on loans previously charged off increase the allowance.

Basis Point

The smallest measure used in quoting interest rate yields. One basis point is 0.01% of yield. Thus, a yield that moves from 7.00% to 7.50% moves up 50 basis points.

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

Earnings Per Share (Basic and Diluted)

Net income divided by weighted average shares of common stock outstanding represents basic earnings per share. When dilutive, common stock equivalents, such as stock options, are added to the denominator, this ratio represents diluted earnings per share. Common stock outstanding is reduced by stock held in treasury and the unallocated shares of common stock held by a company's employee stock ownership plan.

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

Liquidity

The ability of current assets to meet current liabilities when due. The degree of liquidity of an asset is the period of time anticipated to elapse until the asset is realized or is otherwise converted into cash. A liquid bank has less risk of being unable to meet debt than an illiquid one. Also, a liquid bank generally has more financial flexibility to take on new investment opportunities. However, excess liquidity can reduce earnings.


8  T R Financial Corp. & Subsidiaries

Mortgage Servicing Rights

The rights to service mortgage loans. Rights to service mortgage loans are acquired through loan origination activities or may be purchased. Mortgage banking enterprises may purchase and sell mortgage servicing rights.

Net Interest Income

The difference between interest and dividend income on earning assets and interest expense on interest-bearing liabilities.

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

Other Real Estate Owned

Real estate which a bank takes or to which it assumes title in order to sell the property as the result of a loan default.

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

Securities Sold Under Agreements To Repurchase

Refers to a transaction that is accounted for as a collateralized borrowing in which a seller-borrower of securities sells those securities to a buyer-lender with an agreement to repurchase them at a stated price plus interest at a specified date or in specified circumstances. Such agreements may also be referred to as security repurchase agreements.

Stock Option

A right to purchase or sell a stock at a specified price within a stated period.

Tier 1 Capital

Common stockholders' equity (excluding any net of tax adjustment for net unrealized appreciation/ depreciation in certain securities), qualifying non-cumulative perpetual preferred stock and minority interest in equity accounts of consolidated subsidiaries, less any unrealized net loss in marketable equity securities, goodwill and other disallowed intangibles.

Tier 2 Capital

The allowance for possible loan losses (limited to a certain percentage of risk-weighted assets), perpetual and long-term preferred stock, hybrid capital instruments (including perpetual debt and mandatory convertible securities) and subordinated debt and intermediate-term preferred stock (subject to certain limitations).


                                           T R Financial Corp. & Subsidiaries  9

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

General

T R Financial Corp. ("T R Financial") was formed in 1993 to serve as the bank holding company for Roosevelt Savings Bank (the "Bank"), a New York State chartered stock savings bank.

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

Management Strategy

Management's strategy has been to prudently leverage its strong capital position through asset growth, to increase profitability and to manage its exposure to fluctuations in interest rates. To accomplish these strategies, the Bank (1) emphasizes investments in one- to four-family residential, including co-op, fixed rate mortgages, as well as adjustable rate mortgage ("ARM") products; (2) emphasizes, as an alternative to the investment in loans, the purchase of U.S. government agency mortgage-backed securities; (3) develops its retail banking franchise by maintaining a stable base of cost effective deposits and by offering deposit products which are cost effective funding sources; (4) utilizes wholesale borrowing facilities such as securities sold under agreements to repurchase to supplement the cost effective funding of asset growth; (5) emphasizes productivity and cost efficiency in the conduct of its operations; and (6) manages its interest rate risk to appropriately position the Bank in changing interest rate environments.

      Emphasizing Home Lending - The Bank experienced an increase in overall real estate lending activity during 1997 with a favorable interest rate environment and the continued success of correspondent loan programs with area mortgage brokers and mortgage bankers. In addition, the Bank continues to originate commercial real estate loans on a selective basis. For the year ended December 31, 1997, 44.0% of the Bank's interest income was derived from one- to four-family residential loans, including loans secured by shares representing co-operative units ("co-op loans"), as compared to 41.9% in 1996. These residential loans have outstanding balances amounting to $1.69 billion, or 82.0% of total loans, net of deferred amounts, at December 31, 1997 and are generally considered to involve less risk than other types of loans. The remaining $371.6 million, or 18.0% of total loans, net of deferred amounts, at December 31, 1997 consisted of $216.7 million of commercial real estate loans, $109.0 million of other loans, $27.5 million of multi-family loans and $18.5 million of construction and land development loans. Although these other types of loans generally have higher yields than one- to four-family residential mortgage loans, and shorter terms to maturity, which generally improve the Bank's interest rate sensitivity, they are generally viewed as exposing a lender to a greater risk of credit loss than one- to four-family residential mortgage loans and, except for other loans, typically involve higher loan principal amounts.

[GRAPHIC OMITTED]

Loan Portfolio Composition
--------------------------
As of December 31, 1997
Residential real estate                82.0%
Commercial real estate                 10.5%
Other loans                             5.3%
Multi-family                            1.3%
Construction and land development       0.9%

      The Bank's ratio of non-performing loans to total loans was 0.67% and 0.74% at December 31, 1997 and 1996, respectively. The decrease in this ratio is attributable to the Company's overall loan growth and is partially offset by an increase in non-performing loans of $1.1 million. The ratio of the


10  T R Financial Corp. & Subsidiaries
allowance for possible loan losses to total loans was 0.72% as of December 31, 1997 as compared to 0.84% as of December 31, 1996. A weakness or deterioration in the economic conditions of the Bank's primary lending area in the future may result in the Bank experiencing further increases in non-performing loans or non-performing assets. Such increases would likely result in higher provisions for possible loan losses and reduced levels of earning assets, which would lower the level of net interest income and possibly result in higher levels of other real estate owned expense.

      Emphasizing Mortgage-Backed Securities - Consistent with management's strategy of asset growth, the Bank has continued its emphasis on the purchase of U.S. government agency mortgage-backed securities. For the year ended December 31, 1997, the Bank purchased $510.8 million of fixed rate mortgage-backed securities which were issued by the Government National Mortgage Association ("GNMA").

[GRAPHIC OMITTED]

Total Mortgage-Backed Securities
--------------------------------
Billions of dollars

Total                    0.983673       1.059701       1,345304
                         ========       ========       ========
Available for sale       0.226842       0.104401       0.168096
Held to maturity         0.756831       0.955300       1.177208
                            '95            '96            '97


      At December 31, 1997, mortgage-backed securities held to maturity had an amortized cost of $1.18 billion (estimated fair value of $1.20 billion) and a weighted average yield and weighted average life of 7.87% and 6.30 years, respectively. At December 31, 1997, mortgage-backed securities available for sale had an amortized cost of $166.4 million (estimated fair value of $168.1 million) and a weighted average yield and weighted average life of 8.02% and
6.89 years, respectively. See "Interest Rate Sensitivity" for a discussion of the potential impact of changes in interest rates on mortgage-backed securities and other interest-earning assets.

      Enhancing the Retail Banking Franchise - During 1997, management emphasized the maintenance of its stable base of deposits and strategically priced time deposit products to balance their competitiveness with their cost effectiveness. For the year ended December 31, 1997, due to depositors decreased $141.2 million to $2.2 billion and, as a result, the Bank's average deposits per branch decreased from $156.2 million at December 31, 1996 to $146.8 million at December 31, 1997. This decrease was attributable to the planned net outflow of certain higher cost retail deposits. In managing the Company's overall cost of funds and interest rate sensitivity, management is using borrowings to leverage asset growth and to supplement its deposit base. This strategy is intended to mitigate the repricing effect of maturing time deposit products and to reduce the Company's overall interest rate sensitivity.

      At December 31, 1997, the Bank had core deposits of $679.7 million as compared to $651.5 million at December 31, 1996. Core deposits as a percentage of total deposits increased during 1997 from 27.8% at December 31, 1996 to 30.9% at December 31, 1997 due primarily to the $173.1 million decrease in certificates of deposit to $1.44 billion. While not considered core deposits, the Bank offers certificates of deposit with three to ten year maturities, which management views as a stable source of funding. At December 31, 1997, the Bank had $61.4 million of certificates of deposit with remaining terms to maturity of more than three years. Additionally, although not considered to be a core deposit, the Bank offers money market accounts which it believes also provide the Bank with relatively stable lower cost deposits. At December 31, 1997 and 1996, the Bank's money market account balances were $80.9 million and $77.2 million, respectively, at a weighted average interest rate for both years of 2.21%. The Bank has not used brokered deposits as a source of funds.

      Wholesale Funding Sources - During 1997, the Bank leveraged its asset growth with security repurchase agreements which provide a significant source of funds at a fixed cost to the Bank. At December 31, 1997 and 1996, the Bank had $807.0 million and $55.0 million, respectively, of security repurchase agreements with weighted average interest rates of 5.71% and 5.63% for 1997 and 1996, respectively, and weighted average number of years to maturity of 3.51 and
0.96 years, respectively. The majority of these security repurchase agreements contain call features which can significantly reduce the weighted average terms of these agreements, if called. In addition to security repurchase agreements, the Bank also utilizes Federal Home Loan Bank of New York ("FHLB") advances as a funding source. The dollar amount of these FHLB advances has decreased from


                                          T R Financial Corp. & Subsidiaries  11

$582.8 million at December 31, 1996 to $491.6 million at December 31, 1997. At December 31, 1997 and 1996, FHLB advances had weighted average interest rates of 5.91% and 5.89%, respectively, and weighted average years to maturity of 2.02 and 2.28 years, respectively.

      Productivity and Cost Efficiency - The Company's efficiency ratio and ratio of non-interest expense to average assets are two measures used by the Company to assess its productivity and cost efficiency. For the years ended December 31, 1997, 1996 and 1995, the Company's efficiency ratio was 46.34%, 48.04% and 54.72%, respectively. The ratio of non-interest expense to average assets was 1.29% for the year ended December 31, 1997 as compared to 1.41% and 1.55% for the years ended December 31, 1996 and 1995, respectively. The Company's ratio of 1.29% compares favorably to its peer group average of 2.23% as of September 30, 1997, the date of the latest available report by the Federal Deposit Insurance Corporation ("FDIC"). The Company's improved efficiency ratios reflect the ongoing evaluation and monitoring of expenses and the efficiencies resulting from the growth in assets and net interest income.

      Managing Interest Rate Risk - The Company's interest bearing liabilities generally adjust more rapidly in a changing interest rate environment than its interest earning assets (See "Interest Rate Sensitivity"). As a result, the Company seeks to reduce its exposure to interest rate risk by increasing the interest rate sensitivity of its assets and decreasing the interest rate sensitivity of its liabilities. The Company manages the interest rate sensitivity of its assets through the origination and purchase of adjustable rate mortgage loans and, to a lesser extent, the purchase of fixed rate mortgage-backed securities with intermediate-term estimated weighted average remaining lives. At December 31, 1997, the Company's adjustable rate mortgage loans comprised 41.3% of total mortgage loans on real estate. At December 31, 1997, the Company's mortgage-backed securities classified held to maturity had an estimated weighted average remaining life of 6.30 years while such securities classified available for sale had an estimated weighted average remaining life of 6.89 years. The Company manages the interest rate sensitivity of its liabilities by altering the mix of deposit products offered and by lengthening the maturities of new borrowed funds.

      In its securities portfolio, the Company has emphasized maintaining adequate financial flexibility and liquidity by classifying certain securities as available for sale and by maintaining a mix of short-term and intermediate-term maturities. Management also utilizes its retail banking franchise to provide a lower cost core deposit base which also limits interest rate risk as these deposits are considered by management to have relatively low volatility. Interest rate risk can also be managed through certain off-balance sheet derivative financial instruments such as futures, forward, interest rate swap or options contracts. Management has not engaged in such derivative financial instruments in the management of its interest rate risk.

      The Company uses earning simulations, as well as gap analysis, to analyze and project future interest rate risk. Computer generated scenarios are based on various assumptions, including expected changes in the level of interest rates and the shape of the yield curve, pricing strategies, growth and volume and mix alternatives for various funding and investment strategies. The Company monitors its exposure to interest rate risk in accordance with its Board approved guidelines. The specific results of interest rate simulation modeling are reviewed at least annually with the Board of Directors.

Interest Rate Sensitivity

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of earning assets maturing or repricing exceeds the amount of interest-


12  T R Financial Corp. & Subsidiaries
bearing liabilities maturing or repricing within the same period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of earning assets maturing or repricing within the same period.

      As a result of the Company's one-year negative gap position at December 31, 1997 of 9.40%, the yield on earning assets of the Company will adjust to changes in interest rates at a slower rate than the cost of the Company's interest-bearing liabilities. As a consequence, any significant increase in interest rates may have an adverse effect on the Company's results of operations. Conversely, any significant decline in interest rates may have a positive impact on the Company's results of operations as the cost of the Company's interest-bearing liabilities will tend to reprice downward at a faster rate than the Company's earning assets. Increases in the level of interest rates also may adversely affect the value of the Company's debt securities and other earning assets and the ability to sell such assets without realizing losses. Generally, the value of fixed rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the carrying value of interest-earning assets which could adversely affect the Company's results of operations if sold, or in the case of interest-earning assets classified as available for sale, the Company's equity if retained.

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

      Certain shortcomings are inherent in the method of analysis presented in the following table ("Gap table"). For example, although certain assets and liabilities may have similar periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind such changes.

      Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the Gap table. For example, as interest rates decrease, borrowers may be inclined to refinance their debt and lock in to lower fixed rate loans. Finally, the ability of many borrowers to make payments on their adjustable rate debt may decrease in the event of an interest rate increase.

      The following Gap table sets forth the amounts of earning assets and interest-bearing liabilities outstanding at December 31, 1997 that are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual terms of the asset or liability. Prepayment assumptions have been applied in estimating the repricing of the Company's mortgage loans and mortgage-backed securities classified as held to maturity. The estimated rates of prepayment assumed for loans and mortgage-backed securities are based upon coupon rates. The Company utilized historical deposit withdrawal patterns of the Bank for its deposit decay rate assumptions. For passbook accounts, NOW accounts and money market accounts in the one year or less category, such assumed rates for the Bank were 12%, 4% and 20%, respectively. The assumptions used may not be indicative of future withdrawals of deposits or prepayments of loans and mortgage-backed securities.


                                          T R Financial Corp. & Subsidiaries  13

------------------------------------------------------------------------------------------------------------------------------------
                                                                           More Than        More Than
                                                          Due in One       One Year         Five Years     More Than
(dollars in thousands)                                   Year or Less    To Five Years     To Ten Years    Ten Years        Total
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Mortgage loans(1)                                        $   374,888      $   965,120      $   484,560    $   117,180   $ 1,941,748
Other loans(1)                                                54,149           49,949            4,014            586       108,698
Securities held to maturity                                  233,346          498,327          352,895        134,732     1,219,300
Securities available for sale(2)                             429,441           47,224               --             --       476,665
------------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                                     1,091,824        1,560,620          841,469        252,498     3,746,411
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Passbook accounts(3)                                          74,723          298,893          124,539        124,539       622,694
NOW accounts                                                     545            7,625            2,724          2,724        13,618
Money market accounts                                         16,178           32,356           16,178         16,178        80,890
Certificate of deposit accounts                            1,095,173          333,030           13,513             --     1,441,716
Borrowed funds(4)                                            266,450          999,350           32,344            434     1,298,578
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities(5)                    1,453,069        1,671,254          189,298        143,875     3,457,496
------------------------------------------------------------------------------------------------------------------------------------
  Interest rate sensitivity gap                          $  (361,245)     $  (110,634)     $   652,171    $   108,623   $   288,915
------------------------------------------------------------------------------------------------------------------------------------
  Cumulative interest rate sensitivity gap               $  (361,245)     $  (471,879)     $   180,292    $   288,915
------------------------------------------------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity gap
  as a percentage of total assets                              -9.40%          -12.28%            4.69%          7.52%
Cumulative earning assets as a
  percentage of interest-bearing liabilities                   75.14%           84.90%          105.44%        108.36%
====================================================================================================================================

(1) For purposes of the gap analysis, mortgage and other loans, net of deferred costs, are reduced for non-accrual loans.
(2) $121.2 million of securities classified as available for sale are used as collateral in security repurchase agreements and are included in the column in which the underlying borrowing matures. All other securities classified as available for sale are included in the column "Due in One Year or Less."
(3)   Includes mortgagors' escrow deposits.
(4) $745.0 million of borrowed funds have callable or convertible features. Such borrowed funds, however, are included above based upon their terms to maturity.
(5) Does not include demand accounts, which are non-interest bearing, totaling $65.2 million at December 31, 1997.

      The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1997, as calculated by the Company.

------------------------------------------------------------------------------------------------------------------------------------
                                                                     Net Portfolio Value           Portfolio Value of Assets
------------------------------------------------------------------------------------------------------------------------------------
  Rates in Basis Points (Rate Shock) (dollars in thousands)  $ Amount      $ Change         % Change      NPV Ratio     % Change(1)
------------------------------------------------------------------------------------------------------------------------------------
  200...................................                     $177,884      $(82,296)         -31.63%         4.90%       -26.88%
  100...................................                      231,098       (29,082)         -11.18          6.15         -8.33
  Static................................                      260,180            --              --          6.71            --
  (100).................................                      289,924        29,744           11.43          7.33          9.33
  (200).................................                      305,222        45,042           17.31          7.60         13.33
====================================================================================================================================

(1) Based on the portfolio value of the Company's assets assuming no change in interest rates.


14  T R Financial Corp. & Subsidiaries

      As in the case with the Gap table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in actual market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

Analysis of Net Interest Income

Net interest income represents the difference between income on earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of earning assets and interest-bearing liabilities and the interest rates earned or paid on them. The following table sets forth certain information relating to the Company's average statements of financial condition and its statements of income for the years ended December 31, 1997, 1996 and 1995, and reflects the average yield on earning assets and average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. Average balances and yields include non-accrual loans.


                                          T R Financial Corp. & Subsidiaries  15

------------------------------------------------------------------------------------------------------------------------------------
                                                                           Year Ended December 31,
                                   -------------------------------------------------------------------------------------------------
                                                  1997                           1996                           1995
                                   -------------------------------------------------------------------------------------------------
                                                        Average                         Average                         Average
                                    Average              Yield/     Average              Yield/     Average              Yield/
(dollars in thousands)              Balance     Interest  Cost      Balance     Interest  Cost      Balance   Interest    Cost
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
 Mortgage loans, net(1)            $1,753,751   $132,528  7.56%    $1,482,027   $111,683  7.54%    $1,222,184 $ 92,896    7.60%
 Other loans(1)                       108,206      8,249  7.62         85,833      6,941  8.09         57,107    4,847    8.49
 Mortgage-backed securities(2)      1,178,304     88,226  7.49      1,007,721     75,799  7.52        841,933   63,829    7.58
 Short-term securities(3)              15,875        884  5.57          4,983        267  5.36          6,003      359    6.00
 Other securities(2)                  426,315     25,525  5.99        402,384     23,714  5.89        542,247   32,759    6.04
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                3,482,451    255,412  7.33      2,982,948    218,404  7.32      2,669,474  194,690    7.29
Non-earning assets                     71,188                          68,604                          80,941
------------------------------------------------------------------------------------------------------------------------------------
Total assets                       $3,553,639                      $3,051,552                      $2,750,415
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
 Passbook accounts                 $  634,516   $ 18,682  2.94%    $  564,315   $ 15,571  2.76%    $  501,698 $ 13,241    2.64%
 NOW accounts                          10,502        296  2.82         25,172        724  2.88         57,829    1,891    3.27
 Money market accounts                 76,486      2,098  2.74         80,840      2,228  2.76         57,585    1,778    3.09
 Certificate of deposit accounts    1,588,485     89,966  5.66      1,478,403     83,738  5.66      1,244,198   73,118    5.88
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits     2,309,989    111,042  4.81      2,148,730    102,261  4.76      1,861,310   90,028    4.84
Borrowed funds                        903,860     52,724  5.83        607,235     34,909  5.75        600,560   34,277    5.71
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities  3,213,849    163,766  5.10      2,755,965    137,170  4.98      2,461,870  124,305    5.05
Other liabilities(4)                  120,787                         105,265                          92,034
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                   3,334,636                       2,861,230                       2,553,904
Stockholders' equity                  219,003                         190,322                         196,511
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
stockholders' equity               $3,553,639                      $3,051,552                      $2,750,415
====================================================================================================================================
Net interest income/
interest rate spread               $   91,646             2.23%    $   81,234             2.34%    $   70,385             2.24%
------------------------------------------------------------------------------------------------------------------------------------
Net earning assets/
net interest margin                $  268,602             2.63%    $  226,983             2.72%    $  207,604             2.64%
------------------------------------------------------------------------------------------------------------------------------------
Ratio of earning assets
 to interest-bearing liabilities                          1.08x                           1.08x                           1.08x
====================================================================================================================================

(1) In computing the average balance of loans, non-accrual loans have been included.
(2) Includes, at amortized cost, securities available for sale, securities held to maturity, net and, in the case of other securities, Federal Home Loan Bank stock. Excludes net unrealized appreciation (depreciation) in certain securities.
(3) Includes commercial paper, bankers' acceptances, interest-earning deposits, money market instruments and federal funds sold.
(4) Includes $65.2 million, $62.1 million and $58.6 million of non-interest-bearing demand deposit accounts for the years 1997, 1996 and 1995, respectively.

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


16  T R Financial Corp. & Subsidiaries

------------------------------------------------------------------------------------------------------------------------------------
                                                          Year Ended December 31, 1997           Year Ended December 31, 1996
                                                                  Compared to                             Compared to
                                                          Year Ended December 31, 1996           Year Ended December 31, 1995
                                                           Increase (Decrease) Due to             Increase (Decrease) Due to
                                                     -------------------------------------------------------------------------------
  (in thousands)                                         Volume       Rate         Net          Volume       Rate          Net
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Mortgage loans, net                                  $ 20,488      $    357      $ 20,845      $ 19,748      $   (961)     $ 18,787
Other loans                                             1,810          (502)        1,308         2,439          (345)        2,094
Mortgage-backed securities                             12,828          (401)       12,427        12,567          (597)       11,970
Short-term securities                                     584            33           617           (61)          (31)          (92)
Other securities                                        1,410           401         1,811        (8,448)         (597)       (9,045)
------------------------------------------------------------------------------------------------------------------------------------
  Total                                                37,120          (112)       37,008        26,245        (2,531)       23,714
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Deposits:
  Passbook accounts                                     1,938         1,173         3,111         1,653           677         2,330
  NOW accounts                                           (422)           (6)         (428)       (1,068)          (99)       (1,167)
  Money market accounts                                  (120)          (10)         (130)          719          (269)          450
  Certificate of deposit accounts                       6,231            (3)        6,228        13,771        (3,151)       10,620
------------------------------------------------------------------------------------------------------------------------------------
  Total deposits                                        7,627         1,154         8,781        15,075        (2,842)       12,233
------------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                         17,056           759        17,815           381           251           632
------------------------------------------------------------------------------------------------------------------------------------
 Total                                                 24,683         1,913        26,596        15,456        (2,591)       12,865
------------------------------------------------------------------------------------------------------------------------------------
 Net change in net interest income                   $ 12,437      $ (2,025)     $ 10,412      $ 10,789      $     60      $ 10,849
====================================================================================================================================

Financial Condition

Total assets increased $583.4 million, or 17.9%, to $3.84 billion at December 31, 1997 from $3.26 billion at December 31, 1996, primarily as a result of management's strategy to leverage its capital position through asset growth. This growth was funded primarily by an increase in borrowed funds.

      Securities available for sale increased $34.8 million, or 7.9%, to $476.7 million at December 31, 1997 from $441.8 million at December 31, 1996. Securities held to maturity, net increased $210.4 million, or 20.9%, to $1.22 billion at December 31, 1997 from $1.01 billion at December 31, 1996. In total, for both securities available for sale and held to maturity, bonds and equities decreased $40.4 million, or 10.3%, to $350.7 million at December 31, 1997 as compared to $391.1 million at December 31, 1996, and mortgage-backed securities increased $285.6 million, or 27.0%, to $1.35 billion at December 31, 1997 as compared to $1.06 billion at December 31, 1996. The mortgage-backed securities purchased in 1997 consisted entirely of fixed rate government agency backed securities and reflect management's strategy of supplementing loan originations with mortgage-backed security purchases to manage asset growth. Loans receivable, net of the allowance for possible loan losses, increased $346.2 million, or 20.3%, to $2.05 billion at December 31, 1997 from $1.70 billion at December 31, 1996. This increase reflects management's strategy of emphasizing home lending. Mortgage loans on real estate, net of deferred amounts increased $347.0 million during 1997, with originations and loan purchases aggregating $574.3 million for 1997. Other loans, net decreased $285 thousand during 1997, primarily due to a decline in automobile leases of $20.6 million which was partially offset by a $17.1 million increase in consumer loans. In March 1997, a third party leasing company which sold automobile leases to the Company discontinued its sales program in connection with its acquisition by a commercial bank.

      Total deposits decreased $141.2 million, or 6.0%, to $2.20 billion at December 31, 1997 from $2.34 billion at December 31, 1996. This decrease was primarily attributable to the planned net outflow of certain higher cost retail deposits and management's strategy to supplement funding of asset growth through additional borrowed funds. Of the net deposit outflow experienced during 1997, $109.6 million, or 77.7%, of the net outflow was attributable to certificate of deposit accounts with maturities of one year or less. At December 31, 1997, the maturity distribution and weighted average contract interest rates of the Bank's time deposits were as follows: $1.10 billion, or 76.0%, of time deposits (5.6% contract rate) mature in one year or less; $253.8 million,


                                          T R Financial Corp. & Subsidiaries  17
or 17.6%, of time deposits (6.1% contract rate) mature in over one to two years; $31.3 million, or 2.2%, of time deposits (6.5% contract rate) mature in over two to three years; $47.9 million, or 3.3%, of time deposits (6.4% contract rate) mature in over three to five years; and $13.5 million, or 0.9%, of time deposits (6.4% contract rate) mature in over five years. Borrowed funds increased $660.7 million, or 103.6%, to $1.30 billion at December 31, 1997 from $637.8 million at December 31, 1996. This increase in borrowings is attributable to a $752.0 million net increase in securities sold under agreements to repurchase and a net increase in overnight line of credit ("OLOC") borrowings from the FHLB of $8.0 million, and was offset by a $99.3 million decrease in FHLB term advances.

      Stockholders' equity amounted to $241.0 million at December 31, 1997, or 6.27% of total assets, as compared to $204.0 million at December 31, 1996, or 6.26% of total assets. At December 31, 1997, stockholders' equity includes net unrealized appreciation in certain securities, net of tax, of $5.1 million for securities falling under the provisions of SFAS No. 115. At December 31, 1996, stockholders' equity includes net unrealized depreciation in certain securities, net of tax, of $1.5 million. Within each category of securities, management routinely reviews the nature of any unrealized gains or losses and currently believes that the factors identified as being attributable to the gross unrealized losses in the Company's portfolios of securities are temporary. Changes in market interest rates, however, also may affect decisions made by the Company to retain for an extended period of time or transfer certain securities from available for sale to held to maturity. See "Interest Rate Sensitivity."

      During 1997, the Company repurchased 183,000 shares of the Company's common stock ("Common Stock") at a total cost of $3.2 million. Stock repurchases represent treasury stock and are reflected in the Company's consolidated statements of financial condition as a reduction of stockholders' equity.

      Non-performing assets decreased $1.1 million to $14.8 million at December 31, 1997, from $15.9 million at December 31, 1996 due primarily to a $2.2 million reduction in other real estate owned from $3.3 million at December 31, 1996 to $1.0 million at December 31, 1997. This reduction was partially offset by an increase in non-performing loans of $1.1 million from $12.6 million at December 31, 1996 to $13.7 million at December 31, 1997. The ratio of non-performing assets to total assets decreased to 0.38% at December 31, 1997 from 0.49% at December 31, 1996. The ratio of non-performing loans to total loans decreased to 0.67% at December 31, 1997 as compared to 0.74% at December 31, 1996. At December 31, 1997, assets identified as impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," amounted to $8.6 million, all of which is included in non-accrual loans.

[GRAPHIC OMITTED]

Ratio of Non-performing Assets to Total Assets
----------------------------------------------
'95       0.87%
'96       0.49%
'97       0.38%


Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

      General - The Company's net income for the year ended December 31, 1997 increased by $4.2 million, or 13.8%, to $34.7 million from $30.5 million for the year ended December 31, 1996.

      Interest Income - Interest income increased by $37.0 million, or 16.9%, from $218.4 million for 1996 to $255.4 million for 1997 due primarily to an increase in the average earning assets during the period, and, to a lesser extent, an increase in the average yield on earning assets. Average earning assets increased $499.5 million to $3.48 billion for the year ended December 31, 1997 from $2.98 billion for 1996, reflecting the Company's strategy to leverage its capital position through asset growth. Of the increase in average earning assets, $271.7 million was attributable to growth in mortgage loans, $170.6 million was attributable to growth in mortgage-backed securities, $34.8 was attributable to growth in securities and $22.4 million was attributable to growth in other loans. The average yield on earning assets increased to 7.33% for the year ended December 31, 1997 as compared to 7.32% for 1996. This was primarily due to increases in the average balances of mortgage loans, other loans and mortgage-backed securities which have yields above the average yield on earning assets.

     Interest income from mortgage loans, which accounted for 51.9% and 51.1% of total interest income in 1997 and 1996, respectively, increased by


18  T R Financial Corp. & Subsidiaries

$20.8 million, or 18.7%, due to a $271.7 million, or 18.3%, increase in the average balance of mortgage loans in addition to a 2 basis point increase in the average yield on mortgage loans from 7.54% for 1996 to 7.56% for 1997. Interest income on mortgage-backed securities, the average balance of which increased by $170.6 million, or 16.9%, from 1996 to 1997, totaled $88.2 million in 1997, an increase of $12.4 million, or 16.4%, from 1996, while the average yield decreased 3 basis points to 7.49% for 1997. Interest income from bonds, equities and other investments increased $2.4 million, or 10.1%, from $24.0 million for 1996, to $26.4 million for 1997, primarily due to an increase in the average yield on such securities, including short-term securities, of 8 basis points from 5.89% at December 31, 1996 to 5.97% at December 31, 1997.

      Interest income from other loans, including consumer loans, increased by $1.3 million from $6.9 million for 1996 to $8.2 million for 1997. This increase resulted primarily from a $22.4 million, or 26.1%, increase in the average balance of other loans which was partially offset by a 47 basis point decrease in the average yield on such loans.

      Interest Expense - Interest expense for 1997 increased $26.6 million, or 19.4%, from $137.2 million for 1996 to $163.8 million for 1997 due primarily to a $296.6 million increase in average borrowings to $903.9 million for 1997 from $607.2 million during 1996. This increase was also attributable to a 5 basis point increase in the average rate paid on interest-bearing deposits to 4.81% in 1997 from 4.76% in 1996 and an 8 basis point increase in the 1997 average rate paid on borrowed funds. Despite the generally lower market interest rates prevailing during 1997, these increases reflect a change in the mix of liabilities from shorter-term lower rate deposits into longer-term higher rate borrowings.

      Interest expense on passbook accounts increased $3.1 million, or 20.0%, primarily as a result of an 18 basis point increase in the average cost of such deposit accounts, and by a $70.2 million increase in the average balance of such deposits. Interest expense on NOW accounts decreased $428 thousand, or 59.1%, in 1997 as a result of a 6 basis point decrease in the average cost of such deposits and a $14.7 million, or 58.3%, decrease in the average balance of these deposits. Interest expense on money market accounts decreased by $130 thousand, or 5.8%, in 1997 primarily as a result of a decrease in the average balance of these deposits of $4.4 million, or 5.4%. The interest expense on certificate of deposit accounts increased $6.2 million, or 7.4%, in 1997 to $90.0 million, due to a $110.1 million, or 7.4%, increase in the average balances of these deposits. The average rate paid on such accounts was unchanged at 5.66%.

      Interest expense on borrowed funds increased $17.8 million, or 51.0%, in 1997 to $52.7 million due to a $296.6 million, or 48.8%, increase in the average balance of borrowed funds, and an 8 basis point increase in the average rate paid on such funds to 5.83%. The increase in average balances in 1997 as compared to 1996 was attributable, primarily, to additional borrowings during 1997 from securities sold under agreements to repurchase having an average balance of $401.6 million in 1997 as compared to $7.4 million in 1996.

      Net Interest Income - Net interest income for 1997 increased $10.4 million, or 12.8%, from $81.2 million for 1996 to $91.6 million for 1997. This increase is the result of interest income earned on the higher level of earning assets exceeding the interest expense on the interest-bearing liabilities used to fund the growth in earning assets. This increase in net interest income was partially offset by a decrease in the average interest rate spread to 2.23% for the year ended December 31, 1997 as compared to 2.34% for the year ended December 31, 1996.

[GRAPHIC OMITTED]

Net Interest Income
---------------------
(Millions of dollars)
'95       $70.4
'96       $81.2
'97       $91.6


      Provision for Possible Loan Losses - The provision for possible loan losses for 1997 decreased $600 thousand from $1.4 million for 1996 to $800 thousand for 1997. This decrease resulted from management's assessment of the loan portfolio, the level of the Bank's allowance for possible loan losses and its assessment of the local economy and market conditions. For the years ended December 31, 1997 and 1996, loan charge-offs, net of recoveries, totaled $253 thousand and $297 thousand, respectively. At December 31, 1997 and 1996, the allowance for possible loan losses amounted to $14.9 million and $14.4 million, respectively, and the ratio of such allowance to non-performing loans at December 31, 1997 and 1996 was 108.53% and 113.79%, respectively.


                                          T R Financial Corp. & Subsidiaries  19

      Non-Interest Income - Non-interest income for 1997 decreased $3.0 million to $12.9 million as compared to $15.9 million in 1996. This decrease was primarily attributable to a $2.0 million decrease in net gain on securities activities. Proceeds on sales of securities decreased $170.1 million to $217.1 million in 1997 as compared to $387.3 million in 1996. Gain on sales of whole loans increased $156 thousand to $158 thousand in 1997 as compared to $2 thousand in 1996. Loan fees and other charges, net, decreased $25 thousand. Other income decreased $1.2 million, or 48.8%, due to a $1.1 million recapture in 1996 of a previously established reserve for possible losses on the Bank's claims against Nationar, and a decrease in gains and recoveries from the disposition of other real estate owned of $407 thousand. These decreases were partially offset by a $106 thousand increase in penalty interest on the early withdrawal of time deposits by customers.

      Non-Interest Expense - Non-interest expense increased $2.8 million, or 6.4%, from $43.1 million for 1996 to $45.8 million for 1997, while the Company's ratio of non-interest expense to average assets decreased from 1.41% for 1996 to 1.29% for 1997.

      Salaries and employee benefits expense increased $3.1 million, or 12.1%, from 1997 to 1996, due to higher levels of expenses incurred with qualified stock-based compensation plans and salary increases and partially offset by lower costs associated with postretirement expense and restricted stock plans which are now substantially vested. Occupancy and equipment expense increased $209 thousand to $5.2 million for 1997 as compared to $5.0 million in 1996 due primarily to a $330 thousand increase in depreciation due primarily to capital expenditures on technology and building acquisition and renovation. This increase was partially offset by a $100 thousand decrease in rent expense due to the expiration of one of the branch lease agreements. Marketing expense increased $80 thousand to $2.5 million in 1997 from $2.4 million in 1996. Other real estate owned expense decreased $707 thousand to $244 thousand in 1997 due to fewer foreclosed properties being held. FDIC assessment increased $302 thousand to $304 thousand. The Bank Insurance Fund ("BIF") assessment rates for the year ended December 31, 1997 were $0.013 per $100 of insured deposits as compared to zero per $100 of insured deposits plus a nominal annual charge for the comparable prior year period. Other operating expense decreased $223 thousand to $8.9 million in 1997 as compared to $9.1 million in 1996 primarily as a result of a decrease in computer processing charges, lower office supplies and lower losses from limited partnership investments in certain housing projects qualifying for low income housing tax credits and partially offset by an increase in consulting costs.

      Provision for Income Taxes - Provision for income taxes increased by $1.1 million from $22.2 million for 1996 to $23.2 million for 1997 due to an increase in taxable income. As a percentage of income before provision for income taxes, however, the provision for income taxes decreased from 42.1% of pre-tax earnings in 1996 to 40.1% of pre-tax earnings in 1997. See Note 11 to the Company's Notes to Consolidated Financial Statements.

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

      Interest income from mortgage loans, which accounted for 51.1% and 47.7% of total interest income in 1996 and 1995, respectively, increased by


20  T R Financial Corp. & Subsidiaries

$18.8 million, or 20.2%, due to a $259.8 million, or 21.3%, increase in the average balance of mortgage loans which was slightly offset by a 6 basis point decrease in the average yield on mortgage loans from 7.60% for 1995 to 7.54% for 1996. Interest income on mortgage-backed securities, the average balance of which increased by $165.8 million, or 19.7%, from 1995 to 1996, totaled $75.8 million in 1996, an increase of $12.0 million, or 18.8%, from 1995, while the average yield decreased 6 basis points to 7.52% for 1996. Interest income from bonds, equities and other investments decreased $9.1 million, or 27.6%, from $33.1 million for 1995, to $24.0 million for 1996, primarily due to a decrease in the average yield on such securities of 15 basis points from 6.04% at December 31, 1995 to 5.89% at December 31, 1996.

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

      Non-Interest Income - Non-interest income for 1996 increased $2.8 million to $15.9 million as compared to $13.1 million in 1995. This increase was


                                          T R Financial Corp. & Subsidiaries  21
primarily attributable to a $2.2 million increase in net gain on securities activities. Proceeds on sales of securities increased $26.6 million to $387.3 million in 1996 as compared to $360.7 million in 1995. Gain on sales of whole loans decreased $153 thousand to $2 thousand in 1996 as compared to $155 thousand in 1995. Loan fees and other charges, net, increased $298 thousand, or 5.2%. Other income increased $487 thousand, or 25.9%, due to a $1.1 million recapture of a previously established reserve for possible losses on the Bank's claims against Nationar. See Note 19 to the Company's Notes to Consolidated Financial Statements. This increase was partially offset by a $185 thousand decrease in gains and recoveries from the disposition of other real estate owned and a $38 thousand decrease in penalty interest on the early withdrawal of time deposits by customers.

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

      Provision for Income Taxes - Provision for income taxes increased by $5.4 million from $16.8 million for 1995 to $22.2 million for 1996 due to the higher level of taxable income in 1996 as compared to 1995. As a percentage of income before provision for income taxes, however, the provision for income taxes decreased from 44.6% of pre-tax earnings in 1995 to 42.1% of pre-tax earnings in 1996. This decrease resulted from Federal and New York State legislative changes regarding tax bad debt reserves. See Note 11 to the Company's Notes to Consolidated Financial Statements.

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

      T R Financial's liquidity is available to, among other things, support future expansion of operations or diversification into other banking related businesses, pay dividends or repurchase its common stock. On April 16, 1996, T R Financial's Board of Directors authorized its sixth repurchase program covering the repurchase of up to 1,789,618 shares of Common Stock, as adjusted to reflect the 100% stock dividend paid on May 14, 1997. As of December 31, 1997, 617,000 of such shares had been repurchased. During 1997, T R Financial utilized $3.2 million of its liquidity to repurchase 183,000 shares of Common Stock, resulting in cumulative aggregate repurchases since T R Financial's stock offering of 5,751,738 shares at a total cost of $56.4 million. As of February 28, 1998, T R Financial repurchased an additional 165,000 shares of Common Stock at a total cost of $4.9 million.


22  T R Financial Corp. & Subsidiaries

      During 1997, T R Financial's Board of Directors declared and paid to stockholders four quarterly cash dividends aggregating $0.55 per share, or $9.0 million. Dividends paid on unallocated shares of Common Stock held by the ESOP were used to reduce required Company contributions to the ESOP. On January 23, 1998, the Board of Directors of T R Financial declared a quarterly cash dividend of $0.17 per share to stockholders of record on February 12, 1998 which was paid on March 2, 1998.

[GRAPHIC OMITTED]

Dividend History
----------------
(Per share)
12/94        $0.025
 3/95        $0.035
 6/95        $0.040
 9/95        $0.050
12/95        $0.060
 3/96        $0.070
 6/96        $0.080
 9/96        $0.090
12/96        $0.100
 3/97        $0.110
 6/97        $0.130
 9/97        $0.150
12/97        $0.160
 3/98        $0.170

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

      The Bank's ability to pay dividends to T R Financial is also subject to certain restrictions. Under the New York State Banking Law, dividends may be declared and paid only out of the net profits of the Bank. The approval of the Superintendent of Banks of the State of New York (the "Superintendent") is required if the total of all dividends declared in any calendar year will exceed the net profits for that year plus the retained net profits of the preceding two years, less any required transfers. In addition, no dividends may be declared, credited or paid if the effect thereof would cause the Bank's capital to be reduced below the amount required by the Superintendent or the FDIC. During 1997, the Board of Directors of the Bank declared and paid four dividends totalling $9.0 million. On January 22, 1998, the Board of Directors of the Bank declared a cash dividend of $5.0 million. This dividend was paid to T R Financial on February 2, 1998.

      The Bank's primary sources of funds are deposits, FHLB borrowings, securities sold under agreements to repurchase and proceeds from principal and interest payments on loans, mortgage-backed securities and debt securities. Proceeds from the sale of securities available for sale and, to a lesser extent, loans are also sources of funding. While maturities and scheduled amortization of loans and investments are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, economic conditions and competition.

      The primary investing activities of the Company are the origination or purchase of mortgage loans and the purchase of securities, including mortgage-backed securities. During the years ended December 31, 1997, 1996 and 1995, the Bank originated or purchased real estate loans totalling $574.3 million, $412.9 million and $352.5 million, respectively. During those same periods, the Company purchased securities, including mortgage-backed securities, totalling $667.3 million, $701.8 million and $759.4 million, respectively.

      For the year ended December 31, 1997, the Bank experienced a net decrease in deposits, including interest credited, of $141.2 million, due to the planned net outflow of certain higher cost retail deposits. For the years ended December 31, 1996 and 1995 the Bank experienced net increases in deposits, including interest credited, of $305.2 million and $342.0 million, respectively. For the year ended December 31, 1997, the Bank received $624.7 million of proceeds from sales and maturities of securities and principal collections on real estate loans. For the years ended December 31, 1996 and 1995, such proceeds amounted to $759.5 million and $743.8 million, respectively.

      The Company's most liquid assets are cash and cash equivalents, short-term securities and, as measured in the Gap table, securities available for sale and held to maturity, with expected repayment within one year. The levels of these assets are dependent on the Company's operating, financing, lending


                                          T R Financial Corp. & Subsidiaries  23
and investing activities during any given period. Such liquid assets at December 31, 1997 totaled $681.1 million, or 17.7% of total assets.

      Liquidity management for the Company is both a daily and long-term component of the Company's management strategy. Excess funds are generally invested in short-term and intermediate-term securities. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of FHLB borrowings and through the use of securities sold under agreements to repurchase. In addition, the Bank may access funds, if necessary, through a variety of FHLB products including a $100 million OLOC and a $100 million one-month borrowing facility from the FHLB.

      At December 31, 1997, the Bank had outstanding loan commitments of $123.8 million and $30.0 million of outstanding commitments to fund unused lines of credit. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1997 totaled $1.10 billion. Based on its most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

      The Year 2000 Issue - The Company's banking operations are, by their nature, dependent upon its own computer systems as well as those of other companies. The Company has conducted a review of its computer systems to identify systems that could be affected by the "Year 2000" issue and management has developed an implementation plan to respond to this issue. The Year 2000 issue is the result of computer programs which were written using two digits rather than four to define the applicable year. As a result, such programs may recognize a date using "00" as the year 1900 instead of the year 2000 which could result in system failures or miscalculations.

      The Company utilizes a third party computer service bureau for most of its computer processing. All other computer systems used by the Company are PC based systems which operate using industry standard software systems that have been developed and are supported by third party software companies. Accordingly, the Company's costs to resolve Year 2000 issues are not expected to be material. The Year 2000 issue, however, creates risk for the Company from unforeseen problems in its computer processing and from the computer processing problems of other third parties with whom the Company conducts financial transactions. As a result, incomplete or untimely resolution of such Year 2000 problems may have an adverse impact on the operations of the Company.

      The FDIC and the other federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Year 2000 problems. Any institution's failure to address appropriately the Year 2000 problem could result in supervisory action.

      As part of its implementation plan, management is monitoring the Year 2000 progress of its vendors and will be participating in the testing of systems during 1998. Management is also developing appropriate contingency plans to deal with problems as they may arise. There can be no assurance, however, that the systems of other companies on which the Company's systems rely will also be timely converted or that any such failure to convert by another company would not have an adverse effect on the Company's systems.

      Regulatory Capital Position - The Bank is subject to minimum regulatory capital requirements imposed by the FDIC which vary according to an institution's capital level and the composition of its assets. An insured institution is required to maintain core capital of not less than 3.0% of total assets plus an additional amount of at least 100 to 200 basis points ("leverage capital ratio"). An insured institution must also maintain a ratio of total capital to risk-based assets of 8.0%. Although the minimum leverage capital ratio is 3.0%, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") stipulates that an institution with less than a 4.0% leverage capital ratio is deemed to be an "undercapitalized" institution which results in the imposition of regulatory restrictions. The Bank's capital ratios qualify it to be deemed "well capitalized" under FDICIA. In addition, the Company's capital ratios exceed the minimum regulatory capital requirements imposed by the Federal Reserve Board, which are substantially similar to the requirements of the FDIC. See Note 13 to the Notes to Consolidated Financial Statements for the Bank's and T R Financial's regulatory capital requirements at December 31, 1997 and 1996.


24  T R Financial Corp. & Subsidiaries

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

Impact of New Accounting Standards

In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." As amended, SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 except that its provisions with respect to securities lending, repurchase agreements and dollar-roll transactions are effective for transfers occurring after December 31, 1997. The adoption of SFAS No. 125, as amended, is not expected to have a material effect on the Company's results of operations.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which established standards for the reporting and displaying of comprehensive income and its components in a full set of comparative general purpose financial statements. The Company adopted the provisions of SFAS No. 130 and has restated financial statements for the three year period ended December 31, 1997 to give effect to this pronouncement. Under existing accounting standards other comprehensive income is separately classified into foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. Only the last of these items, however, is currently applicable to the Company. See Note 1 (b) to Notes to Consolidated Financial Statements.

      The FASB also issued in June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which established standards for the way public business enterprises, including the Company, are to report information about operating segments in annual reporting and selected information about operating segments in interim reporting. This statement also established standards for related disclosures about products, services, geographic areas and major customers. SFAS No. 131 is effective for the Company for annual reporting periods beginning after December 15, 1997 and requires interim periods to be presented in the second year of application. SFAS No. 131 is limited to additional disclosures and, accordingly, the adoption of this statement will not have an impact on the Company's financial condition or results of operations.

Market for Common Stock

The Board of Directors of T R Financial has declared quarterly cash dividends since its first declaration on October 25, 1994. During 1997, the Board of Directors declared four quarterly cash dividends as shown in the table below. The Board will review the dividend regularly and hopes to maintain a regular quarterly dividend in the future, based upon the Company's earnings, financial condition and other factors. See "Liquidity and Capital Resources" and Note 12 to Notes to Consolidated Financial Statements for a discussion of restrictions on the Company's ability to pay dividends.

      As of February 28, 1998, there were 980 stockholders of record of the Company. The following table sets forth for each of the periods the high and low stock prices of T R Financial common stock as reported by the Nasdaq national market system under the symbol "ROSE," as well as dividends declared during such periods. The stock prices and dividend information set forth below have been adjusted to reflect the 100% stock dividend paid on May 14, 1997. Price information appears in major newspapers under the symbols "TRFinlCp" or "TRFin."

                                For the Quarter Ended
                     ------------------------------------------
                     12/31/97    9/30/97    6/30/97     3/31/97
---------------------------------------------------------------
  High                 $36.00     $31.88     $26.50      $18.56
  Low                  $28.13     $23.00     $16.56      $16.50
---------------------------------------------------------------
  Dividends             $0.16      $0.15      $0.13       $0.11
---------------------------------------------------------------

                     12/31/96    9/30/96    6/30/96     3/31/96
---------------------------------------------------------------
  High                 $18.06     $14.94     $14.06      $13.38
  Low                  $14.38     $13.00     $12.38      $11.63
---------------------------------------------------------------
  Dividends             $0.10      $0.09      $0.08       $0.07
===============================================================


                                          T R Financial Corp. & Subsidiaries  25

                 Consolidated Statements of Financial Condition

------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share amounts)                                                        December 31, 1997      December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
  ASSETS
Cash and cash equivalents                                                                         $    18,307           $    18,128
Securities available for sale:
  Bonds and equities                                                                                  308,569               337,446
  Mortgage-backed securities                                                                          168,096               104,401
------------------------------------------------------------------------------------------------------------------------------------
  Total securities available for sale                                                                 476,665               441,847
------------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity, net (estimated fair value of $1,245,735 and $1,017,702 at December 31, 1997 and 1996, respectively):
    Bonds                                                                                              42,092                53,632
    Mortgage-backed securities                                                                      1,177,208               955,300
------------------------------------------------------------------------------------------------------------------------------------
  Total securities held to maturity, net                                                            1,219,300             1,008,932
------------------------------------------------------------------------------------------------------------------------------------
Loans receivable                                                                                    2,062,896             1,716,182
Allowance for possible loan losses                                                                    (14,917)              (14,370)
------------------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net                                                                             2,047,979             1,701,812
------------------------------------------------------------------------------------------------------------------------------------
Other real estate owned, net                                                                            1,040                 3,264
Banking house and equipment, net                                                                       13,642                13,320
Accrued interest receivable                                                                            24,338                21,517
Federal Home Loan Bank of New York (FHLB) stock, at cost                                               33,390                33,390
Deferred tax asset, net                                                                                 2,034                 6,668
Other assets                                                                                            6,361                10,749
------------------------------------------------------------------------------------------------------------------------------------
  Total Assets                                                                                    $ 3,843,056           $ 3,259,627
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Due to depositors                                                                                 $ 2,202,353           $ 2,343,513
Securities sold under agreements to repurchase                                                        807,000                55,000
FHLB borrowings                                                                                       491,578               582,835
Mortgagors' escrow deposits                                                                            21,784                19,585
Accounts payable and accrued expenses                                                                  19,526                11,190
Official checks outstanding                                                                            27,989                24,251
Accrued taxes payable                                                                                  15,620                    --
Other liabilities                                                                                      16,235                19,215
------------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                                                                                 3,602,085             3,055,589
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                              --                    --
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued;                               --                    --
  Common stock, $.01 par value, 30,000,000 shares authorized; 22,724,000 shares issued; 17,598,029 shares and 17,574,040 shares outstanding at December 31, 1997
  and 1996, respectively                                                                                  227                   227
Additional paid-in-capital                                                                            110,962               104,880
Retained earnings                                                                                     183,065               157,716
Accumulated other comprehensive income:
  Net unrealized appreciation (depreciation) in certain securities, net of tax                          5,057                (1,501)
Less:
  Unallocated common stock held by Employee Stock Ownership Plan (ESOP)                                (4,604)               (5,650)
  Unearned common stock held by Bank's Recognition and Retention Plans and Trusts (RRPs)                 (103)                 (346)
  Common stock held by Bank's Supplemental Executive Retirement Plan and Trust (SERP),
    at cost (106,103 shares and 78,192 shares at December 31, 1997 and 1996, respectively)             (1,225)                 (721)
  Treasury stock, at cost (5,125,971 shares and 5,149,960 shares at
    December 31, 1997 and 1996, respectively)                                                         (52,408)              (50,567)
------------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                            240,971               204,038
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                        $ 3,843,056           $ 3,259,627
====================================================================================================================================

See accompanying notes to consolidated financial statements.


26  T R Financial Corp. & Subsidiaries

                       Consolidated Statements of Income

                                                                                        For the Year Ended December 31,
                                                                                 --------------------------------------------
(in thousands, except per share amounts)                                             1997               1996             1995
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Mortgage loans                                                                   $132,528           $111,683         $ 92,896
Mortgage-backed securities                                                         88,226             75,799           63,829
Bonds, equities and other investments                                              26,409             23,981           33,118
Other loans                                                                         8,249              6,941            4,847
-----------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                           255,412            218,404          194,690
-----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                                          111,042            102,261           90,028
Borrowed funds                                                                     52,724             34,909           34,277
-----------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                          163,766            137,170          124,305
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                91,646             81,234           70,385
Provision for possible loan losses                                                    800              1,400            3,050
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                       90,846             79,834           67,335
-----------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Loan fees and other charges, net                                                    6,011              6,036            5,738
Net gain on securities activities                                                   5,553              7,511            5,309
Gain on sales of whole loans                                                          158                  2              155
Other income                                                                        1,213              2,370            1,883
-----------------------------------------------------------------------------------------------------------------------------
  Total non-interest income                                                        12,935             15,919           13,085
-----------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits                                                     28,650             25,561           23,545
Occupancy and equipment expense                                                     5,225              5,016            4,347
Marketing expense                                                                   2,478              2,398            2,484
Other real estate owned expense                                                       244                951            2,222
FDIC assessment                                                                       304                  2            1,955
Other operating expense                                                             8,912              9,135            8,132
-----------------------------------------------------------------------------------------------------------------------------
  Total non-interest expense                                                       45,813             43,063           42,685
-----------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                           57,968             52,690           37,735
Provision for income taxes                                                         23,240             22,175           16,810
-----------------------------------------------------------------------------------------------------------------------------
  Net income                                                                     $ 34,728           $ 30,515         $ 20,925
=============================================================================================================================
  Basic earnings per share                                                       $   2.11           $   1.84         $   1.16
=============================================================================================================================
  Diluted earnings per share                                                     $   1.96           $   1.72         $   1.10
=============================================================================================================================

See accompanying notes to consolidated financial statements.


                                          T R Financial Corp. & Subsidiaries  27

                           Consolidated Statements of
                        Changes in Stockholders' Equity

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Accum-   Unallo-   Unearned     Common
                                                                                  ulated     cated     Common      Stock
                                                  Common                           Other    Common      Stock    held by
                                                   Stock   Additional            Compre-     Stock    held by     Bank's   Treasury
                                                (Par Value:  Paid-in  Retained   hensive   held by     Bank's      SERP,     Stock,
(in thousands, except share amounts)    Total      $.01)     Capital  Earnings    Income      ESOP       RRPs    at cost    at cost
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994           $177,767    $  227   $ 98,963  $115,912  $ (9,839)  $(7,956)   $(1,988)  $  (169)   $(17,383)

Comprehensive income:
  Net income                             20,925        --         --    20,925        --        --         --        --          --
  Other comprehensive income, net of tax
    Net unrealized appreciation on
      certain securities, net of
      reclassification adjustment(1)     14,069        --         --        --    14,069        --         --        --          --
                                       --------
Comprehensive income                     34,994         --         --        --        --        --         --        --          --
                                       --------
Cash dividends declared on common stock
  ($0.185 per share)                     (3,315)       --         --    (3,315)       --        --         --        --          --
Reissuances of treasury stock             1,002        --         --      (411)       --        --         --        --       1,413
Benefit plan adjustments, net of tax      4,079        --      1,805        --        --     1,193      1,081        --          --
Common stock acquired at cost           (14,843)       --        182        --        --        --         --      (182)    (14,843)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995            199,684       227    100,950   133,111     4,230    (6,763)      (907)     (351)    (30,813)

Comprehensive income:
  Net income                             30,515        --         --    30,515        --        --         --        --          --
  Other comprehensive income, net of tax
    Net unrealized depreciation on
    certain securities, net of
      reclassification adjustment(1)     (5,731)       --         --        --    (5,731)       --         --        --          --
                                       --------
Comprehensive income                     24,784        --         --        --        --        --         --        --          --
                                       --------
Cash dividends declared on common stock
  ($0.34 per share)                      (5,580)       --         --    (5,580)       --        --         --        --          --
Reissuances of treasury stock               795        --         --      (330)       --        --         --        --       1,125
Benefit plan adjustments, net of tax      5,234        --      3,560        --        --    1,113         561        --          --
Common stock acquired at cost           (20,879)       --       370         --        --        --         --      (370)    (20,879)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996            204,038       227    104,880   157,716    (1,501)   (5,650)      (346)     (721)    (50,567)

Comprehensive income:
  Net income                             34,728        --         --    34,728        --        --         --        --          --
  Other comprehensive income, net of tax
    Net unrealized appreciation on
    certain securities, net of
      reclassification adjustment(1)      6,558        --         --        --     6,558        --         --        --          --
                                       --------
Comprehensive income                     41,286        --         --        --        --        --         --        --          --
                                       --------
Cash dividends declared on common stock
  ($0.55 per share)                      (8,980)       --         --    (8,980)       --        --         --        --          --
Reissuances of treasury stock               934        --         --      (399)       --        --         --        --       1,333
Benefit plan adjustments, net of tax      6,727        --      5,578        --        --    1,046         103        --          --
Sale of shares held in RRP trust to
  treasury stock                            140        --         --        --        --        --        140        --          --
Common stock acquired at cost            (3,174)       --        504        --        --        --         --      (504)     (3,174)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997           $240,971     $ 227   $110,962  $183,065   $ 5,057   $(4,604)   $  (103)  $(1,225)   $(52,408)
====================================================================================================================================
(1) Disclosure of reclassification amount for the years ended:        1997      1996      1995
                                                                   -------   -------   -------
   Net unrealized appreciation arising during period               $12,103   $ 1,738  $19,345
   Less: reclassification adjustment for net gains included
     in net income                                                  (5,545)   (7,469)  (5,276)
                                                                   --------------------------
   Net unrealized appreciation (depreciation) on
     certain securities                                            $ 6,558   $(5,731)  $14,069
                                                                   ===========================

See accompanying notes to consolidated financial statements.


28  T R Financial Corp. & Subsidiaries

                     Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               For the Year Ended December 31,
                                                                                        --------------------------------------------
(in thousands)                                                                               1997             1996             1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                              $  34,728        $  30,515        $  20,925
Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for possible loan losses                                                        800            1,400            3,050
    Provision for possible other real estate owned losses                                       4              195              432
    Depreciation of banking house and equipment                                             2,081            1,751            1,432
    Gain on calls of securities                                                                (1)             (38)              (4)
    Net gain on sales of securities available for sale                                     (5,545)          (7,469)          (5,276)
    Gain on sales of whole loans                                                             (158)              (2)            (155)
    Net gain on sale of other real estate owned                                              (387)            (424)            (724)
    Amortization of net deferred loan origination costs                                       829              291              600
    Amortization of premiums in excess of (less than)
      accretion of discounts                                                                2,217            1,133              (12)
    Income taxes deferred and tax benefits attributable
      to stock plans                                                                          584            3,501            1,801
    Amortization relating to allocation and earned portions
      of stock plans                                                                        5,783            3,979            3,675
Increase/decrease in:
  Accrued interest receivable                                                              (2,821)          (1,294)          (1,978)
  Accounts payable and accrued expenses                                                     8,336           (1,797)            (257)
  Official checks outstanding                                                               3,738             (851)           2,396
  Other assets                                                                              4,388             (916)          (5,061)
  Accrued taxes payable                                                                    15,620           (3,095)           1,089
  Other liabilities                                                                        (2,980)           5,216            4,519
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                              67,216           32,095           26,452
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for the purchase of:
  Securities held to maturity and FHLB Capital Stock                                     (389,277)        (335,655)        (419,609)
  Securities available for sale                                                          (278,012)        (366,166)        (339,754)
  Banking house and equipment                                                              (2,403)          (3,194)          (2,596)
Proceeds from:
  Redemption of FHLB Capital Stock and calls of securities                                 27,315           29,541           16,600
  Sales of securities available for sale                                                  217,125          387,273          360,678
  Repayments on securities                                                                192,544          217,199          279,891
  Sales of whole loans                                                                     10,002              550           19,978
  Principal collected on real estate loans                                                215,054          155,012          103,273
  Sales of other real estate owned                                                          4,093            9,876           18,321
  Principal collected on other loans                                                       47,951           22,499           17,071
Real estate loans originated and purchased                                               (574,328)        (412,882)        (352,526)
Other loans originated and purchased                                                      (47,803)         (64,737)         (40,247)
------------------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                                  (577,739)        (360,684)        (338,920)
------------------------------------------------------------------------------------------------------------------------------------

(continued)


                                          T R Financial Corp. & Subsidiaries  29

                     Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
(continued)
                                                                                               For the Year Ended December 31,
                                                                                        --------------------------------------------
(in thousands)                                                                               1997             1996             1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Interest credited to deposits                                                           $  86,779        $  81,605        $  69,528
Net (withdrawals from) deposits to savings accounts, certificates
  of deposit accounts, money market accounts and checking accounts                       (227,939)         223,567          272,454
Net proceeds from exercise of stock options                                                   934              795            1,002
Net deposits to (withdrawals from) escrow accounts                                          2,199            2,733             (335)
Net proceeds from (repayments of) short-term borrowed funds                                29,315           63,685          (38,500)
Repayments of long-term borrowed funds                                                   (129,050)         (77,113)         (50,250)
Proceeds from long-term borrowed funds                                                    760,478           56,700           58,113
Purchase of treasury stock                                                                 (3,034)         (20,879)         (14,843)
Cash dividends paid                                                                        (8,980)          (5,580)          (3,315)
------------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                               510,702          325,513          293,854
------------------------------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash equivalents                                        179           (3,076)         (18,614)
Cash and cash equivalents at beginning of year                                             18,128           21,204           39,818
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                $  18,307        $  18,128        $  21,204
====================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
Cash paid for:
  Income taxes                                                                          $   4,202        $  24,468        $  13,930
  Interest on deposits and borrowed funds                                               $  70,626        $  55,565        $  54,778
====================================================================================================================================
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES
Additions to other real estate owned, net                                               $   1,486        $   6,364        $  18,041
March 31, 1995 transfer of securities from available for sale to
  held to maturity, at estimated fair value                                                    --               --        $  97,948
December 15, 1995 transfer of securities from held to maturity to
  available for sale, at amortized cost                                                        --               --        $ 282,762
Securitization of real estate loans into available for sale
  mortgage-backed securities                                                                   --               --        $   5,903
====================================================================================================================================

See accompanying notes to consolidated financial statements.


30  T R Financial Corp. & Subsidiaries

                   Notes to Consolidated Financial Statements
                        December 31, 1997, 1996 and 1995

NOTE 1

Summary of Significant Accounting Policies and Related Matters

T R Financial Corp. ("T R Financial" or the "Parent") is organized under Delaware law and is the bank holding company for Roosevelt Savings Bank ("Roosevelt Savings") and its wholly-owned subsidiaries (collectively the "Bank"). T R Financial's business consists primarily of the business of the Bank.

      The Bank is a New York State chartered stock savings bank and is subject to comprehensive regulation, examination and supervision by the New York State Banking Department ("NYSBD") and the Federal Deposit Insurance Corporation ("FDIC"). T R Financial is subject to comprehensive regulation, examination and supervision by the Board of Governors of the Federal Reserve System.

      The Bank's primary business activities include deposit gathering from the general public, the origination and purchase of residential real estate loans and, to a lesser extent, the origination of commercial real estate and consumer loans. The Bank also supplements these activities with investments in debt and equity securities, including mortgage-backed securities, and with borrowings, including securities sold under agreements to repurchase. All of the Bank's operations are domestic and are conducted principally within the New York metropolitan region. In addition, a substantial portion of the Bank's loans are secured primarily by properties located in the New York metropolitan area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in that area.

(a) Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of T R Financial and the Bank (collectively the "Company"). The largest wholly-owned subsidiary of Roosevelt Savings, Roosevelt Asset Funding Corp. ("RAFC"), is a real estate investment trust which was incorporated in the State of Delaware on April 28, 1997 for the purpose of the investment and reinvestment of its assets in real property, interests in real property, mortgage loans secured by real property, interests in mortgage loans secured by real property, leasehold interests in real property and mortgage-backed securities, including collateralized mortgage obligations. All significant intercompany transactions and balances have been eliminated in consolidation.

      The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the respective periods. Actual results could differ from those estimates.

      Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for possible loan losses. In connection with the determination of the adequacy of the allowance for possible loan losses, management makes periodic provisions for possible loan losses based upon its evaluation of the Bank's loan portfolio. Management believes that the amounts of allowance for possible loan losses as presented in these consolidated financial statements are adequate. While management utilizes available information to recognize losses on loans, future additions to the allowance may be necessary based on unanticipated changes in economic conditions, particularly in the New York metropolitan area. In addition, the NYSBD and the FDIC, as integral parts of their examination processes, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

      On April 15, 1997, the Board of Directors announced a stock split in the form of a 100% stock dividend to stockholders of record at the close of business on May 1, 1997. As a result, all share and per share amounts contained in these consolidated financial statements have been restated to give effect to the 100% stock dividend. The new shares were distributed on May 14, 1997.


                                          T R Financial Corp. & Subsidiaries  31

(b) Comprehensive Income

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" which established standards for the reporting and display of comprehensive income and its components in a full set of comparative general-purpose financial statements. The statement became effective for the Company as of December 31, 1997. Comprehensive income is defined in this statement as net income plus other comprehensive income, which, under existing accounting standards includes foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. Comprehensive income is reported by the Company in the consolidated statements of changes in stockholders' equity.

(c) Disclosures about Fair Value of Financial Instruments

SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," requires disclosures about derivative financial instruments such as futures, forward, interest rate swap or option contracts, and other financial instruments with similar characteristics. The Company has not utilized derivative financial instruments falling under the scope of SFAS No. 119.

(d) Cash Flows

For the purpose of reporting cash flows, the Company considers all short-term investments with a maturity of three months or less from the date of purchase to be cash equivalents.

      The Bank securitized portfolio mortgage loans of $5,903,000 during 1995 into Federal National Mortgage Association ("FNMA") mortgage-backed securities. These transactions were not considered cash transactions and, accordingly, do not appear on the consolidated statements of cash flows. There were no such transactions during 1997 or 1996.

(e) Debt and Equity Securities

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

      The amortized cost of debt securities (unpaid principal in the case of mortgage-backed securities), is adjusted for amortization of premiums and accretion of discounts. Premiums and discounts on these securities are recognized in interest income using the level-yield method over the period to maturity, adjusted in the case of mortgage-backed securities for anticipated prepayments.

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

      Securities Held to Maturity - Securities classified as held to maturity are stated at amortized cost as the Company has the intent and ability to hold these securities until maturity. For securities transferred from available for sale to held to maturity, the estimated fair value of the securities on the date of transfer represents the new cost basis of the securities.

      Trading Account Securities - Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities and are carried at estimated fair value. Net unrealized gains and losses are included in non-interest income. Interest on trading account securities is included in interest income.

      Federal Home Loan Bank Stock - In connection with the Bank's borrowings from the Federal Home Loan Bank of New York ("FHLB"), the Bank is required to purchase shares of FHLB non-marketable capital stock at par. Such shares are redeemed by FHLB at par with reductions in the Bank's FHLB borrowing levels.


32  T R Financial Corp. & Subsidiaries

(f) Securities Sold Under Agreements to Repurchase

The Company enters into sales of securities under agreements to repurchase only with selected dealers and banks. Such agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the Company's consolidated statements of financial condition. The securities underlying the agreements remain in the Company's asset accounts and are delivered to the dealer with whom each transaction is executed. The dealers, who may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, agree to resell to the Company the same securities at the maturities of the agreements. The Company retains the right of substitution of collateral throughout the terms of the agreements.

(g) Loans Receivable

Loans receivable are held for investment and are carried at unpaid principal balances net of any deferred loan origination fees or costs and unearned income. Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." In accordance with the provisions of these statements, the Company measures and records all impaired loans, as defined in SFAS No. 114, based upon the fair value of the underlying collateral less estimated selling costs if liquidation of the collateral is expected to collect the loan. Restructured loans, as defined in SFAS No. 114, are measured and recorded at the present value of the expected future cash flows discounted at the loan's original effective interest rate. The adoption of SFAS Nos. 114 and 118 did not have a material effect on the Company's consolidated financial condition or results of operations.

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

(h) Other Real Estate Owned, net

Real estate acquired through foreclosure is reported at the lower of cost or estimated fair value at the time of foreclosure less estimated selling costs. Subsequent declines in estimated fair value, certain costs relating to holding properties, and gains or losses resulting from disposition of properties are recognized in the current period's operations.

(i) Banking House and Equipment, net

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

(j) Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return. Federal income tax expense or benefit is allocated among the consolidated group on the basis of their individual taxable income or loss. Provisions for income taxes are based


                                          T R Financial Corp. & Subsidiaries  33
upon results of operations reported for financial statement purposes. Deferred income taxes are provided for significant temporary differences.

   Under SFAS No. 109, "Accounting for Income Taxes," the Company utilizes an asset and liability approach for accounting for income taxes. Deferred tax assets and liabilities are measured based on enacted tax laws. Deferred tax assets are reduced by a valuation allowance, if necessary, for the amount of such benefits that are not expected to be realized based on available evidence.

(k) Stock-Based Compensation Plans

Compensation expense attributable to the Company's employee stock ownership plan is computed on the basis of Company common stock ("Common Stock") allocated to participant accounts multiplied by the average fair value of the allocated shares during the period. Only shares which have been allocated to participant accounts are considered outstanding for earnings per share computations.

      Concurrent with its initial public offering in June 1993, the Company granted stock options which are accounted for under the provisions of APB No.
25. In 1997, however, the Company made additional stock option grants which are covered by the provisions of SFAS No. 123, "Accounting for Stock-based Compensation." As permitted by SFAS No. 123, management has elected to continue accounting for its stock-based compensation plans under the intrinsic-value-based method which generally does not result in the recognition of compensation expense.

(l) Earnings Per Share

Earnings per share is computed in accordance with the provisions of SFAS No. 128, "Earnings per Share," which became effective for the Company as of December 31, 1997. As required by the statement, earnings per share for all prior periods presented have been restated. Basic earnings per share is computed by dividing income available to common stockholders (which for the Company equals its recorded net income) by the weighted average number of common shares outstanding during the period. For the years ended December 31, 1997, 1996 and 1995, the weighted average number of shares of Common Stock outstanding was 16,442,188, 16,574,990 and 18,017,118, respectively. Such shares outstanding exclude the weighted average number of unallocated shares of Common Stock held by the Company's employee stock ownership plan ("ESOP") which totaled 1,138,982, 1,378,852 and 1,638,634 for the years ended December 31, 1997, 1996 and 1995, respectively. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, were exercised, converted into common stock or otherwise resulted in the issuance of common stock. For the years ended December 31, 1997, 1996 and 1995, the average number of shares of diluted Common Stock outstanding was 17,734,627, 17,728,008 and 19,025,706, respectively, and includes 1,292,439,
1,153,018 and 1,008,588, respectively, of potentially dilutive stock options.

(m) Treasury Stock

Repurchases of Common Stock are accounted for under the cost method, whereby shares repurchased are recorded as treasury stock at cost.

NOTE 2

Cash and Cash Equivalents

Cash and cash equivalents at December 31, 1997 and 1996 are summarized as follows:

------------------------------------------------------------
  (in thousands)                            1997        1996
------------------------------------------------------------
  Cash and cash items                    $10,931     $12,189
  Due from banks                           7,376       5,939
------------------------------------------------------------
  Total                                  $18,307     $18,128
============================================================

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


34  T R Financial Corp. & Subsidiaries

   The following table sets forth certain information regarding the amortized cost, estimated fair value and gross unrealized gains and losses on debt and equity securities of the Company at December 31, 1997 and 1996:

------------------------------------------------------------------------------------------------------------------------------------
                                                   December 31, 1997                                 December 31, 1996
                                  Amortized    Estimated       Gross Unrealized     Amortized    Estimated         Gross Unrealized
(in thousands)                         Cost   Fair Value      Gains       Losses         Cost  Fair Value         Gains       Losses
------------------------------------------------------------------------------------------------------------------------------------
Available for Sale:
  Bonds and equities:
    United States Government
      obligations                $  200,348   $  201,964   $  1,743     $  (127)   $  214,989   $  214,585   $      448   $    (852)
    Federal agency obligations       75,057       74,841         41        (257)       98,057       97,074          138      (1,121)
    Industrial, financial
      corporation and other
      bonds                           2,032        2,065         33          --         4,059        4,126           67          --
    Common and
      preferred stocks               21,791       29,699      7,918         (10)       19,448       21,661        2,237         (24)
------------------------------------------------------------------------------------------------------------------------------------
    Total bonds and equities        299,228      308,569      9,735        (394)      336,553      337,446        2,890      (1,997)
------------------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities:
    FNMA, net(1)                      6,758        6,912        154          --        17,393       17,453          259        (199)
    GNMA, net                       155,103      156,683      1,609         (29)       60,259       60,552          422        (129)
    FHLMC, net(1)                     4,496        4,501          8          (3)       25,717       26,396          807        (128)
------------------------------------------------------------------------------------------------------------------------------------
    Total mortgage-backed
      securities                    166,357      168,096      1,771         (32)      103,369      104,401        1,488        (456)
------------------------------------------------------------------------------------------------------------------------------------
    Total available for sale     $  465,585   $  476,665   $ 11,506     $  (426)   $  439,922   $  441,847   $    4,378   $  (2,453)
====================================================================================================================================
Held to Maturity, net:
  Bonds:
    Federal agency obligations   $    6,000   $    5,997   $      2     $    (5)   $    6,000   $    5,926   $       --   $     (74)
    Public utility bonds                901          872         --         (29)        1,001          947           --         (54)
    Municipal bonds                   6,318        6,518        200          --         6,921        7,102          182          (1)
    Industrial and financial
     corporation bonds               28,873       28,796         73        (150)       39,710       39,690          169        (189)
------------------------------------------------------------------------------------------------------------------------------------
    Total bonds                      42,092       42,183        275        (184)       53,632       53,665          351        (318)
------------------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities:
    FNMA, net                        85,777       86,058        689        (408)       98,178       96,258          239      (2,159)
    GNMA, net                     1,002,553    1,025,316     23,088        (325)      755,479      764,530       13,296      (4,245)
    FHLMC, net(2)                    85,969       89,137      3,168          --        98,737      100,211        1,474          --
    CMO, net(2)                       2,909        3,041        132          --         2,906        3,038          132          --
------------------------------------------------------------------------------------------------------------------------------------
    Total mortgage-backed
      securities                  1,177,208    1,203,552     27,077        (733)      955,300      964,037       15,141      (6,404)
------------------------------------------------------------------------------------------------------------------------------------
    Total held to
      maturity, net              $1,219,300   $1,245,735   $ 27,352     $  (917)   $1,008,932   $1,017,702   $   15,492   $  (6,722)
====================================================================================================================================

(1) At December 31, 1996, includes securities which were transferred on December 15, 1995 from held to maturity to available for sale after having been previously transferred on March 31, 1995 from available for sale to held to maturity. The securities were transferred on December 15, 1995 based upon a one-time reassessment by management of all security classifications as permitted by the FASB. As of December 31, 1996 the amortized cost of these securities was reduced by $1,666,000 of gross unrealized losses existing as of March 31, 1995, adjusted for subsequent accretion. During 1997, the remaining balance of these securities were sold.
(2) Includes securities which were transferred on March 31, 1995 from available for sale to held to maturity. The Company transferred these securities, which had a total amortized cost of $105,466,000 and unrealized loss of $7,518,000, because it had no further intention of possibly selling these securities. As of December 31, 1997 and 1996, the amortized cost of these securities was reduced by $2,209,000 and $2,940,000, respectively, of gross unrealized losses existing as of March 31, 1995, adjusted for subsequent accretion.


                                          T R Financial Corp. & Subsidiaries  35

      The following table sets forth the gross realized gains and losses on the sales and calls of securities for the years ended December 31:

--------------------------------------------------------------------------------
(in thousands)                                 1997          1996          1995
--------------------------------------------------------------------------------
Gross realized gains on:
  Sales of available for sale
    securities:
    Bonds and equities                      $ 6,193       $ 5,654       $ 4,599
    Mortgage-backed
      securities                                103         2,090         1,502
  Sales of trading account
    securities                                    7             4            29
  Calls of held to maturity
    securities                                    1            38             4
Gross realized losses on:
  Sales of available for sale
    securities:
  Bonds and equities                           (106)         (168)         (226)
  Mortgage-backed
    securities                                 (645)         (107)           --
  Nationar securities                            --            --          (599)
--------------------------------------------------------------------------------
Total                                       $ 5,553       $ 7,511       $ 5,309
================================================================================

At December 31, 1997, the maturities of debt securities available for sale and held to maturity, excluding mortgage-backed securities, are as follows:

--------------------------------------------------------------------------------
                                 Available for Sale         Held to Maturity
--------------------------------------------------------------------------------
                                             Estimated                 Estimated
                                Amortized         Fair    Amortized         Fair
(in thousands)                       Cost        Value         Cost        Value
--------------------------------------------------------------------------------
Within 1 year                    $ 18,944     $ 18,939     $ 25,898     $ 25,897
After 1 year
  through 5 years                 250,646      251,688       12,646       12,784
After 5 years
  through 10 years                  7,847        8,243        1,870        1,756
After 10 years                         --           --        1,678        1,746
--------------------------------------------------------------------------------
Total                            $277,437     $278,870     $ 42,092     $ 42,183
================================================================================

      At December 31, 1997 and 1996, the net unrealized appreciation (depreciation) relating to certain securities that has been included as a separate component of stockholders' equity amounted to a net unrealized gain of $5,057,000, and a net unrealized loss of $1,501,000, respectively. Such amounts are net of $3,814,000 and ($1,180,000), respectively, of related income tax expense (benefit). While the Company maintains a trading account, there were no open positions in this account at December 31, 1997 or 1996.

      The Company's available for sale and held to maturity securities portfolios may experience substantial volatility in estimated fair values. Increases in the estimated fair values of securities at December 31, 1997, as compared to the prior year, are attributable to appreciation in the Company's equities holdings and the effects that declining interest rates during 1997 had on the Company's portfolio of fixed rate debt securities.

      Included in securities held to maturity at December 31, 1997 and 1996 are callable stepup notes which represent general U.S. Government agency obligations which provide annual fixed rate step ups of interest and are callable at par after one year and in six month intervals thereafter. At December 31, 1997 and 1996, the amortized cost and estimated fair values of these notes aggregated $6,000,000 and $5,997,000, respectively, in 1997 and $6,000,000 and $5,926,000 respectively, in 1996. The notes held as of December 31, 1997 mature in 1999 and have a weighted average rate of 5.73%.

      The Company loans U.S. Government obligations to specified brokerage houses. These loaned securities are collateralized with cash at 102% of their estimated fair value or with government securities. To protect the Company's investment, the agreements contain provisions to increase the collateral obtained, should the estimated fair value of the collateral received decline or the estimated fair value of the security loaned increase. Upon termination of the loan, the Company's securities are returned. Information regarding the estimated fair value and maximum amount of securities loaned is as follows:

--------------------------------------------------------------------------------
(in thousands)                                              1997            1996
--------------------------------------------------------------------------------
Estimated fair value of securities
  loaned at December 31                                 $ 69,249        $136,413
Maximum amount of securities
  loaned outstanding at any
  month-end during the year
  ended December 31                                     $133,593        $178,098
================================================================================

      Income on loaned securities of $93,000, $151,000 and $206,000 is included in the determination of net income in 1997, 1996 and 1995, respectively.


36  T R Financial Corp. & Subsidiaries

NOTE 4

Loans Receivable, net

Loans receivable, net as of December 31, 1997 and 1996 consist of the following:

--------------------------------------------------------------------------------
(in thousands)                                            1997             1996
--------------------------------------------------------------------------------
Mortgage loans on real estate, net
  One- to four-family                              $ 1,424,689      $ 1,156,944
  Co-op                                                255,583          200,462
  Commercial                                           216,663          208,689
  Multi-family                                          27,519           24,324
  Construction and land
    development                                         18,511           12,309
--------------------------------------------------------------------------------
  Total mortgage loans on real estate                1,942,965        1,602,728
--------------------------------------------------------------------------------
Deferred amounts:
  Deferred income                                           (9)             (21)
  Net deferred loan origination costs                   10,986            4,236
--------------------------------------------------------------------------------
Total mortgage loans on real estate,
  net of deferred amounts                            1,953,942        1,606,943
--------------------------------------------------------------------------------
Other loans, net
  Student loans                                          1,731            2,649
  Consumer loans                                        40,963           23,909
  Automobile leases                                     65,887           86,527
  Loans on savings accounts                              2,894            3,345
  Overdraft loans                                          775              696
  Property improvement loans                               183              153
  Business loans                                           338              222
--------------------------------------------------------------------------------
  Total other loans                                    112,771          117,501
--------------------------------------------------------------------------------
Deferred and discount amounts:
  Net deferred loan origination costs                      497               --
  Unearned discount                                     (4,314)          (8,262)
--------------------------------------------------------------------------------
Total other loans, net of deferred
  amounts                                              108,954          109,239
--------------------------------------------------------------------------------
Loans receivable,
  net of deferred amounts                            2,062,896        1,716,182
Less:
  Allowance for possible loan losses                   (14,917)         (14,370)
--------------------------------------------------------------------------------
Loans receivable, net                              $ 2,047,979      $ 1,701,812
================================================================================

      Mortgage loans on real estate include approximately $802,696,000 and $735,607,000 of adjustable rate mortgage loans at December 31, 1997 and 1996, respectively.

      The principal amount of non-accrual mortgage loans amounted to approximately $12,194,000 and $11,964,000 at December 31, 1997 and 1996,
respectively. The principal amount of non-accrual other loans at December 31, 1997 and 1996 was $256,000 and $156,000, respectively. The contractual amount of interest that would have been recorded on non-accrual loans during the years ended December 31, 1997, 1996 and 1995 if the loans had been current in accordance with their original terms was approximately $1,144,000, $1,181,000, and $1,132,000, respectively. The amount of income actually recorded on such loans was approximately $486,000, $584,000, and $88,000 in 1997, 1996 and 1995,
respectively.

      As of December 31, 1997 and 1996, the recorded amount of loans identified as impaired pursuant to SFAS No. 114 was $8,611,000 and $9,669,000, respectively. Where the Company expects to rely on the underlying collateral for collection of an impaired loan, the Company has written down the loan's recorded amount by any excess of the loan's recorded investment over the estimated fair value of the collateral less estimated selling costs. Therefore, the Company does not maintain a reserve for impaired loans. All loans identified as impaired loans at December 31, 1997 and 1996 are non-accrual loans. For the years ended December 31, 1997 and 1996, the average balance of impaired loans was $8,459,000 and $7,778,000, respectively.

      During 1997 and 1996, the Bank sold without recourse approximately $9,844,000 and $548,000, respectively, of mortgage loans and retained the rights to service these loans. Servicing fee income (net of the amortization of mortgage servicing rights) of $493,000, $556,000 and $595,000 is included in loan fees and other charges, net in the accompanying consolidated statements of income for 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996 the Bank serviced approximately $131,107,000 and $137,554,000, respectively, of mortgage loans which the Bank originated and which it now services for others.

      The Bank has sold loans with recourse obligations and has retained servicing on these loans which have outstanding principal balances of $8,554,000 at December 31, 1997. As of December 31, 1997, the maximum exposure under the Bank's recourse obligation is $3,133,000. Under the Bank's recourse agreements, the Bank is obligated to revert to the investor the amount of the contractual principal and interest due (less a servicing fee), regardless of whether these payments are actually received from the borrower and the Bank assumes within the maximum exposure limits the risk of loss associated with any resulting foreclosure actions. In connection with management's review of the adequacy of the allowance for possible loan losses, management does not believe that there is any material risk of loss associated with the Bank's recourse obligations.


                                          T R Financial Corp. & Subsidiaries  37

NOTE 5

Allowance for Possible Loan Losses

Activity in the allowance for possible loan losses is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------
(in thousands)                               1997           1996           1995
--------------------------------------------------------------------------------
Balance at beginning
  of year                                $ 14,370       $ 13,267       $ 12,045
Provisions charged to
  income                                      800          1,400          3,050
Charge-offs                                  (592)          (538)        (3,019)
Recoveries                                    339            241          1,191
--------------------------------------------------------------------------------
Balance at end of year                   $ 14,917       $ 14,370       $ 13,267
================================================================================

NOTE 6

Other Real Estate Owned, net

Other real estate owned, net as of December 31, 1997 and 1996 consists of the following:

--------------------------------------------------------------------------------
(in thousands)                                             1997             1996
--------------------------------------------------------------------------------
Property type:
Co-op                                                    $  118           $  643
One- to four-family                                          --              892
Commercial                                                  922               --
Land                                                         --            1,898
--------------------------------------------------------------------------------
  Subtotal                                                1,040            3,433
  Less valuation allowance                                   --              169
--------------------------------------------------------------------------------
Total                                                    $1,040           $3,264
================================================================================

NOTE 7

Banking House and Equipment, net

Banking house and equipment, at cost, net of accumulated depreciation and amortization at December 31, 1997 and 1996 is as follows:

--------------------------------------------------------------------------------
                                       Estimated
(in thousands)                       Useful Life           1997           1996
--------------------------------------------------------------------------------
Banking house                        40-60 years        $ 8,361        $ 7,393
Furniture and
  equipment                           5-10 years          4,333          4,839
Automobiles                              3 years             17             63
Leasehold
  improvements                     Term of lease            931          1,025
--------------------------------------------------------------------------------
Total                                                   $13,642        $13,320
================================================================================

      Depreciation and amortization of banking house and equipment, included in occupancy and equipment expense, was approximately $2,081,000, $1,751,000 and $1,432,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 8

Accrued Interest Receivable

Accrued interest receivable at December 31, 1997 and 1996 is as follows:

--------------------------------------------------------------------------------
(in thousands)                                              1997            1996
--------------------------------------------------------------------------------
Bonds                                                    $ 5,172         $ 5,720
Mortgage-backed securities                                 8,750           6,896
Mortgage loans on real estate                             10,070           8,604
Other loans                                                  346             297
--------------------------------------------------------------------------------
Total                                                    $24,338         $21,517
================================================================================

NOTE 9

Deposits

Deposit balances at December 31, 1997 and 1996 are summarized as follows:

------------------------------------------------------------------------------------------------------------------
                                               Weighted         Weighted
                                                Average          Average
                                          Interest Rate    Interest Rate
(dollars in thousands)                    Dec. 31, 1997    Dec. 31, 1996                1997                  1996
------------------------------------------------------------------------------------------------------------------
Savings accounts                                   2.76%            2.92%         $  600,910            $  581,074
Certificates of deposit                            5.67             5.72           1,441,716             1,614,802
Money market accounts                              2.21             2.21              80,890                77,229
------------------------------------------------------------------------------------------------------------------
Subtotal                                           4.71             4.88           2,123,516             2,273,105
Interest bearing demand deposits                   2.73             2.97              13,618                 8,292
Non-interest bearing demand deposits                 --               --              65,219                62,116
------------------------------------------------------------------------------------------------------------------
Total                                                                             $2,202,353            $2,343,513
==================================================================================================================


38  T R Financial Corp. & Subsidiaries

      At December 31, 1997 and 1996, scheduled maturities of certificates of deposit are as follows:

--------------------------------------------------------------------------------
(in thousands)                                           1997               1996
--------------------------------------------------------------------------------
Within 12 months                                   $1,095,173         $1,204,801
Beyond 12 months and within
  36 months                                           285,113            341,057
Beyond 36 months                                       61,430             68,944
--------------------------------------------------------------------------------
Total                                              $1,441,716         $1,614,802
================================================================================

      Certificates of deposit with balances of $100,000 or more at December 31, 1997 and 1996 are summarized as follows:

--------------------------------------------------------------------------------
(in thousands)                                          1997                1996
--------------------------------------------------------------------------------
Within 12 months                                    $110,727            $109,708
Beyond 12 months                                      43,188              50,311
--------------------------------------------------------------------------------
Total                                               $153,915            $160,019
================================================================================

      The Bank Insurance Fund of the FDIC insures deposits of account holders generally up to $100,000 per insured depositor. To provide for this insurance, the Bank must pay a risk-based annual assessment which considers the Bank's financial soundness and capitalization level. At December 31, 1997, the Bank, as a well capitalized institution, was assessed at the FDIC's lowest assessment level of $0.013 per $100 of insured deposits.

      Interest expense on deposit balances is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------
(in thousands)                                  1997          1996          1995
--------------------------------------------------------------------------------
Savings accounts                            $ 18,682      $ 15,571      $ 13,241
NOW accounts                                     296           724         1,891
Certificates of deposit and
  money market accounts                       92,064        85,966        74,896
--------------------------------------------------------------------------------
Total                                       $111,042      $102,261      $ 90,028
================================================================================

NOTE 10

Borrowed Funds

At December 31, 1997 and 1996, borrowed funds are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                               Weighted         Weighted
                                                                Average          Average
                                                          Interest Rate    Interest Rate
(dollars in thousands)                                    Dec. 31, 1997    Dec. 31, 1996                1997                  1996
------------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Due within one year                                              5.78%            5.54%         $   72,000            $   35,000
  Due between one and five years                                   5.70             5.80             735,000                20,000
------------------------------------------------------------------------------------------------------------------------------------
Total securities sold under agreements to repurchase               5.71             5.63             807,000                55,000
------------------------------------------------------------------------------------------------------------------------------------
FHLB advances/overnight borrowings:
  Due within one year                                              5.95             6.05             194,450               171,735
  Due between one and five years                                   5.89             5.81             264,350               385,150
  Due after five years                                             5.80             6.01              32,778                25,950
------------------------------------------------------------------------------------------------------------------------------------
Total FHLB borrowings                                              5.91             5.89             491,578               582,835
------------------------------------------------------------------------------------------------------------------------------------
Total                                                              5.78%            5.86%         $1,298,578            $  637,835
====================================================================================================================================

      All securities sold under agreements to repurchase outstanding as of December 31, 1997 and 1996, had original contractual maturities in excess of 90 days. The following is a summary of information relating to these agreements (there were no such agreements during 1995):

------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                                       1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Book value of collateral (including accrued interest):
  Available for sale:
    U.S. Treasury Notes                                                                                  $ 95,971          $ 57,321
    Mortgage-backed securities                                                                             25,284                --
  Held to maturity:
    Mortgage-backed securities                                                                            735,590                --
------------------------------------------------------------------------------------------------------------------------------------
Estimated fair value of collateral:
  Available for sale:
    U.S. Treasury Notes                                                                                    94,956            56,141
    Mortgage-backed securities                                                                             26,231                --
  Held to maturity:
    Mortgage-backed securities                                                                            742,308                --
------------------------------------------------------------------------------------------------------------------------------------
Average balance of outstanding agreements during the year                                                 401,572             7,392
------------------------------------------------------------------------------------------------------------------------------------
Maximum balance of outstanding agreements at a month end during the year                                  807,000            55,000
------------------------------------------------------------------------------------------------------------------------------------
Average interest rate during the year                                                                        5.90%             5.56%
====================================================================================================================================


                                          T R Financial Corp. & Subsidiaries  39

      At December 31, 1997, outstanding agreements to repurchase had maturities based on contractual and first call dates in the following years:

--------------------------------------------------------------------------------
                                          Contractual                First
(in thousands)                               Maturity             Call Date (1)
--------------------------------------------------------------------------------
1998                                         $ 72,000              $397,000
1999                                           15,000               365,000
2000                                          250,000                45,000
2002                                          470,000                    --
--------------------------------------------------------------------------------
                                             $807,000              $807,000
================================================================================

(1) After the first call date such agreements generally remain callable by the lender at quarterly intervals until their final contractual maturity. $87,000,000 of these agreements have no callable provisions.

FHLB advances and FHLB overnight line of credit borrowings are secured under an assignment arrangement of eligible collateral, primarily mortgage loans, in an amount equal to 110% of outstanding advances.

      The Bank maintains a $100,000,000 overnight line of credit with the FHLB. Included in FHLB borrowings at December 31, 1997 and 1996 are $55,000,000 and $47,000,000, respectively, of borrowings drawn under this line at an interest rate of 6.625% at December 31, 1997 and 7.125% at December 31, 1996. In addition, the Bank may access funds through a $100,000,000 one month facility from the FHLB. Included in FHLB advances, due after five years, is a $25,000,000 advance which has a fixed rate of interest for five years and which rate may become convertible by the FHLB in 2002, and quarterly thereafter.

NOTE 11

Income Taxes

The income tax provision for the years ended December 31, 1997, 1996 and 1995 was higher than the statutory United States federal income tax rate. The reasons for the differences are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                   1997                       1996                      1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                          % of                       % of                      % of
                                                                       pre-tax                    pre-tax                   pre-tax
(dollars in thousands)                                     Amount     earnings        Amount     earnings        Amount    earnings
------------------------------------------------------------------------------------------------------------------------------------
Tax expense at statutory rate                            $ 20,289         35.0%     $ 18,442         35.0%     $ 13,207        35.0%
State and local taxes, net of federal
  income tax benefit                                        1,631          2.8         3,084          5.9         2,557         6.8
ESOP expense                                                1,577          2.7           794          1.5           481         1.3
Tax exempt income                                            (126)        (0.2)         (146)        (0.3)         (160)       (0.4)
Dividends received deduction                                 (186)        (0.3)         (132)        (0.3)         (117)       (0.3)
Other, net                                                     55          0.1           133          0.3           842         2.2
------------------------------------------------------------------------------------------------------------------------------------
Total                                                    $ 23,240         40.1%     $ 22,175         42.1%     $ 16,810        44.6%
====================================================================================================================================

      Total income tax expense for the years ended December 31, 1997, 1996 and 1995, are allocated as follows:

--------------------------------------------------------------------------------
(in thousands)                               1997           1996           1995
--------------------------------------------------------------------------------
Provision for income tax
  expense                                $ 23,240       $ 22,175       $ 16,810
Income tax expense
  (benefit) attributable
  to net unrealized
  appreciation or
  depreciation in
  certain securities                        4,994         (4,504)        11,214
Tax benefit attributable
  to stock-based
  compensation plans                         (944)        (1,255)          (404)
--------------------------------------------------------------------------------
Total                                    $ 27,290       $ 16,416       $ 27,620
================================================================================

      For the years ended December 31, 1997, 1996 and 1995, provisions for income tax expense, included in the consolidated statements of income, are comprised of the following amounts:

--------------------------------------------------------------------------------
(in thousands)                                 1997           1996          1995
--------------------------------------------------------------------------------
Current:
  Federal                                  $ 20,986       $ 15,114      $ 11,903
  State and local                             2,614          4,815         3,510
--------------------------------------------------------------------------------
Total current                                23,600         19,929        15,413
--------------------------------------------------------------------------------
Deferred:
  Federal                                      (268)         1,582           973
  State and local                               (92)           664           424
--------------------------------------------------------------------------------
Total deferred                                 (360)         2,246         1,397
--------------------------------------------------------------------------------
Provision for income taxes                 $ 23,240       $ 22,175      $ 16,810
================================================================================

      Prior to enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") in August 1996, thrift institutions such as the Bank, which met certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions could, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, was, prior to January 1, 1996, computed using an amount based on the Bank's actual loss experience (the "Experience Method"), or a percent-


40  T R Financial Corp. & Subsidiaries
age equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Similar deductions for additions to the Bank's bad debt reserve were permitted under the New York State Bank Franchise Tax and the New York City Banking Corporation Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI method was 32% rather than 8%.

      Under the 1996 Act, the Bank, as a "large bank" (one with assets having an adjusted basis of more than $500 million), is no longer permitted to make additions to its tax bad debt reserve, is permitted to deduct bad debts only as they occur and is required to recapture (that is, take into taxable income) over a multi-year period, beginning with the Bank's taxable year beginning on January 1, 1996, the excess of the balance of its bad debt reserves (other than the supplemental reserve) as of December 31, 1995 over the balance of such reserves as of December 31, 1987, or over a lesser period if the Bank's loan portfolio has decreased since December 31, 1987. However, such recapture requirements are suspended for each of the two successive taxable years beginning January 1, 1996 in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Bank during its six taxable years preceding January 1, 1996. At December 31, 1995 the balance of the Bank's federal bad debt reserves were $9,367,000 which exceeded the balance of such amount at December 31, 1987 by $1,831,000. Since the Bank has already provided a deferred income tax liability of this amount for financial reporting purposes, there will be no adverse impact to the Bank's financial condition or results of operations from the enactment of this legislation. The New York State tax law was amended during 1996 to prevent a similar recapture of the Bank's bad debt reserve, and to permit continued future use of the bad debt reserve methods, for purposes of determining the Bank's New York State tax liability. Similar amendments to the New York City tax law were made in March 1997. The Company reduced its provision for income taxes for the year ended December 31, 1997 and 1996 by $275,000 and $1,065,000, respectively, principally as a result of these state and city bad debt tax legislation changes.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below.

--------------------------------------------------------------------------------
(in thousands)                                                1997          1996
--------------------------------------------------------------------------------
Deferred tax assets:
  Provision for possible loan losses                       $ 5,679       $ 4,656
  Mark to market adjustments on held
    for sale securities                                      3,438           438
  Net unrealized depreciation in
    certain securities                                          --         1,180
  Postretirement benefits                                    3,818         3,732
  Premium amortization                                         801           599
  Other expenses not currently deductible                    1,390           377
  Other                                                        600         1,230
--------------------------------------------------------------------------------
Total gross deferred tax assets                             15,726        12,212
  Less valuation allowance                                   1,600         1,600
--------------------------------------------------------------------------------
Deferred tax assets                                         14,126        10,612
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Net deferred origination costs                             6,005         2,464
  Accrued pension expense                                      760           831
  Net unrealized appreciation in certain
    securities                                               3,814            --
  Recapture of tax bad debt reserve                            795            --
  Other                                                        718           649
--------------------------------------------------------------------------------
Deferred tax liabilities                                    12,092         3,944
--------------------------------------------------------------------------------
Net deferred tax assets                                    $ 2,034       $ 6,668
================================================================================

NOTE 12

Stockholders' Equity

Retained Earnings - Prior to T R Financial's initial public offering and as part of the subscription and community offerings, in order to grant priority to eligible depositors in accordance with applicable law and regulation, the Bank established a liquidation account at the time of conversion, in an amount equal to the Bank's capital at December 31, 1992. In the unlikely event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. The balance of the liquidation account was $11,339,000 at December 31, 1997.

      Dividend Restrictions - The ability of T R Financial to pay dividends depends upon, among other things, dividend payments by the Bank to T R Financial which is T R Financial's primary source of income. The Bank may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its net worth to be reduced below the amount required for the liquida-


                                          T R Financial Corp. & Subsidiaries  41
tion account or applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

      For the years ended December 31, 1997 and 1996, T R Financial paid $8,980,000 and $5,580,000 of dividends, respectively, exclusive of dividends paid on shares of unallocated Common Stock held by the Company's ESOP, representing $0.55 and $0.34 per share of Common Stock outstanding, respectively.

      Treasury Stock - During the years ended December 31, 1997, 1996 and 1995, T R Financial repurchased 183,000, 1,564,000 and 1,577,000 shares, respectively, of Common Stock at a total cost of $3,174,000, $20,879,000 and $14,843,000, respectively, in each year. These repurchases may be used to, among other things, satisfy obligations arising from T R Financial's stock option plans.

NOTE 13

Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements imposed and administered by the federal banking agencies. Failure to meet minimum capital requirements will result in certain mandatory, and possibly additional discretionary, actions by regulators that could have a direct material effect on the Company's and the Bank's operations. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which each is subject.

      At December 31, 1997, the Bank was a "well-capitalized" institution under applicable regulatory standards and was in compliance with all regulatory capital requirements. In addition, the Company's capital ratios exceed the minimum regulatory capital requirements imposed by the Federal Reserve Board, which are substantially similar to the requirements of the FDIC. The following table sets forth the Bank's and the Company's amounts and ratios for required and actual regulatory capital requirements at December 31, 1997 and 1996:

------------------------------------------------------------------------------------------------------------------------------------
                                                                    Bank                                    Company
------------------------------------------------------------------------------------------------------------------------------------
                                                   Total         Tier 1         Tier 1          Total         Tier 1         Tier 1
                                              Risk-Based     Risk-Based       Leverage     Risk-Based     Risk-Based       Leverage
  (dollars in thousands)                         Capital        Capital        Capital        Capital        Capital        Capital
------------------------------------------------------------------------------------------------------------------------------------
At December 31, 1997:
  Actual:
    Amount                                   $   239,755    $   224,838    $   224,838    $   250,826    $   235,909    $   235,909
    Ratio                                          17.80%         16.70%          5.98%         18.61%         17.50%          6.26%
    Minimum requirement for
      capital adequacy purposes:
      Amount                                 $   107,733    $    53,866    $   112,751    $   107,837    $    53,919    $   113,141
      Ratio                                         8.00%          4.00%          3.00%          8.00%          4.00%          3.00%
  To be "well-capitalized" under
    prompt corrective action provisions(1):
    Amount                                   $   134,666    $    80,800    $   187,918             --             --             --
    Ratio                                          10.00%          6.00%          5.00%            --             --             --
====================================================================================================================================
At December 31, 1996:
  Actual:
    Amount                                   $   207,334    $   192,964    $   192,964    $   219,909    $   205,539    $   205,539
    Ratio                                          16.86%         15.69%          6.07%         17.86%         16.69%          6.43%
  Minimum requirement for
    capital adequacy purposes:
    Amount                                   $    98,391    $    49,195    $    95,421    $    98,495    $    49,248    $    95,907
    Ratio                                           8.00%          4.00%          3.00%          8.00%          4.00%          3.00%
  To be "well-capitalized" under
    prompt corrective action provisions(1):
    Amount                                   $   122,989    $    73,793    $   159,036             --             --             --
    Ratio                                          10.00%          6.00%          5.00%            --             --             --
====================================================================================================================================

(1)   Such amounts are not applicable to the Company.


42  T R Financial Corp. & Subsidiaries

NOTE 14

Retirement Plans

Pension Plan - The Bank maintains a qualified noncontributory defined benefit pension plan (the "Plan") covering substantially all full-time employees that satisfy the eligibility requirements. The Plan is administered by a committee appointed by the Bank's Board of Directors. Contributions required to support the Plan are actuarially determined.

      The components of net pension expense as determined by the Plan's actuary at the most recent September 30 valuation dates are as follows:

--------------------------------------------------------------------------------
                                          Sept. 30,      Sept.30,     Sept. 30,
(in thousands)                                 1997          1996          1995
--------------------------------------------------------------------------------
Service cost-benefits earned
  during the period                         $   795       $   783       $   675
Interest cost on projected
  benefit obligation                          1,278         1,224         1,152
Amortization of
  unrecognized past
  service liability                             (13)          (13)          (13)
Amortization of
  unrecognized loss                              --            91           176
Return on plan assets                        (4,069)       (2,226)       (2,717)
Amortization of
  unrecognized
  transition asset                              (72)         (241)         (241)
Deferred investment gain                      2,428           771         1,521
--------------------------------------------------------------------------------
Net pension expense                         $   347       $   389       $   553
================================================================================

      A comparison of accumulated plan benefit obligation and plan net assets as of the most recent actuarial valuation dates is as follows:

--------------------------------------------------------------------------------
                                                     Sept. 30,        Sept. 30,
(in thousands)                                            1997            1996
--------------------------------------------------------------------------------
Actuarial present value of accumulated
  plan benefit obligation:
    Vested benefit obligation                         $ 16,016        $ 13,598
    Nonvested benefit obligation                           333             948
--------------------------------------------------------------------------------
                                                        16,349          14,546
Effect of projected future
  compensation levels                                    2,661           2,976
--------------------------------------------------------------------------------
Projected benefit obligation for
  service rendered to date                              19,010          17,522
Market value of plan net assets,
  consisting principally of mutual
  fund investments                                      22,047          18,763
--------------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation                                     3,037           1,241
Unrecognized transition asset being
  amortized over ten years                                  --             (72)
Unrecognized net (gain) loss from
  past experience different from that
  assumed and effects of changes
  in assumptions                                        (1,196)          1,032
Unrecognized past service cost                             (71)            (83)
--------------------------------------------------------------------------------
Prepaid pension expense included
  in other assets                                     $  1,770        $  2,118
================================================================================
Assumed rate of return on investments                     9.00%           9.00%
Assumptions used to develop the
  projected benefit obligation:
    Rate of increase in salary scale                      5.00%           5.50%
    Discount rate                                         7.25%           7.75%
================================================================================

      The projected benefit obligation represents the obligation to plan members for services already rendered increased for projected future compensation levels.

      Defined Contribution Plan - The Bank also maintains a qualified defined contribution and thrift savings plan under Section 401(k) of the Internal Revenue Code. All regular, full time employees are eligible for voluntary participation after one year of continuous service. The plan is effectuated through a trust established by the Bank. Under this plan, participants may contribute from 2% to 6% of their base pay and the Bank makes 50% matching discretionary contributions of up to 3% of the participant's base pay. The Bank made matching contributions of $343,000, $332,000 and $306,000, for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 15

Postretirement Health Care and Life Insurance Benefits

The Bank currently provides postretirement health and life insurance benefits to substantially all of its employees who were employed by the Bank prior to April 1, 1993. Retirees covered by this plan are eligible to receive medical coverage for themselves and their spouses and are eligible to receive life insurance.

      Retiree contributions cover approximately 25% of the required premiums. The current cash cost per year of the medical coverage provided is approximately $418,000. Employees who retired subsequent to January 1, 1979 and receive benefits under the Bank's pension plan are eligible to be covered under the Bank's Group Life Insurance Plan ("GLIP"). Retiree life insurance benefits are calculated based upon the employee's basic annual earnings immediately preceding the date of their retirement, subject to certain limitations included in the benefits formula, as described in the GLIP. The current cost per year of these benefits is approximately $42,000. The Bank may from time to time revise its policies with respect to postretirement health and life insurance benefits, including, among other things, provisions for eligibility and retiree contributions.


                                          T R Financial Corp. & Subsidiaries  43

      The unfunded status of the plan at December 31, 1997 and 1996 is as follows:

--------------------------------------------------------------------------------
(in thousands)                                              1997           1996
--------------------------------------------------------------------------------
Actuarial present value of accumulated
  postretirement benefit obligation                      $ 9,808        $ 8,552
Unrecognized net loss                                     (2,504)        (2,832)
Unrecognized prior service benefit                         1,360          2,804
--------------------------------------------------------------------------------
Accrued postretirement benefit cost
  recognized in other liabilities                        $ 8,664        $ 8,524
================================================================================

      Net periodic postretirement benefit cost included in salaries and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 1997, 1996 and 1995 is comprised of the following components:

--------------------------------------------------------------------------------
(in thousands)                                   1997         1996         1995
--------------------------------------------------------------------------------
Service cost-benefits earned
  during the year                               $ 194        $ 242        $ 233
Interest cost on accumulated
  postretirement
  benefit obligation                              570          593          536
Amortization of unrecognized
  net loss                                        115          241          121
Amortization of unrecognized
  prior service benefit                          (369)        (369)        (369)
--------------------------------------------------------------------------------
Net periodic postretirement
  benefit cost                                  $ 510        $ 707        $ 521
================================================================================

      For measurement purposes, a 9% annual rate of increase in the per capita cost of covered benefits ("health care cost trend rate") was assumed for 1997; with the rate assumed to gradually decrease to 5% by the year 2001 and remain at that level thereafter. This rate assumption has a significant effect on the estimate of the accumulated postretirement benefit obligation and aggregate service and interest cost components of net periodic postretirement benefit cost. A one percentage point increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation by 13.6% as of December 31, 1997 while the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1997 would increase 15.0%. The discount rate used in determining the accumulated postretirement benefit obligation was 7.0% and 7.5%, respectively, at December 31, 1997 and 1996.

NOTE 16

Stock Plans

Stock Option Plans - In connection with the Bank's conversion to the stock form of ownership and T R Financial's initial public offering on June 29, 1993, T R Financial adopted and its stockholders ratified two stock option plans: the T R Financial Corp. 1993 Incentive Stock Option Plan (the "ISO Plan") which reserved 1,376,550 shares of Common Stock for issuance and the T R Financial Corp. 1993 Stock Option Plan for Outside Directors (the "Directors' Plan") which reserved 808,448 shares of Common Stock for issuance. On April 21, 1997, stockholders approved at its Annual Meeting amendments to the ISO Plan which increased the shares reserved for issuance to 2,576,550.

      On June 29, 1993, T R Financial granted options at an exercise price of $4.50 per share (the initial public offering price of the Common Stock) covering 1,374,470 shares and 726,508 shares, pursuant to the ISO Plan and the Directors' Plan, respectively. During 1997, options covering 254,200 shares of Common Stock were granted pursuant to the ISO Plan at an average exercise price of $16.90 and options covering 21,600 shares of Common Stock were granted pursuant to the Directors' Plan at an exercise price of $17.25.

      Under the ISO Plan, all officers and employees of the Company are eligible to participate. The ISO Plan provides that the exercise price of options granted may not be less than the fair market value of the Common Stock on the date of grant and that options generally expire upon the earlier of ten years from the date of the grant or from three to twelve months following an optionee's termination of employment with the Company. Options granted under the plan may be incentive stock options or non-statutory stock options.

      While the options granted under the ISO Plan generally vest over a one to five year period, certain events such as death, disability, retirement of an optionee or change in control, result in immediate vesting. Under the Directors' Plan, outside directors of T R Financial are eligible to receive non-statutory options. The Directors' Plan provides that the exercise price of options granted be equal to the fair market value on the date of grant and that the options expire on the earlier of ten years from the date of the grant or one year following the date on which an


44  T R Financial Corp. & Subsidiaries
optionee ceases to be a Director. The following is a summary of transactions for the ISO Plan and Directors' Plan for the years ended December 31, 1997, 1996 and 1995. All transactions noted below in 1996 and 1995 related to options with exercise prices of $4.50 per share.

------------------------------------------------------------------------------------------------------------------------------------
                                                                            1997                          1996                 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Weighted
                                                                Number of             Average        Number of            Number of
                                                                  Options      Exercise Price          Options              Options
------------------------------------------------------------------------------------------------------------------------------------
ISO Plan:
Outstanding at beginning of year                                1,186,526           $    4.50        1,226,358            1,330,824
  Granted                                                         254,200               16.90               --                   --
  Exercised                                                      (147,763)               4.50          (34,470)             (99,876)
  Forfeited                                                        (1,892)               4.50           (5,362)              (4,590)
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                      1,291,071           $    6.94        1,186,526            1,226,358
====================================================================================================================================
Currently exercisable at December 31, 1997                      1,001,319           $    4.52
====================================================================================================================================
Directors' Plan:
Outstanding at beginning of year                                  450,144           $    4.50          592,600              715,108
  Granted                                                          21,600               17.25               --                   --
  Exercised                                                       (59,226)               4.50         (142,456)            (122,508)
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                        412,518           $    5.17          450,144              592,600
====================================================================================================================================
Currently exercisable at December 31, 1997                        390,918           $    4.50
====================================================================================================================================

   The following summarizes information about stock options outstanding at December 31, 1997:

------------------------------------------------------------------------------------------------------------------------------------
                                                                 Options Outstanding                    Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Weighted Average
                                                                  Weighted           Remaining                             Weighted
                                                Number             Average    Contractual Life           Number             Average
Exercise Price                             Outstanding      Exercise Price           (in years)     Exercisable      Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
      $ 4.50                                 1,427,789              $ 4.50                5.49        1,390,237              $ 4.50
       16.88                                   240,200               16.88                8.99            2,000               16.88
       17.25                                    35,600               17.25                9.30               --                  --
------------------------------------------------------------------------------------------------------------------------------------
$4.50 to $17.25                              1,703,589              $ 6.51                6.06        1,392,237              $ 4.52
====================================================================================================================================

      The options granted by the Company after 1995 are accounted for under the provisions of SFAS No. 123. As permitted by SFAS No. 123, management has elected to continue to account for its compensation arrangements with employees using the intrinsic-value-based method which generally does not result in the recognition of compensation expense. Had the Company elected the fair-value-based method, options granted in 1997 would have resulted in the recognition of compensation expense and the Company's 1997 net income and earnings per share amounts would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                                    1997
--------------------------------------------------------------------------------
(in thousands, except                        Basic Earnings    Diluted Earnings
per share amounts)             Net income         Per Share           Per Share
--------------------------------------------------------------------------------
As reported                       $34,728          $   2.11            $   1.96
Pro forma                          34,353              2.09                1.94
================================================================================

      The fair value of each option granted during 1997 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.90%, weighted average risk-free interest rate of 6.45%, expected volatility of 21.6% and a weighted-average expected term of
7.56 years. The effects of applying SFAS No. 123 on the pro forma net income may not be representative of the effects on pro forma net income in future years.


                                          T R Financial Corp. & Subsidiaries  45

      On January 22, 1998, the Company granted options pursuant to the ISO Plan covering 239,840 shares at an exercise price of $29.50 per share. Such options vest annually over a three year period.

      Employee Stock Ownership Plan and Trust - T R Financial maintains an ESOP for full time employees of the Company having at least one year of credited service. On June 29, 1993, the ESOP purchased 2,163,150 shares of Common Stock at $4.50 per share, representing $9,734,175, from T R Financial in its initial public offering. The shares are allocated to participants' accounts annually through December 31, 2003 on the basis of compensation as defined in the ESOP. Participants vest in the shares allocated to their respective accounts over a seven year period. Any forfeited shares are allocated to the then remaining participants in the same proportion as contributions. For the years ended December 31, 1997, 1996 and 1995, 232,412, 247,368 and 265,168 shares, respectively, were allocated to participants. As of December 31, 1997 and 1996, 1,023,094 and 1,255,506 shares remained unallocated, respectively. The trustee for the ESOP must vote all allocated shares held in the ESOP trust in accordance with the instructions of the participants. Unallocated shares held by the ESOP trust are voted by the trustee in a manner calculated to most accurately reflect the results of allocated ESOP shares voted, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

      The ESOP purchased shares of Common Stock using the proceeds from a $9,734,175 promissory note payable to T R Financial (the "Promissory Note"). The Promissory Note is collateralized by the unallocated shares of Common Stock held by the ESOP and provides for forty equal quarterly principal installments plus interest at prime plus 1.50% (10.00% and 9.75% at December 31, 1997 and 1996, respectively) to be made to T R Financial commencing September 30, 1993. Under the terms of the ESOP, the Company makes contributions to the ESOP trust sufficient in amount to cover all payments of interest and principal as they become due. These contributions are reduced, however, by any investment earnings realized thereon and any dividends paid on unallocated shares of Common Stock held by the ESOP trust. As a result, contributions to the ESOP were reduced in 1997, 1996 and 1995 by $693,000, $513,000 and $328,000, respectively. The number of shares released annually is based upon the ratio of the current year's principal and interest to the current and all projected future years' principal and interest. The ESOP also provides that the Company may make additional contributions at its sole discretion. For the years ended December 31, 1997, 1996 and 1995, the Company made contributions of $873,000, $1,144,000 and $1,460,000, respectively, which were used by the ESOP to repay principal of $973,000 in 1997, 1996 and 1995 and interest of $593,000, $684,000 and $815,000 in 1997, 1996 and 1995, respectively. The Company recognizes expense relating to the ESOP on the basis of the shares allocated to participant accounts multiplied by the average fair value of the Common Stock during the period. For the years ended December 31, 1997, 1996 and 1995, the average quoted price of the Common Stock was $24.25, $13.82 and $9.78 per share, respectively. Accordingly, salaries and employee benefits in the accompanying consolidated statements of income for the years ended December 31, 1997, 1996 and 1995 include $5,637,000, $3,418,000 and $2,593,000, respectively, of expense relating to the benefits provided under the ESOP. For the years ended December 31, 1997, 1996 and 1995, the average interest rate under the Promissory Note was 9.92%, 9.82% and 10.30%, respectively.

      Recognition and Retention Plans - The Bank maintained two recognition and retention plans: the Roosevelt Savings Bank Recognition and Retention Plan for Officers (the "Officers' RRP"), which authorized the granting of up to 568,100 shares of Common Stock and the Roosevelt Savings Bank Recognition and Retention Plan for Outside Directors (the "Directors' RRP"), which authorized the granting of up to 305,900 shares of Common Stock. The purpose of these plans, collectively the "RRPs," was to provide officers and outside directors of the Bank with a proprietary interest in the Company in a manner designed to encourage their retention with the Bank. On June 29, 1993, the Bank contributed $3,933,000 to the RRPs to enable the RRPs to purchase an aggregate of 874,000 shares of Common Stock at T R Financial's initial public offering price of $4.50 per share. This contribution represented deferred compensation which was initially recorded as a reduction of stockholders' equity and is ratably charged to expense over the vesting period of the actual stock awards. On June 29, 1993, 568,100 shares and 274,900 shares of Common Stock, respectively, were awarded under the Officers'


46  T R Financial Corp. & Subsidiaries

RRP and Directors' RRP. Of the total shares awarded, 663,830 shares and 179,170 shares, respectively, vest annually on the anniversary date of the grant over three years and five years, respectively. For the years ended December 31, 1997, 1996 and 1995, salaries and employee benefits in the accompanying consolidated statements of income include $103,000, $561,000 and $1,081,000, respectively, of expense relating to the awards under the RRPs. During 1997, 1996 and 1995, 29,002, 216,818 and 254,390 shares, respectively, were vested and distributed. No awarded shares were forfeited during 1997, 1996, or 1995. In 1997, the Company terminated the Directors' RRP and its related trust and repurchased, into treasury stock, the remaining 31,000 unallocated shares in the Directors' RRP trust.

      Supplemental Executive Retirement Plan and Trust - The Company maintains a non-qualified executive retirement plan, the Supplemental Executive Retirement Plan and Trust (the "SERP"), to compensate executives in the Company's benefit plans that are limited by sections 401, 402 and 415 of the Internal Revenue Code. At December 31, 1997 and 1996, the SERP maintains $1,873,000 and $1,343,000, respectively, of trust held assets. Trust held assets at December 31, 1997 and 1996 include $1,225,000 and $721,000, respectively, of Common Stock, at cost. This represents 106,103 shares and 78,192 shares of Common Stock at December 31, 1997 and 1996, respectively. The cost of such shares are reflected as contra-equity and additional paid-in-capital in the accompanying consolidated statements of financial condition. The remaining assets in the SERP at December 31, 1997 and 1996 of $648,000 and $622,000, respectively, are reflected as other assets and other liabilities in the accompanying consolidated statements of financial condition.

NOTE 17

Recent Accounting Pronouncements

In December 1996 FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." As amended, SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 except that its provisions with respect to securities lending, repurchase agreements and dollar-roll transactions are effective for transfers occurring after December 31, 1997. The adoption of the deferred provision of SFAS No. 125, as amended, is not expected to have a material effect on the Company's results of operations.

      The FASB also issued in June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" which established standards for the way public business enterprises, including the Company, are to report information about operating segments in annual reporting and selected information about operating segments in interim reporting. This statement also established standard for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for the Company for annual reporting periods beginning after December 15, 1997 and requires interim periods to be presented in the second year of application. SFAS No. 131 is limited to additional disclosure and, accordingly, the adoption of this statement will not have an impact on the Company's financial condition or results of operations.

NOTE 18

Disclosures About Fair Value of Financial Instruments

SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below.

Cash, Cash Equivalents and Securities

The carrying amounts for cash and cash equivalents approximate fair value as they mature in 90 days or less and do not present unanticipated credit concerns. The fair values of held to maturity securities and available for sale securities are estimated based on bid quotations received from securities dealers or from prices obtained from firms specializing in


                                          T R Financial Corp. & Subsidiaries  47
providing securities pricing services. The following table represents the amortized cost and estimated fair values of cash, cash equivalents, and securities at December 31, 1997 and 1996:

--------------------------------------------------------------------------------------------------------
                                                     1997                               1996
--------------------------------------------------------------------------------------------------------
                                         Amortized         Estimated         Amortized         Estimated
(in thousands)                                Cost        Fair Value              Cost        Fair Value
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents               $   18,307        $   18,307        $   18,128        $   18,128
Held to maturity securities, net         1,219,300         1,245,735         1,008,932         1,017,702
Available for sale securities              465,585           476,665           439,922           441,847
--------------------------------------------------------------------------------------------------------
Total                                   $1,703,192        $1,740,707        $1,466,982        $1,477,677
========================================================================================================

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

--------------------------------------------------------------------------------------
                             December 31, 1997                  December 31, 1996
--------------------------------------------------------------------------------------
                        Carrying         Estimated          Carrying         Estimated
(in thousands)            Amount        Fair Value            Amount        Fair Value
--------------------------------------------------------------------------------------
Mortgage loans        $1,953,942        $1,964,704        $1,606,943        $1,602,123
Other loans              108,954           108,776           109,239           108,851
--------------------------------------------------------------------------------------
Total                 $2,062,896        $2,073,480        $1,716,182        $1,710,974
======================================================================================

Deposit Liabilities

All interest-bearing deposits, except certificates of deposit, are subject to rate changes at any time, and therefore are considered to be carried at estimated fair value. The fair value of certificates of deposit at December 31, 1997 and 1996 was estimated by computing the present value of contractual future cash flows for each certificate. The present value rate utilized was the rate offered by the Bank at December 31, 1997 and 1996 on certificates with an initial maturity equal to the remaining term to maturity of the existing certificates. At December 31, 1997 the carrying amount and estimated fair value of the Company's certificates of deposit were $1,441,716,000 and $1,448,222,000, respectively. At December 31, 1996, the carrying amount and estimated fair value of the Company's certificates of deposit were $1,614,802,000 and $1,620,074,000, respectively.

Borrowed Funds

The fair value of borrowings was estimated at $1,297,989,000 and $631,899,000, respectively, at December 31, 1997 and 1996 representing the amount estimated to be required to extinguish the borrowings as of those dates. The estimated fair values of borrowings are valued using estimated discounted cash flow analyses based on the current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 1997 and 1996, the carrying amount of borrowed funds were $1,298,578,000 and $637,835,000, respectively.

Limitations

SFAS No. 107 requires disclosures of the estimated fair value of financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a


48  T R Financial Corp. & Subsidiaries
particular financial instrument nor the resultant tax ramifications or transaction costs. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

      The commitments existing at December 31, 1997 would be offered at substantially the same rates and under substantially the same terms that would be offered by the Bank at December 31, 1997 to the counterparties. Therefore, the carrying value of existing commitments is considered to be equivalent to the estimated fair value as of December 31, 1997.

NOTE 19

Commitments and Contingencies

Commitments

At December 31, 1997, commitments to originate mortgage loans at fixed rates were approximately $57,960,000 with stated rates ranging from 6.4% to 9.5% and commitments to originate adjustable rate mortgages were approximately $63,434,000 at stated rates ranging from 5.9% to 9.25%. In connection with certain of its loan products, the Company had, at December 31, 1997, $30,049,000 of outstanding commitments to fund unused lines of credit. In addition, at December 31, 1997, the Company had two commitments totaling $2,445,000 to participate in the funding of community development housing. The interest rate at which these commitments will be funded has not yet been determined. At December 31, 1997, the Company had commitments to purchase $119,000,000 par value of GNMA mortgage-backed securities. These securities were settled in January 1998.

      The Company also has lease commitments on banking house premises. Total rental expense relating to these commitments for the years ended December 31, 1997, 1996 and 1995 was approximately $437,000, $537,000 and $457,000, respectively.

      The aggregate minimum annual rental commitments at December 31, 1997 are as follows:

--------------------------------------------------------------------------------
Years ending December 31,                                         (in thousands)
--------------------------------------------------------------------------------
1998                                                                     $  407
1999                                                                        412
2000                                                                        366
2001                                                                        319
2002                                                                        166
Thereafter                                                                  221
--------------------------------------------------------------------------------
Total                                                                    $1,891
================================================================================

Nationar Contingency

On February 6, 1995, the Superintendent of Banks of the State of New York took possession of Nationar, a check-clearing and trust company, freezing all of Nationar's assets. The Company used Nationar for certain depository and collection services. As a result, the Company maintained deposit balances with Nationar and had certain stock investments and subordinated capital debentures in Nationar.

   For the year ending December 31, 1995, the consolidated statements of income included in net gain on securities activities, a loss of $599,000 relating to possible losses on the Company's Nationar investments and included in other operating expense $660,000 in possible losses relating to the ultimate recovery of frozen balances in Nationar. In 1996, the Company received three liquidating distributions totaling $3,572,000. These distributions covered 100% of the Company's deposit claim balances and 100% of the collateral portion of the Company's


                                          T R Financial Corp. & Subsidiaries  49
subordinated capital debenture claims. In December 1996, as a result of these distributions, the Company reversed $1,100,000 of its reserves and recognized this amount in other income in the consolidated statement of income. In 1997, the Company collected $195,000 against remaining claims. Because all claims had been either fully collected or charged-off, this distribution increased recorded income and future distributions, if any, which are not expected to be material, may also increase recorded income.

Other Contingencies

In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position of the Company will not be affected materially by the outcome of such legal proceedings.

NOTE 20

Parent Company Only Financial Information

T R Financial Corp. was formed on February 12, 1993 and operates a wholly-owned subsidiary, the Bank. The earnings of the Bank are recognized by T R Financial using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in T R Financial's investment in the Bank. The following are the condensed financial statements for T R Financial Corp. (Parent Company only) as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995.

                  Condensed Statements of Financial Condition

------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                               December 31, 1997     December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
Assets:
  Deposits with the Bank                                                                              $  2,094              $  3,825
  Deposits with other financial institutions                                                               449                    98
  Securities available for sale:
    U.S. Government obligations (amortized cost of $1,995 and $2,004, respectively)                      2,007                 2,002
    Mortgage-backed securities:
    FHLMC (amortized cost of $3,800 and $4,351, respectively)                                            3,797                 4,223
    GNMA (amortized cost of $2,211 and $1,547, respectively)                                             2,213                 1,472
------------------------------------------------------------------------------------------------------------------------------------
  Total securities available for sale                                                                    8,017                 7,697
------------------------------------------------------------------------------------------------------------------------------------
  Accrued interest receivable                                                                               50                    74
  Investment in the Bank                                                                               229,894               191,577
  Receivable from the Bank                                                                                 757                   814
  Other assets                                                                                              44                   182
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                          $241,305              $204,267
====================================================================================================================================
Liabilities and stockholders' equity:
  Accrued taxes payable                                                                               $     91              $     60
  Accrued expenses                                                                                         243                   169
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                          334                   229
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                                                   240,971               204,038
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                            $241,305              $204,267
====================================================================================================================================


50  T R Financial Corp. & Subsidiaries

                         Condensed Statements of Income

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                                      1997          1996          1995
------------------------------------------------------------------------------------------------------------------------------------
Income:
  Interest income                                                                                $ 1,276       $ 1,401       $ 2,018
  Dividend received from the Bank                                                                  9,000        22,000         5,250
  Other fee income                                                                                     3             1             4
  Gain on sale of securities                                                                          --            76            --
------------------------------------------------------------------------------------------------------------------------------------
    Total income                                                                                  10,279        23,478         7,272
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on borrowings                                                                              --            20            --
------------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                                            --            20            --
------------------------------------------------------------------------------------------------------------------------------------
General and administrative expense:
  Salaries and employee benefits                                                                      68            68            81
  Equipment expense                                                                                   16            15            15
  Other operating expense                                                                          1,046           947         1,160
------------------------------------------------------------------------------------------------------------------------------------
    Total general and administrative expense                                                       1,130         1,050         1,256
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed earnings of the Bank                        9,149        22,428         6,016
Provision for income taxes                                                                            63           186           342
------------------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings of the Bank                                         9,086        22,242         5,674
------------------------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of the Bank                                                      25,642         8,273        15,251
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                       $34,728       $30,515       $20,925
====================================================================================================================================

                       Condensed Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                                   1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income:                                                                                $ 34,728       $ 30,515       $ 20,925
    Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of the Bank                                              (25,642)        (8,273)       (15,251)
    Amortization of premiums in excess of accretion of discounts                                   30             19             78
    Gain on sales of securities                                                                    --            (76)            --
    Increase in liabilities                                                                       104             71            158
    Decrease (increase) in receivables and other assets                                            67            (25)           (13)
------------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                                 9,287         22,231          5,897
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of securities available for sale                                                   (2,997)        (5,004)       (20,165)
  Maturities of securities available for sale                                                   2,863          3,969         27,730
  Sale of securities available for sale                                                            --          6,146             --
  Net repayment of advances to the Bank                                                         1,102            847            970
------------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by investing activities                                                   968          5,958          8,535
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds from the exercise of stock options                                                 934            795          1,002
  Purchase of treasury stock                                                                   (3,589)       (20,879)       (14,843)
  Cash dividend paid                                                                           (8,980)        (5,580)        (3,315)
------------------------------------------------------------------------------------------------------------------------------------
      Net cash used by financing activities                                                   (11,635)       (25,664)       (17,156)
------------------------------------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                                           (1,380)         2,525         (2,724)
Cash and cash equivalents at beginning of period                                                3,923          1,398          4,122
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                   $  2,543       $  3,923       $  1,398
====================================================================================================================================


                                          T R Financial Corp. & Subsidiaries  51

NOTE 21

Selected Quarterly Financial Data (Unaudited)

The following table is a summary of operations by quarter for the years ended December 31, 1997 and 1996:

------------------------------------------------------------------------------------------------------------------------------------
                                                                              For the Quarter Ended
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)  12/31/97    9/30/97    6/30/97    3/31/97   12/31/96    9/30/96    6/30/96    3/31/96
------------------------------------------------------------------------------------------------------------------------------------
Interest income                            $67,779    $65,052    $63,124    $59,457    $57,031    $55,295    $53,920    $52,158
Interest expense                            43,539     42,163     40,622     37,442     36,209     35,033     33,348     32,580
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                         24,240     22,889     22,502     22,015     20,822     20,262     20,572     19,578
Provision for possible loan losses             125        125        200        350        200        200        500        500
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses                  24,115     22,764     22,302     21,665     20,622     20,062     20,072     19,078
Non-interest income (expense):
  Loan fees and other charges, net           1,347      1,622      1,592      1,450      1,640      1,405      1,544      1,447
  Net gain on securities activities          1,769      1,804      1,014        966        985      1,767      2,004      2,755
  Gain (loss) on sales of whole loans           --         --         27        131         (1)        --          2          1
  Other income                                 242        185        353        433      1,285        410        258        417
  Salaries and employee benefits            (7,382)    (7,581)    (6,921)    (6,766)    (6,660)    (6,397)    (6,178)    (6,326)
  Occupancy and
    equipment expense                       (1,267)    (1,354)    (1,239)    (1,365)    (1,288)    (1,235)    (1,196)    (1,297)
  Marketing expense                           (452)      (671)      (705)      (650)      (567)      (560)      (603)      (668)
  Other real estate owned expense              (61)       (50)       (56)       (77)      (109)      (181)      (292)      (369)
  FDIC assessment                              (77)       (76)       (77)       (74)        --         (1)        --         (1)
  Other operating expense                   (2,183)    (1,731)    (2,502)    (2,496)    (2,211)    (2,162)    (2,611)    (2,151)
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes    16,051     14,912     13,788     13,217     13,696     13,108     13,000     12,886
Provision for income taxes(1)                6,533      5,880      5,374      5,453      5,893      4,794      5,786      5,702
------------------------------------------------------------------------------------------------------------------------------------
Net income                                 $ 9,518    $ 9,032    $ 8,414    $ 7,764    $ 7,803    $ 8,314    $ 7,214    $ 7,184
====================================================================================================================================
Basic earnings per share                     $0.58      $0.55      $0.51      $0.47      $0.47      $0.50      $0.44      $0.43
Diluted earning per share                    $0.53      $0.51      $0.48      $0.44      $0.44      $0.47      $0.41      $0.40
====================================================================================================================================

(1) For the three months ended March 31, 1997 and September 30, 1996, the provision for income taxes was reduced by $275,000 and $1,065,000, respectively, as a result of a change in tax legislation relating to bad debts (Note 11).


52  T R Financial Corp. & Subsidiaries

                          Independent Auditors' Report

To the Board of Directors and Stockholders of T R Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of T R Financial Corp. and subsidiaries ("Company") as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Jericho, New York
January 22, 1998


                                          T R Financial Corp. & Subsidiaries  53

                             DIRECTORS AND OFFICERS


BOARD OF DIRECTORS

MAUREEN E. CLANCY
SECRETARY, TREASURER AND PARTNER,
Clancy & Clancy Brokerage Ltd.

ROBERT F. EISEN, SR.
RETIRED PRESIDENT,
Greenwood Mills, Inc.

MICHAEL P. GALGANO
RETIRED SENIOR VICE PRESIDENT,
Dorman & Wilson, Inc.

LEONARD GENOVESE
CHAIRMAN, PRESIDENT AND CEO,
Genovese Drug Stores, Inc.

EDWARD J. KOWATCH
RETIRED CHAIRMAN AND CEO,
Retirement System for Savings Instutions

ERNEST L. LOSER
RETIRED SENIOR VICE PRESIDENT,
The Chase Manhattan Bank, N.A.

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

JOHN M. TSIMBINOS
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

A. GORDON NUTT
PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER

DENNIS E. HENCHY
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

WILLIAM R. KUHN
EXECUTIVE VICE PRESIDENT AND CHIEF REAL ESTATE LENDING OFFICER

JOHN J. DERUSSO

SENIOR VICE PRESIDENT AND OFFICER FOR STRATEGIC
PLANNING/SPECIAL PROJECTS/TRAINING & DEVELOPMENT/ MIS

IRA H. KRAMER
SENIOR VICE PRESIDENT AND CORPORATE SECRETARY


SENIOR VICE PRESIDENTS

DAPHNE E. HESLOP, INTERNAL AUDIT
JOSEPH T. JAVITZ, MORTGAGE ORIGINATIONS/MORTGAGE SERVICING
ANTHONY P. MALLIA, RETAIL BANKING
 DIVISION/CUSTOMER SERVICE/SECURITY
WALTER G. MULLINS, MARKETING/
CENTRALIZED SERVICES
GERARD L. TREGLIA, SYSTEMS/LEGAL RESEARCH


VICE PRESIDENTS

THEODORE S. AYVAS, INVESTOR RELATIONS
PETER M. BOGER, COMMERCIAL REAL ESTATE
ELAINE E. CORDIELLO, HUMAN RESOURCES
JANETH DUQUE SACHS, COMPLIANCE
JOHN P. FORSBERG, COMMERCIAL REAL ESTATE
ALBERT F. INTREGLIA, SECURITIES & INVESTMENTS
EDWIN J. LAWRENCE, SECURITIES & INVESTMENTS
WILLIAM P. MACKEY, FINANCIAL BUDGETING & REPORTING
DANIEL E. MARTIN, CRA/COMMUNITY DEVELOPMENT
MARTIN W. MCALEER, JR., MIS
KENNETH D. MOLFETTA, INTERNAL AUDIT
ROSEMARY ROSER, ACCOUNTING
THOMAS SAVOCA, CONSUMER LENDING
CHRISTINE M. THIEL, MORTGAGE SERVICING


54 T R Financial Corp. & Subsidiaries

                             STOCKHOLDER INFORMATION


EXECUTIVE OFFICE

T R FINANCIAL CORP.
1122 Franklin Avenue
Garden City, New York 11530
(516) 742-9300

INVESTOR RELATIONS

Stockholders, investors and analysts
interested in additional information about
T R Financial Corp. are invited to contact:

THEODORE S. AYVAS
Vice President
Investor Relations
1122 Franklin Avenue
Garden City, New York 11530
(516) 739-4219

TRANSFER AGENT AND REGISTRAR

Stockholders are asked to contact the Bank's transfer agent, Chase Mellon Shareholder Services, L.L.C. for consolidation of accounts, changes of registration, address corrections or replacement of lost certificates.

CHASE MELLON SHAREHOLDER SERVICES, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660
1-800-851-9677

STOCK LISTING

T R Financial Corp., the holding company for Roosevelt
Savings Bank, is traded and quoted on the Nasdaq National
Market System under the symbol "Rose". Price information appears daily in the Wall Street Journal under "T R FinlCp" and in other newspapers as "T R Fin".

T R FINANCIAL CORP. ON THE INTERNET

T R Financial information can be accessed through our internet web site located at www.trfin.com. Access is provided to our most recent news and earnings releases, stock report, mid year reports, 10K and 10Q regulatory filings, investor research coverage, stock quotes, and 180 day market performance charts. The site also allows access into Roosevelt Savings Bank product offerings.

INDEPENDENT AUDITORS

KPMG PEAT MARWICK LLP
One Jericho Plaza
Jericho, New York 11753

ANNUAL MEETING

The 1998 Annual Meeting of Stockholders will be held on April 27, 1998 at 9:30 a.m. at the Westbury Manor, Jericho
Turnpike, Westbury, New York.

                                           55 T R Financial Corp. & Subsidiaries

                        ROOSEVELT SAVINGS BANK LOCATIONS


                     [Map of Bank Locations in Long Island]



ADMINISTRATIVE HEADQUARTERS                                 CUSTOMER SERVICE AND INFORMATION

1122 Franklin Avenue                                        (516) 877-1010 or
Garden City, New York 11530                                 (718) 347-1010

NASSAU COUNTY                  BROOKLYN                     QUEENS COUNTY               SUFFOLK COUNTY



GARDEN CITY                    GATES AVENUE                 UNION TURNPIKE              DEER PARK
1122 Franklin Ave.             Gates Avenue at Broadway     Springfield Blvd. at        Deer Park Avenue
                                                            Union Turnpike              at Bay Shore Road
108 Seventh St.
                                                                                        Deer Park Avenue at
                                                                                        Fairview Avenue

BELLMORE                       MARINE PARK                  BELLEROSE                   DIX HILLS
Sunrise Highway at Bellmore    Avenue U at Nostrand Avenue  247-53 Jamaica Ave.         699 Old Country Road
Avenue

MASSAPEQUA PARK                                             HOWARD BEACH
4848 Merrick Road                                           156-02 Cross Bay Boulevard

NEW HYDE PARK                                               DEEPDALE
Jericho Turnpike at South                                   Long Island Expressway at
12th Street                                                 254th Street

HEWLETT
1280 Broadway